Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

HRG GROUP, INC.

HRG SPV SUB I, INC.,

HRG SPV SUB II, LLC,

AND

SPECTRUM BRANDS HOLDINGS, INC.

DATED AS OF FEBRUARY 24, 2018

i

EXHIBIT A	Amended and Restated Halley Charter
EXHIBIT B	Amended and Restated Halley Bylaws
EXHIBIT C	Surviving Corporation Charter
EXHIBIT D	Surviving Corporation Bylaws
EXHIBIT E	Form of Post-Closing Registration Rights Agreement

INDEX OF DEFINED TERMS

Definition	Location

Accounting Referee	2.7(b)
Acquisition Proposal	5.3(f)
Action	3.8
Adjusted Saturn Shares Held by Halley	8.4(a)
Adjustment Measurement Date	2.7(a)
Adverse Recommendation Change	5.3(b)
Affiliate	8.4(b)
Aggregate Halley Vested Restricted Stock Shares	8.4(c)
Agreement	Preamble
Amended and Restated Halley Charter	1.1(a)
Book-Entry Shares	2.2(b)
Business Day	8.4(d)
Cancelled Share	2.1(c)
Certificate of First Merger	1.6(a)
Certificate of Second Merger	1.6(b)
Certificates	2.2(b)
Charter Amendment	Recitals
Charter Amendment Effective Time	1.5
Charter Saturn Stockholder Approval	8.4(e)
Closing	1.4
Closing Cash	8.4(f)
Closing Date	1.4
Closing Indebtedness	8.4(g)
Closing Net Indebtedness	8.4(h)
Closing Tax Opinions	5.13(b)
Code	Recitals
Confidentiality Agreement	5.5(a)
Contract	8.4(i), 3.4(a)
control	8.4(j)
DGCL	1.1(a)
Dispute Notice	2.7(b)
Disputed Items	2.7(b)
Effective Time	1.6(a)
ERISA	8.4(n)
Excess Shares	1.1(b)
Exchange Act	3.4(b)
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)
Existing Bishop Holders	1.1(b)
F	Recitals
First Merger	Recitals
Form S-4	8.4(k)
Governmental Entity	3.4(b)
Halley	Preamble
Halley Bylaws	4.1(b)
Halley Capitalization Certificate	2.8
Halley Charter	4.1(b)

v

INDEX OF DEFINED TERMS

Definition	Location

Halley Closing Certificate	2.7(a)
Halley Common Stock	Recitals
Halley D&O Indemnified Parties	5.10(b)
Halley D&O Insurance	5.10(d)
Halley Disclosure Letter	Article IV
Halley Equity Awards	2.4(c)
Halley Final Unpaid Transaction Expenses	8.4(l)
Halley Financial Advisor	4.16
Halley Material Adverse Effect	8.4(m)
Halley Measurement Date	4.2(a)
Halley Plans	8.4(n)
Halley Preferred Stock	Recitals
Halley Recommendation	5.4(c)
Halley Restricted Stock Award	2.4(b)
Halley SEC Documents	4.6(a)
Halley Share Adjustment	8.4(o)
Halley Share Consolidation Ratio	8.4(p)
Halley Stock Option	2.4(a)
Halley Stockholder Approval	8.4(q)
Halley Stockholders Meeting	8.4(r)
Halley Support Agreement	Recitals
Halley Supporting Stockholder	Recitals
Halley Vested Restricted Stock Award Shares	2.4(b)
Halley Warrant	2.4(a)
Indebtedness	8.4(s)
Independent Designee	1.3(a)
Independent Designee Requirements	8.4(t)
Intervening Event	5.3(c)
Joint Proxy Statement/Prospectus	8.4(u)
L	Recitals
Law	3.4(a)
Liens	4.3
LLC Act	1.2
Merger	Recitals, Recitals
Merger Consideration	2.1(b)
Merger Sub	Preamble
Merger Sub 1	Preamble
Merger Sub 2	Preamble
Merger Sub Stockholder Approval	8.4(v)
Multiemployer Plan(s)	8.4(n)
New Halley PSU Award	2.3(c)
New Halley Restricted Stock Award	2.3(a)
New Halley RSU Award	2.3(b)
Notice Period	36
NYSE	8.4(w)
Ordinary Course	8.4(x)
Outside Date	7.1(b)(i)
Person	8.4(y)

INDEX OF DEFINED TERMS

Definition	Location

Post-Closing Registration Rights Agreement	Recitals
Post-Closing Stockholders Agreement	Recitals
Pre-Closing Outstanding Halley Shares	8.4(z)
Representatives	5.3(a)
Reverse Split	Recitals
Reverse Split Time	1.1(b)
Saturn	Preamble
Saturn Bylaws	3.1(b)
Saturn Charter	3.1(b)
Saturn Common Stock	Recitals
Saturn D&O Indemnified Parties	5.10(a)
Saturn D&O Insurance	5.10(c)
Saturn Disclosure Letter	Article III
Saturn Equity Awards	2.3(d)
Saturn Fees	7.3
Saturn Material Adverse Effect	8.4(aa)
Saturn Measurement Date	3.2(a)
Saturn Plans	8.4(bb)
Saturn Preferred Stock	3.2(a)
Saturn PSU Award	2.3(c)
Saturn Recommendation	5.4(b)
Saturn Requisite Stockholder Approvals	8.4(cc)
Saturn Restricted Stock Award	2.3(a)
Saturn RSU Award	2.3(b)
Saturn SEC Documents	3.6(a)
Saturn Stockholder Approval	8.4(dd)
Saturn Stockholders Agreement	5.17(a)
Saturn Stockholders Meeting	8.4(ee)
Saturn Support Agreement	Recitals
Saturn VWAP	8.4(ff)
SEC	8.4(gg)
Second Merger	Recitals
Second Merger Effective Time	1.6(b)
Second Merger Opt-Out Condition	5.13(f)
Securities Act	3.4(b)
Share Issuance	8.4(hh)
Special Committee	Recitals
Special Committee Financial Advisor	3.12
Subsidiary	8.4(ii)
Superior Proposal	5.3(g)
Surviving Company	1.2
Surviving Corporation	1.2
Surviving Corporation Bylaws	1.8(b)
Surviving Corporation Charter	1.8(a)
Takeover Laws	3.11
Tax	8.4(jj)
Tax Counsel	8.4(kk)
Tax Return	8.4(ll)

INDEX OF DEFINED TERMS

Definition	Location

Taxes	8.4(jj)
Taxing Authority	8.4(mm)
Transfer Agent	1.1(b)
Unadjusted Saturn Shares Held by Halley	8.4(nn)
Unaffiliated Saturn Stockholder Approval	8.4(oo)
Unaffiliated Saturn Stockholders	8.4(pp)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (as hereinafter amended, modified or changed from time to time in accordance with the terms hereof, this “Agreement”), dated as of February 24, 2018 is by and among HRG Group, Inc., a Delaware corporation (“Halley”), HRG SPV Sub I, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Halley (“Merger Sub 1”), HRG SPV Sub II, LLC., a Delaware limited liability company and a direct wholly owned Subsidiary of Halley (“Merger Sub 2”, and together with Merger Sub 1, “Merger Sub”) and Spectrum Brands Holdings, Inc., a Delaware corporation (“Saturn”).

RECITALS

WHEREAS, the parties hereto wish to effect a business combination by means of (i) an amendment and restatement of the certificate of incorporation of Halley (the “Charter Amendment”) pursuant to which among other things, the corporate name of Halley will, at or as soon as practicable following the Effective Time, change to “Spectrum Brands Holdings, Inc.”, the share of preferred stock, par value $0.01 per share, of Halley (the “Halley Preferred Stock”) will automatically be cancelled without any action by the holder thereof and each issued and outstanding share of common stock, par value $0.01 per share, of Halley (the “Halley Common Stock”) will, by means of a reverse stock split (the “Reverse Split”), be combined into a fraction of a share of Halley Common Stock equal to the Halley Share Consolidation Ratio; (ii) immediately following the effectiveness of the Reverse Split, Merger Sub 1 will be merged with and into Saturn (the “First Merger” and, if the Second Merger Opt-Out Condition has occurred, the “Merger”) pursuant to which Saturn will survive as a wholly owned subsidiary of Halley and, except as set forth herein, each issued and outstanding share of common stock, par value $0.01 per share, of Saturn (the “Saturn Common Stock”) will be converted into the right to receive one share of Halley Common Stock, all on the terms and subject to the conditions set forth herein and therein; and (iii) immediately following the effectiveness of the First Merger, if the Second Merger Opt-Out Condition has not occurred, the surviving entity of the First Merger will merge with and into Merger Sub 2 (the “Second Merger” and, if the Second Merger Opt-Out Condition has not occurred, collectively with the First Merger, the “Merger” ) pursuant to which Merger Sub 2 will survive as a wholly owned subsidiary of Halley;

WHEREAS, as of the date of this Agreement, Halley and its Subsidiaries beneficially own, directly or indirectly, 34,339,752 shares of Saturn Common Stock;

WHEREAS, for U.S. federal income tax purposes, the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the “Code”), and this Agreement is intended to constitute, and is hereby adopted by Halley, Merger Sub and Saturn as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 368, 354 and 361 of the Code;

WHEREAS, the respective boards of directors of each of Halley, Merger Sub and Saturn, and in the case of Saturn acting upon the unanimous recommendation of a special committee of the Saturn board of directors consisting only of independent and disinterested directors of Saturn (the “Special Committee”), have approved this Agreement and the transactions contemplated hereby, determined that the Agreement, the Merger, the Charter Amendment, the Share Issuance and the other transactions contemplated hereby are advisable, fair to and in the best interests of the respective stockholders or members of Halley, Merger Sub and Saturn, as applicable, and resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement and approval of the Charter Amendment and Share Issuance by the respective stockholders or members of Halley, Merger Sub and Saturn, as applicable;

WHEREAS, Halley, Merger Sub and Saturn desire to make certain representations, warranties, covenants and agreements in connection with the Charter Amendment, the Merger and the other transactions contemplated hereby and also to prescribe certain conditions precedent to the Charter Amendment and the Merger as specified herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Saturn to enter into this Agreement, certain holders of shares of Halley Common Stock (each, a “Halley Supporting Stockholder”) are entering into voting and support agreements with Halley (each a “Halley Support Agreement”) pursuant to which, among other things, each of the Halley Supporting Stockholders is agreeing, subject to the terms of the applicable Halley Support Agreement, to vote all shares of Halley Common Stock owned by such Halley Supporting Stockholder in favor of the Charter Amendment (as the components thereof may be combined or separately required to be proposed or presented) and the Share Issuance;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Saturn to enter into this Agreement, Halley is entering into a voting and support agreement with Saturn (the “Saturn Support Agreement”) pursuant to which, among other things, Halley is agreeing, subject to the terms of the Saturn Support Agreement, to vote all shares of Saturn Common Stock owned by Halley in favor of the adoption of this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the parties to enter into this Agreement, Halley and Leucadia National Corporation (“L”) are executing a stockholders agreement (the “Post-Closing Stockholders Agreement”), to be effective as of the Closing, setting forth certain rights and obligations of Halley and L after the Closing; and

WHEREAS, at or prior to the Closing, and as a condition to the willingness of the parties to enter into this Agreement, Halley, L and CF Turul LLC (“F”) will execute a registration rights agreement substantially in the form attached hereto as Exhibit E (the “Post-Closing Registration Rights Agreement”), setting forth certain rights and obligations of Halley, L and F after the Closing.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Halley, Merger Sub and Saturn hereby agree as follows:

ARTICLE I

CLOSING TRANSACTIONS

Section 1.1 Charter Amendment.

(a) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (“DGCL”), at the Charter Amendment Effective Time, the certificate of incorporation of Halley shall be amended and restated to read in its entirety as set forth on Exhibit A (the “Amended and Restated Halley Charter”). The certificate of incorporation of Halley, as so amended and restated, shall be the certificate of incorporation of Halley from and after the Charter Amendment Effective Time until thereafter amended in accordance with its terms and the DGCL, subject to Section 5.10.

(b) Immediately after the Charter Amendment Effective Time (such time immediately after the Charter Amendment Effective Time, the “Reverse Split Time”), by virtue of the Charter Amendment and without any action on the part of Saturn, Halley, Merger Sub or the holders of any shares of capital stock of Saturn or Halley, the Reverse Split shall be effected as provided in the Amended and Restated Halley Charter whereby each share of Halley Common Stock then issued and outstanding (including the shares of Halley Common Stock issued in connection with the exercise of Halley Stock Options or Halley Warrants prior to the Reverse Split Time and Halley Vested Restricted Stock Award Shares) shall be combined into a fraction of a share of Halley Common Stock equal to the Halley Share Consolidation Ratio. In the event that, as a result of the Reverse Split, a stockholder of Halley would hold a fractional share of Halley Common Stock (after aggregating all fractional shares that would be held by such stockholder after giving effect to the Reverse Split), such stockholder’s fractional share shall be sold, and the proceeds therefrom remitted to such stockholder, as follows: As promptly as practicable following the Charter Amendment Effective Time, Halley’s existing transfer agent or another transfer agent designated by Halley (the “Transfer Agent”) shall determine the aggregate number of shares of Halley Common Stock stockholders of Halley comprising the fractional shares of Halley Common Stock to be sold pursuant to this sentence (such excess shares being herein referred to as the “Excess Shares”). As promptly as practicable following the Charter Amendment Effective Time, the Transfer Agent, as agent for such stockholders (the “Existing Halley Holders”), shall sell the Excess Shares at then-prevailing prices on the NYSE, all in the manner provided herein. The sale of the Excess Shares by the Transfer Agent shall be executed on the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to Existing Halley Holders, the Transfer Agent shall hold such proceeds in trust for such Existing Halley Holders. The net proceeds of any such sale or sales of Excess Shares shall be remitted to Existing Halley Holders, reduced by any and all commissions, transfer taxes and other out-of-pocket transaction costs, as well as any expenses, of the Transfer Agent incurred in connection with such sale or sales. The Transfer Agent shall determine the portion of such net proceeds to which each Existing Halley Holder shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such Existing Halley Holder is entitled (after taking into account all shares of Halley Common Stock held by such Existing Halley Holder immediately prior to the effectuation of the Reverse Split and rounded to the nearest thousandth when expressed in decimal form) and the denominator of which is the aggregate number of Excess Shares. As soon as practicable after the determination of the amount of cash, if any, to be remitted to Existing Halley Holders with respect to any fractional share interests, the Transfer Agent shall promptly remit such amounts to such holders subject to and in accordance with the foregoing. No dividends or other distributions with respect to Halley Common Stock shall be payable on or with respect to any such fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Halley. The remittance of cash proceeds from the sale of such fractional shares of Halley Common Stock is not a separately bargained-for consideration and solely represents a mechanical rounding-off of the fractions as a result of the Reverse Split. From and after the Reverse Split Time, certificates that represented shares of Halley Common Stock prior to the Reverse Split Time shall, until presented for exchange, represent only the number of shares of Halley Common Stock into which such shares were combined pursuant to the Reverse Split.

Section 1.2 The Merger. Following the Reverse Split Time, upon the terms and subject to the satisfaction or, to the extent permitted by Law, waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, pursuant to Section 1.6, at the Effective Time, Merger Sub 1 shall be merged with and into Saturn, whereupon the separate existence of Merger Sub 1 will cease, with Saturn continuing as the surviving corporation (Saturn, as the surviving corporation in the First Merger, sometimes being referred to herein as the “Surviving Corporation”), such that immediately following the First Merger, the Surviving Corporation will be a direct wholly owned Subsidiary of Halley. The First Merger shall have the effects provided in this Agreement and as specified in the DGCL. Following the

Effective Time, but only if the Second Merger Opt-Out Condition has not occurred, upon the terms and subject to the satisfaction or, to the extent permitted by Law, waiver of the conditions set forth in this Agreement, and in accordance with the DGCL and the Limited Liability Company Act of the State of Delaware (the “LLC Act” ), pursuant to Section 1.6, at the Second Merger Effective Time, the Surviving Corporation shall be merged with and into Merger Sub 2, whereupon the separate existence of the Surviving Corporation will cease, with Merger Sub 2 continuing as the surviving company (Merger Sub 2, as the surviving company in the Second Merger, sometimes being referred to herein as the “Surviving Company”), such that immediately following the Merger, the Surviving Company will be a direct wholly owned Subsidiary of Halley. The Second Merger shall have the effects provided in this Agreement and as specified in the DGCL and the LLC Act.

Section 1.3 Post-Closing Governance.

(a) Prior to the Closing, Halley shall take all action necessary (including obtaining all necessary director resignations) so that, as of the Effective Time, the board of directors of Halley will consist solely of (i) Kenneth C. Ambrecht, Norman S. Matthews, David M. Maura, Terry L. Polistina, Hugh R. Rovit, Andreas Rouvé and Joseph S. Steinberg (or if such person is unable or unwilling to serve as a member of the board of directors of Halley at the Effective Time as a result of illness, death, resignation, removal or any other reason, then the person who succeeded such person as a director of Saturn prior to the First Merger), each to be a member of the class of the board of directors of Halley set forth opposite such Person’s name in the Amended and Restated Halley Charter; and (ii) an individual designated by L (the “Independent Designee”) who satisfies the Independent Designee Requirements and which such individual shall be a member of Class III (as such term is used in the Amended and Restated Halley Charter). Each of the individuals who is or becomes a director of Halley as of the Effective Time in accordance with the foregoing shall continue as a director of Halley from and after the Effective Time until the earlier of his or her death, resignation or removal or the time at which his or her successor is duly elected and qualified (and in the case of Mr. Steinberg and the Independent Designee, in accordance with the Post-Closing Stockholders Agreement).

(b) Prior to the Closing, Halley shall take all action necessary so that, as of the Effective Time, the officers of Saturn immediately prior to the Effective Time shall be the officers of Halley immediately following the Effective Time (or if any such individual is unwilling or unable to so serve as an officer of Halley, a replacement designated by Saturn).

(c) Prior to the Closing, the board of directors of Halley shall take all action necessary so that, as of the Effective Time, the bylaws of Halley shall have been amended and restated to read in their entirety as set forth on Exhibit B hereto. The bylaws of Halley, as so amended and restated, shall be the bylaws of Halley from and after the Effective Time until thereafter amended in accordance with its terms, the certificate of incorporation of Halley and the DGCL, subject to Section 5.10.

(d) The parties agree that, from and after the Effective Time, the NYSE ticker symbol for the shares of Halley Common Stock will be Saturn’s ticker symbol as of the date hereof.

Section 1.4 Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the First Merger (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, at 10:00 a.m., New York City time, on the third (3rd) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver by the applicable party of the conditions set forth in Article VI (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver by the applicable party of those conditions at such time), or at such other place, time and date as shall be agreed to in writing by Halley and Saturn. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Section 1.5 Charter Amendment Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Halley shall cause the Amended and Restated Halley Charter to be duly executed and filed with the Secretary of State of the State of Delaware in accordance with Sections 242 and 245 and the other applicable provisions of the DGCL. The Charter Amendment shall become effective prior to, and subject to the occurrence of, the Effective Time or at such other time as Halley and Saturn shall agree in writing (the effective time of the Charter Amendment is referred to as the “Charter Amendment Effective Time”).

Section 1.6 Effective Times. (a) Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the parties shall cause a certificate of merger with respect to the First Merger (the “Certificate of First Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware as provided under the DGCL and make any other filings, recordings or publications required to be made by Saturn or Merger Sub 1 under the DGCL in connection with the First Merger. The First Merger shall become effective at such time as the Certificate of First Merger is duly filed with the Secretary of State of the State of Delaware or on such later date and time as shall be agreed to by Saturn and Halley and specified in the Certificate of First Merger in accordance with the DGCL (the date and time at which the First Merger becomes effective being hereinafter referred to as the “Effective Time”).

(b) Immediately following the Effective Time, but only if the Second Merger Opt-Out Condition has not occurred, the parties will cause a certificate of merger with respect to the Second Merger (the “Certificate of Second Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware as provided under the DGCL and the LLC Act, and make any other filings, recordings or publications required to be made by the Surviving Corporation or Merger Sub 2 under the DGCL or LLC Act in connection with the Second Merger. The Second Merger shall become effective at such time as the Certificate of Second Merger is duly filed with the Secretary of State of the State of Delaware or on such later date and time as shall be agreed to by Saturn and Halley and specified in the Certificate of Second Merger in accordance with the DGCL and the LLC Act (the date and time at which the Second Merger becomes effective being hereinafter referred to as the “Second Merger Effective Time”).

(c) At the Second Merger Effective Time (i) each share of the Surviving Corporation common stock outstanding immediately prior to the Second Merger Effective Time shall be cancelled, and no consideration shall be paid with respect thereto, and (ii) the limited liability company interests of Merger Sub 2 outstanding immediately prior to the Second Merger Effective Time shall remain outstanding and shall constitute the only outstanding limited liability company interests of the Surviving Company.

Section 1.7 Effect of the Mergers. The First Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of Saturn shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of Saturn shall become the debts, liabilities and duties of the Surviving Corporation. The Second Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and the LLC Act. Without limiting the generality of the foregoing, at the Second Merger Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Surviving Corporation shall vest in the Surviving Company, and all of the debts, liabilities and duties of the Surviving Corporation shall become the debts, liabilities and duties of the Surviving Company.

Section 1.8 Surviving Corporation/Company Governing Documents.

(a) At the Effective Time, by virtue of the First Merger, the certificate of incorporation of Saturn shall be amended to read in its entirety as set forth in Exhibit C hereto (the “Surviving Corporation Charter”). Such certificate of incorporation, as so amended, shall be the certificate of incorporation of the Surviving Corporation from and after the Effective Time until thereafter changed or amended as provided therein or by applicable Law, subject to Section 5.10.

(b) At the Effective Time, the bylaws of Saturn shall be amended and restated to read in their entirety substantially as set forth on Exhibit D hereto (the “Surviving Corporation Bylaws”). Such bylaws, as so amended and restated, shall be the bylaws of the Surviving Corporation from and after the Effective Time until thereafter changed or amended as provided by Surviving Corporation Bylaws, by the Surviving Corporation Charter or by applicable Law, subject to Section 5.10.

(c) If the Second Merger Opt-Out Condition has not occurred, the certificate of formation and the limited liability company agreement of Merger Sub 2 in effect immediately prior to the Second Merger Effective Time shall be the certificate of formation and limited liability company agreement of the Surviving Company from and after the Second Merger Effective Time until thereafter amended as provided therein or by applicable Law.

Section 1.9 Surviving Corporation/Company Directors, Officers and Managers. At the Effective Time, the directors and officers of the Surviving Corporation shall consist solely of the individuals designated for such roles by Saturn prior to the Closing. Each of the individuals who is or becomes a director and/or officer of the Surviving Corporation as of the Effective Time in accordance with the foregoing shall continue as a director and/or officer, as applicable, of the Surviving Corporation from and after the Effective Time until the earlier of his or her death, resignation or removal or the time at which his or her successor is duly elected or appointed and qualified. Halley shall take all actions necessary so that from and after the Second Merger Effective Time, until the earlier of his or her death, resignation or removal or the time at which his or her successor is duly elected or appointed and qualified, the directors and officers of the Surviving Corporation immediately prior to the Second Merger Effective Time shall be the managers and officers, respectively, of the Surviving Company.

ARTICLE II

CONVERSION AND EXCHANGE OF SHARES IN THE FIRST MERGER

Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the First Merger and without any action on the part of Saturn, Halley, Merger Sub or the holders of any shares of capital stock of Saturn or Halley:

(a) Each share of common stock, par value $0.01 per share, of Merger Sub 1 issued and outstanding immediately prior to the Effective Time shall thereupon be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Each share of Saturn Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and subject to the limitation in Section 2.1(e)) shall thereupon be converted into the right to receive one validly issued, fully paid and non-assessable share of Halley Common Stock (the “Merger Consideration”). The parties hereto agree that the one-for-one exchange ratio and the Merger Consideration were determined assuming that the Reverse Split shall have occurred prior to the First Merger.

(c) Each share of Saturn Common Stock held in the treasury of Saturn or owned or held, directly or indirectly, by Halley or any Subsidiary of Halley or Saturn immediately prior to the Effective Time (each such share, a “Cancelled Share”) shall automatically be cancelled and shall cease to exist without any conversion thereof, and no consideration shall be delivered in exchange therefor.

(d) All shares of Saturn Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the applicable Merger Consideration payable pursuant to Section 2.1(b), and any dividends or other distributions payable pursuant to Section 2.2(e), in each case to be issued or paid in accordance with Section 2.2, without interest, but subject to Section 2.2(c).

(e) Notwithstanding anything to the contrary in this Agreement, no Halley Common Stock shall be issued in the Merger to any Saturn stockholder if as a result of such issuance such Saturn stockholder would become a Substantial Holder (as such term is defined in Article XIII of the Amended and Restated Halley Charter in effect at the Effective Time); provided that, any share of Halley Common Stock that would be issuable to any such Saturn stockholder but for the operation of this Section 2.1(e) and the applicable provisions of Article XIII of the Amended and Restated Halley Charter in effect at the Effective Time shall instead be treated as Excess Securities (as such term is defined in Article XIII of the Amended and Restated Halley Charter in effect at the Effective Time) and be issued to the Agent (as such term is defined in Article XIII of the Amended and Restated Halley Charter in effect at the Effective Time) and thereafter be disposed of by the Agent in accordance with Section 13(b)(ii) of Article XIII of the Amended and Restated Halley Charter in effect at the Effective Time.

Section 2.2 Exchange and Payment.

(a) Prior to the Closing, Halley and Saturn shall jointly appoint a bank or trust company to act as exchange agent for the payment of the Merger Consideration (the “Exchange Agent”). Prior to the Effective Time, and prior to filing the Certificate of First Merger with the Secretary of State of the State of Delaware, Halley shall deposit (or cause to be deposited) book-entry shares of Halley Common Stock representing the aggregate Merger Consideration with the Exchange Agent, in trust for the benefit of holders of record of shares of Saturn Common Stock to be converted into the right to receive the Merger Consideration pursuant to Section 2.1(b). In addition, Halley shall make available by depositing with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or distributions payable pursuant to Section 2.2(e). In the event such deposit shall be insufficient to make payments, Halley shall promptly deposit, or cause to be deposited, additional book-entry shares of Halley Common Stock or funds, as applicable, with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payment. All book-entry shares of Halley Common Stock, dividends and distributions deposited with the Exchange Agent are referred to in this Agreement as the “Exchange Fund.” The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 2.1 and Section 2.2, except as expressly provided for in this Agreement.

(b) Promptly after the Effective Time, Halley shall cause the Exchange Agent to mail to each holder of record of a certificate (“Certificates”), and may cause the Exchange Agent to mail to each holder of a book-entry share (“Book-Entry Shares”), in each case that immediately prior to the Effective Time represented outstanding shares of Saturn Common Stock (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent, or in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, and which letter shall be in customary form and contain such other provisions as Halley, Saturn and the Exchange Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the

Merger Consideration pursuant to Section 2.1(b) and any dividends or other distributions payable pursuant to Section 2.2(e) (which instructions shall be in customary form and contain such other provisions as Halley, Saturn and the Exchange Agent may reasonably specify). With respect to holders of Saturn Book-Entry Shares, the parties shall cooperate to establish procedures with the Exchange Agent to allow the Exchange Agent to transmit, following the Effective Time, to such holders or their nominees, upon surrender of Saturn Common Stock, the Merger Consideration and any dividends or distributions, in each case, to which such holders are entitled pursuant to the terms of this Agreement.

(c) Each holder of shares of Saturn Common Stock that have been converted into a right to receive the Merger Consideration pursuant to Section 2.1(b), upon proper surrender of a Certificate or Book-Entry Shares to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Exchange Agent may reasonably require, shall be entitled to receive in exchange therefor (i) the number of shares of Halley Common Stock to which such holder of Saturn Common Stock shall have become entitled pursuant to the provisions of Section 2.1(b) (as modified by Section 2.1(e), if applicable) (which shall be in uncertificated book-entry form), and (ii) an amount (if any) in immediately available funds, after giving effect to any required Tax withholdings as provided in Section 2.5) of any dividends or other distributions payable pursuant to Section 2.2(e), and the Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any Merger Consideration, or any unpaid dividends and distributions, if any, payable to holders of Certificates or Book-Entry Shares. Halley shall cause the Exchange Agent to make all payments required pursuant to the preceding sentence as soon as practicable following the valid surrender of Certificates or Book-Entry Shares. Until surrendered as contemplated by this Section 2.2, each Certificate or Book-Entry Share shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration payable pursuant to Section 2.1(b) (as modified by Section 2.1(e), if applicable) in respect thereof and any dividends or other distributions payable pursuant to Section 2.2(e), but shall not entitle its holder or any other Person to any rights as a stockholder of Saturn or Halley.

(d) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share or shall have established to the satisfaction of Halley and the Exchange Agent that such Tax is not applicable.

(e) No dividends or other distributions with respect to Halley Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Halley Common Stock that the holder thereof has the right to receive upon the surrender thereof, until the holder thereof shall surrender such Certificate or Book-Entry Share in accordance with this Article II. Following the proper surrender of a Certificate or Book-Entry Share in accordance with this Article II, there shall be paid to the record holder thereof, without interest, in addition to the Merger Consideration, (i) promptly following such surrender, the amount of any dividends or other distributions with a record date after the Effective Time and payment date on or prior to the date of such surrender in respect of the whole shares of Halley Common Stock issued as Merger Consideration in exchange for such surrender and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but with a payment date subsequent to such surrender in respect of the shares of Halley Common Stock issued as Merger Consideration in exchange for such surrender. For purposes of dividends and other distributions in respect of the Halley Common Stock, the Halley Common Stock to be issued as Merger Consideration shall be entitled to dividends and other distributions pursuant to this Section 2.2(e) as if issued and outstanding as of the Effective Time.

(f) The Merger Consideration and any dividends or other distributions payable pursuant to Section 2.2(e) issued and paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Saturn Common Stock formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of Saturn shall be closed and there shall be no further registration of transfers of the shares of Saturn Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for transfer, or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II.

(g) Any portion of the Exchange Fund (including any interest or other income earned on the Exchange Fund) that remains undistributed to the holders of Certificates or Book-Entry Shares one year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any remaining holders of Certificates or Book-Entry Shares shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat and other similar Law), as general creditors thereof, for payment of the Merger Consideration and any unpaid dividends or other distributions payable pursuant to Section 2.2(e). None of Halley, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any Person in respect of shares of Halley Common Stock, dividends or other distributions with respect thereto properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Book-Entry Shares immediately prior to the time at which the Exchange Fund would otherwise escheat to, or become property of, any Governmental Entity, shall, to the extent permitted by Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(h) The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Halley; provided that (i) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (ii) such investments shall be in short-term obligations of the United States with maturities of no more than thirty (30) days or guaranteed by the United States and backed by the full faith and credit of the United States.

(i) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Halley and the Exchange Agent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Halley or the Exchange Agent, the posting by such Person of a bond in such amount as Halley or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof and any dividends or other distributions payable pursuant to Section 2.2(e).

Section 2.3 Treatment of Saturn Equity Awards.

(a) Saturn Restricted Stock Awards. As of the Effective Time, by virtue of the First Merger and without any action on the part of the holders thereof, each award of Saturn Common Stock subject to vesting, repurchase or other lapse restriction granted under a Saturn Plan (each, a “Saturn Restricted Stock Award”) that is outstanding as of immediately prior to the Effective Time, shall be assumed by Halley and shall be automatically converted into a restricted stock award of Halley Common

Stock equal to the number of shares of Saturn Common Stock subject to such Saturn Restricted Stock Award as of immediately prior to the Effective Time (each, a “New Halley Restricted Stock Award”). Except as otherwise provided in this Section 2.3(a), each Saturn Restricted Stock Award assumed and converted into a New Halley Restricted Stock Award pursuant to this Section 2.3(a) shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Saturn Restricted Stock Award as of immediately prior to the Effective Time.

(b) Saturn RSU Awards. As of the Effective Time, by virtue of the First Merger and without any action on the part of the holders thereof, each vested and unvested restricted stock unit award that corresponds to a number of shares of Saturn Common Stock granted under a Saturn Plan (each, a “Saturn RSU Award”) that is outstanding as of immediately prior to the Effective Time, shall be assumed by Halley and shall be automatically converted into a restricted share unit award of Halley Common Stock equal to the number of shares of Saturn Common Stock subject to such Saturn RSU Award as of immediately prior to the Effective Time (each, a “New Halley RSU Award”). Except as otherwise provided in this Section 2.3(b), each Saturn RSU Award assumed and converted into a New Halley RSU Award pursuant to this Section 2.3(b) shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Saturn RSU Award as of immediately prior to the Effective Time.

(c) Saturn PSU Awards. As of the Effective Time, by virtue of the First Merger and without any action on the part of the holders thereof, each vested and unvested performance share unit award that corresponds to a number of shares of Saturn Common Stock granted under a Saturn Plan (each, a “Saturn PSU Award”) that is outstanding as of immediately prior to the Effective Time, shall be assumed by Halley and shall be automatically converted into a performance share unit award of Halley Common Stock equal the number of shares of Saturn Common Stock subject to such Saturn PSU Award as of immediately prior to the Effective Time (each, a “New Halley PSU Award”). Each Saturn PSU Award that is assumed and converted into a New Halley PSU Award pursuant to this Section 2.3(c) shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Saturn PSU Award as of immediately prior to the Effective Time.

(d) Saturn Actions. Prior to the Effective Time, Saturn, the board of directors of Saturn and any applicable committee thereof shall pass resolutions, provide any notices, obtain any consents, make any amendments to Saturn Plans or Saturn Equity Awards and take such other actions as are necessary to provide for the treatment of Saturn Restricted Stock Awards, Saturn RSU Awards and Saturn PSU Awards (collectively, the “Saturn Equity Awards”) contemplated by this Section 2.3.

(e) Plans and Awards Assumed by Halley. At the Effective Time, Halley shall assume all rights and obligations in respect of each equity-based Saturn Plan, including each outstanding Saturn Equity Award, and will be able to grant stock awards, to the extent permissible by applicable Law under the terms of Saturn Plans, except that: (i) stock covered by such awards shall be shares of Halley Common Stock; (ii) all references in such Saturn Plan to a number of shares of Saturn Common Stock shall be amended or deemed amended to refer instead to a number of shares of Halley Common Stock equal to the number of referenced shares of Saturn Common Stock; and (iii) the board of directors of Halley or a committee thereof shall succeed to the authority and responsibility of the board of directors of Saturn or any committee thereof with respect to the administration of such Saturn Plan.

(f) Halley Actions. Prior to the Effective Time, Halley, the board of directors of Halley and any applicable committee thereof shall take all corporate action necessary to reserve for issuance a number of authorized but unissued shares of Halley Common Stock sufficient to cover the settlement of the New Halley Restricted Stock Awards, New Halley RSU Awards and New Halley PSU Awards that are converted in accordance with this Section 2.3. Saturn and Halley shall cooperate in connection with the preparation of registration statements on Form S-8 (or any successor or other appropriate form, including a Form S-1 or Form S-3 in the case of awards held by former employees and service providers of Saturn) with respect to the shares of Halley Common Stock subject to such awards, in order to file such forms effective as of the Effective Time or, in the event the necessary financial information required for such filings is not filed or able to be filed with the SEC as of the Effective Time, as soon as reasonably practicable following the Effective Time.

Section 2.4 Treatment of Halley Equity Awards.

(a) Halley Stock Options and Warrants. As of the date that is ten days prior to the Effective Time, but subject to the occurrence of the Closing, each stock option granted under a Halley Plan or otherwise (a “Halley Stock Option”) and each warrant granted under a Halley Plan or otherwise (a “Halley Warrant”) that in either case is then outstanding and unvested shall become fully vested and exercisable. To the extent that, prior to the Reverse Split Time, the holder of a Halley Stock Option or Halley Warrant exercises such Halley Stock Option or Halley Warrant, the shares of Halley Common Stock issued to such holder on such exercise shall be treated as a share of Halley Common Stock for all purposes under this Agreement, including the Reverse Split and the First Merger. As of the Reverse Split Time, each Halley Stock Option and each Halley Warrant that is then outstanding and unexercised shall be adjusted by (i) multiplying the number of shares of Halley Common Stock covered by such Halley Stock Option or Halley Warrant by the Halley Share Consolidation Ratio and rounding down to the nearest whole share and (ii) dividing the per-share exercise price of such Halley Stock Option or Halley Warrant by the Halley Share Consolidation Ratio and rounding up to the nearest whole cent; provided that each such Halley Stock Option or Halley Warrant shall be further adjusted to the extent required to remain compliant with Section 409A of the Code and the Treasury Regulations issued thereunder. Except as otherwise provided in this Section 2.4(a), each such adjusted Halley Stock Option or Halley Warrant shall continue to have, and shall be subject to, the same terms and conditions as applied to such Halley Stock Option or Halley Warrant as of immediately prior to the Reverse Split Time.

(b) Halley Restricted Stock Awards. Immediately prior to the Reverse Split Time and without any action on the part of the holders thereof, each award of Halley Common Stock subject to vesting, repurchase or other lapse restriction granted under a Halley Plan (each, a “Halley Restricted Stock Award”) that is outstanding as of immediately prior to the Reverse Split Time shall vest in full and become fully vested shares of Halley Common Stock (the “Halley Vested Restricted Stock Award Shares”) (and, for the avoidance of doubt, net of any applicable shares of Halley Common Stock used to satisfy any withholding taxes). As of the Reverse Split Time, each Halley Vested Restricted Stock Award Share shall be treated as a share of Halley Common Stock for all purposes under this Agreement, including the Reverse Split and the First Merger.

(c) Halley Actions. Prior to the Reverse Split Time, Halley, the board of directors of Halley and any applicable committee thereof shall pass resolutions, provide any notices, obtain any consents, make any amendments to the Halley Plans or Halley Equity Awards and take such other actions as are necessary and approved by Saturn (such approval not to be unreasonably withheld, delayed or conditioned) to provide for the equitable adjustment of the Halley Stock Options and Halley Restricted Stock Awards (collectively, “Halley Equity Awards”) as contemplated by this Section 2.4.

Section 2.5 Withholding Rights. Each of Halley, Saturn, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under the Code, applicable Treasury Regulations or any provision of state, local or foreign Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.6 Adjustments. If between the date of this Agreement and the Effective Time the outstanding shares of Halley Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend or any subdivision split (including a reverse stock split), combination or consolidation of shares, or any similar event shall have occurred (in each case, other than the Reverse Split), then any number or amount contained herein (including any exchange ratio) which is based upon the number of shares of Halley Common Stock will be equitably adjusted to provide to Halley, the holders of Halley Common Stock, the holders of Halley Equity Awards, the holders of Saturn Common Stock and the holders of Saturn Equity Awards the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 2.6 shall be construed to permit Halley to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.7 Delivery of Halley Closing Certificate.

(a) Ten Business Days prior to the Closing Date, Halley shall deliver to Saturn a certificate executed by a senior executive officer of Halley setting forth (based on the information then known at such time) an accurate and complete itemized list (other than in each case for de minimis inaccuracies) of any and all Closing Indebtedness, Closing Cash, and Halley Final Unpaid Transaction Expenses, together with a calculation of Closing Net Indebtedness resulting therefrom (the “Halley Closing Certificate”), in each case, (a) as of 11:59 pm New York time on the day immediately prior to the Closing Date (the “Adjustment Measurement Date”) and (b) in a manner consistent with the definitions and other applicable provisions of this Agreement. The Halley Closing Certificate shall include reasonable supporting detail for each of the items and calculations set forth therein, including, in the case of Halley Final Unpaid Transaction Expenses, final invoices for each of Halley’s financial advisors, attorneys, accountants, or other advisors whose fees would constitute Halley Final Unpaid Transaction Expenses. The Halley Closing Certificate shall be subject to adjustment as set forth in Section 2.7(b).

(b) Following delivery of the Halley Closing Certificate, Halley shall, and shall cause each of its Subsidiaries and Representatives to, promptly (and in any event within twenty four hours upon delivery of the Halley Closing Certificate) provide reasonable access to the financial records, supporting documents and work papers and personnel of Halley and its Subsidiaries to Saturn and its accountants and other representatives (subject to the execution of customary work paper access letters if requested) as may be reasonable necessary for its and their review of the Halley Closing Certificate. In the event that, within three Business Days following the provision of such required access, Saturn provides Halley with written notice of any objections to the Halley Closing Certificate and/or the calculations of Closing Indebtedness, Closing Cash, Halley Final Unpaid Transaction Expenses and Closing Net Indebtedness, Halley and Saturn shall promptly negotiate in good faith to resolve any such objections prior to the Closing, and the Halley Closing Certificate and the calculations set forth thereon shall be modified with any resulting changes as may be mutually agreed by Halley and Saturn. If Halley and Saturn are unable to reach agreement within two Business Days following delivery of such objections, they shall promptly thereafter jointly retain the dispute resolution group of PricewaterhouseCoopers (or, if such Person is unwilling or unable to serve, such other independent accounting firm of recognized national standing as Halley and Saturn may mutually agree, which agreement shall not be unreasonably withheld) (the “Accounting Referee”) to review any items that remain in dispute (together with any calculations that Halley proposes to change pursuant to Section 2.7(c) and which Saturn disputes, the “Disputed Items”), and only those items, for the purpose of calculating Closing Indebtedness, Closing Cash, Halley Final Unpaid Transaction Expenses and Closing Net Indebtedness, as applicable (it being understood and agreed that in conducting such review and making such calculation, the Accounting

Referee shall adhere to the provisions of this Agreement, and shall not conduct an independent review). Halley and Saturn shall promptly provide their assertions regarding the Disputed Items in writing (the “Dispute Notice”) to the Accounting Referee and to each other. The Accounting Referee shall be instructed to render its determination in the form of a written report setting forth its calculations (including the basis thereof) with respect to the Disputed Items as promptly as reasonably possible (which the parties hereto agree should not be later than three Business Days following the date on which the disagreement is referred to the Accounting Referee), and the Accounting Referee’s determination of each Disputed Item shall not be greater than the greater value for such Disputed Item claimed by either party in the Dispute Notice. The Accounting Referee’s report shall be final, binding and conclusive for all purposes hereunder, shall be deemed a final arbitration award that is binding on the parties hereto, and neither Halley nor Saturn shall seek further recourse to courts or other tribunals, other than to enforce such report in any court of competent jurisdiction. The costs, fees and expenses of the Accounting Referee to resolve the Disputed Items shall be borne (i) by Halley if Halley is awarded less than 50% of the aggregate value of all Disputed Items submitted to the Accounting Referee, (ii) by Saturn if Saturn is awarded less than 50% of the aggregate value of all Disputed Items submitted to the Accounting Referee and (iii) otherwise equally by Halley and Saturn. The costs, fees and expenses of the Accounting Referee that are borne by Halley, if any, shall be deemed to constitute Halley Final Unpaid Transaction Expenses hereunder.

(c) From and after delivery of the Halley Closing Certificate, Halley shall use reasonable best efforts to promptly (and in any event within one Business Day) inform Saturn if it obtains knowledge that any of the calculations of Closing Indebtedness, Closing Cash, Halley Final Unpaid Transaction Expenses and Closing Net Indebtedness have changed (other than de minimis changes) and such Halley Closing Certificate shall be deemed amended accordingly. Upon notice of such a change, the Halley Closing Certificate, inclusive of such changes, shall be subject to the dispute resolution procedures set forth in Section 2.7(b).

(d) The Halley Closing Certificate as modified pursuant to Section 2.7(b)-(c) shall be final and binding on the parties.

Section 2.8 Delivery of Halley Capitalization Certificate. Concurrently with the delivery of a Halley Closing Certificate, Halley shall also deliver to Saturn a certificate, executed by a senior executive officer of Halley setting forth an accurate and complete statement (other than minimis inaccuracies) of (1) the number of issued and outstanding shares of Halley Common Stock, (2) the Unadjusted Saturn Shares Held by Halley, and (3) the number of shares of Halley Common Stock issuable in respect of all outstanding Halley Stock Options and the number of shares of Halley Common Stock underlying outstanding Halley Restricted Stock Awards, in each case as of immediately prior to the Closing Date (the “Halley Capitalization Certificate”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SATURN

Saturn represents and warrants to Halley and Merger Sub as follows (it being understood that each representation and warranty contained in this Article III is subject to: (a) the exceptions and disclosures set forth in the corresponding section or subsection of the disclosure letter delivered by Saturn to Halley contemporaneously with the execution of this Agreement (the “Saturn Disclosure Letter”), (b) any exception or disclosure set forth in any other section or subsection of the Saturn Disclosure Letter to the extent it is reasonably apparent from the face of such exception or disclosure that such exception or disclosure is intended to qualify such representation and warranty, and (c) any information (other than information set forth therein under the heading “Risk Factors” or “Cautionary Statement Regarding Forward-Looking Statements” and any other information set forth therein that is predictive or forward-looking in nature) set forth in the Saturn SEC Documents (excluding exhibits and schedules thereto) filed on the SEC’s EDGAR database on or after January 1, 2016 and publicly available thereon at least two (2) Business Days prior to the date of this Agreement:

Section 3.1 Organization, Standing and Power.

(a) Saturn is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Saturn’s Subsidiaries (i) is an entity duly organized, validly existing and (to the extent applicable) in good standing under the Laws of the jurisdiction of its organization, and (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except in the case of (i) and (ii) where the failure to be so existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Saturn Material Adverse Effect. Saturn and each of its Subsidiaries is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Saturn Material Adverse Effect.

(b) Saturn’s certificate of incorporation (the “Saturn Charter”) and bylaws (the “Saturn Bylaws”), as currently in effect, are included in the Saturn SEC Documents. Saturn is not in material violation of any provision of the Saturn Charter or Saturn Bylaws.

Section 3.2 Capital Stock.

(a) The authorized capital stock of Saturn consists solely of 200,000,000 shares of Saturn Common Stock and 100,000,000 shares of preferred stock, par value $0.01 per share (the “Saturn Preferred Stock”). As of the close of business on February 20, 2018 (the “Saturn Measurement Date”), (i) 57,880,340 shares of Saturn Common Stock (excluding treasury shares but including zero shares of Saturn Common Stock outstanding pursuant to Saturn Restricted Stock Awards) were issued and outstanding, (ii) 3,995,688 shares of Saturn Common Stock were held by Saturn in its treasury, (iii) no shares of Saturn Preferred Stock were issued or outstanding and no shares of Saturn Preferred Stock were held by Saturn in its treasury, (iv) 31,206 shares of Saturn Common Stock were reserved for issuance pursuant to outstanding Saturn RSU Awards, and (v) 492,321 shares of Saturn Common Stock were reserved for issuance pursuant to outstanding Saturn PSU Awards (assuming target performance). All outstanding shares of capital stock of Saturn are, and all shares reserved for issuance will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any other similar right under any provision of the Saturn Charter, the Saturn Bylaws or any Contract to which Saturn is a party. No shares of capital stock of Saturn are owned by any Subsidiary of Saturn. Neither Saturn nor any of its Subsidiaries has outstanding any bonds, debentures or notes having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of Saturn on any matter. Except as set forth above in this Section 3.2(a) and except for changes since the close of business on the Saturn Measurement Date resulting from the settlement, vesting or forfeiture of Saturn Restricted Stock Awards, Saturn RSU Awards or Saturn PSU Awards in accordance with their terms as of the date hereof, as of the date hereof, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of Saturn, (B) securities or rights of Saturn or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of Saturn or other voting securities or equity interests of Saturn, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Saturn or any of its

Subsidiaries or other equity equivalent or equity-based awards or rights (including rights linked to the value of capital stock of Saturn), (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from Saturn or any of its Subsidiaries, or obligations of Saturn or any of its Subsidiaries to issue, any shares of capital stock of Saturn, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Saturn or rights or interests described in the preceding clauses (A) through (C), or (E) obligations of Saturn or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities.

(b) There are no stockholder agreements, voting trusts or other agreements or understandings to which Saturn or any of its Subsidiaries is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of Saturn.

Section 3.3 Authority.

(a) Saturn has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Saturn Support Agreement and to consummate the transactions contemplated hereby and thereby, including the Merger. The execution, delivery and performance of this Agreement and the Saturn Support Agreement by Saturn and the consummation by Saturn of the transactions contemplated hereby and thereby, including the Merger, have been duly authorized by all necessary corporate action on the part of Saturn and no other corporate proceedings on the part of Saturn are necessary to approve this Agreement or the Saturn Support Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby, other than, in the case of the consummation of the Merger, Saturn Stockholder Approval. Each of this Agreement and the Saturn Support Agreement has been duly executed and delivered by Saturn and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes a valid and binding obligation of Saturn, enforceable against Saturn in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) The board of directors of Saturn, acting upon the unanimous recommendation of the Special Committee, at a meeting duly called and held, adopted resolutions, which as of the date of this Agreement have not been amended or withdrawn, (i) determining that the terms of this Agreement, the Saturn Support Agreement, the Halley Support Agreements and the Post-Closing Stockholders Agreement, the Merger and the other transactions contemplated hereby and thereby are fair to and in the best interests of Saturn’s stockholders other than Halley and its Subsidiaries, (ii) approving and declaring advisable this Agreement, the Saturn Support Agreement, the Halley Support Agreements, the Post-Closing Stockholders Agreement, the Merger and the other transactions contemplated hereby and thereby, (iii) directing that this Agreement be submitted to the stockholders of Saturn for their consideration and (iv) resolving to recommend that Saturn’s stockholders vote in favor of the adoption of this Agreement. For the avoidance of doubt, any change in or modification or rescission of the board of directors of Saturn’s recommendation in accordance with Section 5.3 shall not be a breach of the immediately preceding sentence.

(c) The Saturn Requisite Stockholder Approvals are the only votes of the holders of any class or series of Saturn’s capital stock or other securities required in connection with the consummation of any of the transactions contemplated by this Agreement, including the Merger, under applicable Law, the Saturn Charter or the Saturn Bylaws.

Section 3.4 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement and the Saturn Support Agreement by Saturn does not and will not, and the consummation of the Merger and the other transactions contemplated hereby and thereby and compliance by Saturn with the provisions hereof and thereof will not, (i) conflict with or violate the Saturn Charter or Saturn Bylaws, (ii) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien in or upon any of the material properties, assets or rights of Saturn or any of its Subsidiaries under any bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order, commitment, agreement, instrument, obligation, undertaking, permit or franchise (each, including all amendments thereto, a “Contract”) to which Saturn or any of its Subsidiaries is a party or by which Saturn or any of its Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to the governmental and regulatory filings and other matters referred to in Section 3.4(b), conflict with or violate any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (“Law”) applicable to Saturn or any of its Subsidiaries or by which Saturn or any of its Subsidiaries or any of their respective properties or assets may be bound, except in the cases of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other occurrences, individually or in the aggregate, that would not reasonably be expected to have a Saturn Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority (including the NYSE and FINRA - Financial Industry Regulatory Authority), instrumentality, agency, commission or body (each, a “Governmental Entity” ) is required by or with respect to Saturn or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement and the Saturn Support Agreement by Saturn, or the consummation by Saturn of the Merger and the other transactions contemplated hereby or thereby or compliance with the provisions hereof or thereof, except for, (i) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act of 1933 (the “Securities Act”), the Securities Exchange Act of 1934 (the “Exchange Act”) and any other applicable state or federal corporation or securities Laws and “blue sky” Laws, (ii) the filing of the Certificate of First Merger with the Secretary of State of the State of Delaware as required by the DGCL or any other filings and approvals required by the DGCL, (iii) the filing of the Certificate of Second Merger with the Secretary of State of the State of Delaware as required by the DGCL and the LLC Act or any other filings and approvals required by the DGCL and the LLC Act, (iv) any filings and approvals required under the rules and regulations of the NYSE, (v) such other items required by reason of the participation of Halley or Merger Sub in the transactions contemplated hereby, and (vi) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Saturn Material Adverse Effect.

Section 3.5 Certain Information. None of the information supplied or to be supplied by or on behalf of Saturn specifically for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 is filed with the SEC, at the time of any amendment or supplement thereto or at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by or on behalf of Saturn specifically for inclusion or incorporation by reference in the Joint

Proxy Statement/Prospectus will, at the time it is first mailed to Saturn’s stockholders or Halley’s stockholders or at the time of the Halley Stockholders Meeting or the Saturn Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act (i) at the times the Form S-4 is filed with the SEC and at the time the Form S-4 becomes effective, (ii) at the times the Joint Proxy Statement/Prospectus is mailed to Saturn’s stockholders and Halley’s stockholders and (iii) at the time of the Saturn Stockholders Meeting and the Halley Stockholders Meeting. The representations and warranties contained in this Section 3.5 do not and will not apply to statements included or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied by or on behalf of Halley specifically for inclusion or incorporation by reference therein.

Section 3.6 SEC Reports; Financial Statements.

(a) Saturn has filed with or furnished to the SEC on a timely basis all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by Saturn since January 1, 2016 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, and any amendments or supplements thereto, the “Saturn SEC Documents”). True, correct and complete copies of all Saturn SEC Documents are publicly available in the Electronic Data Gathering, Analysis, and Retrieval database of the SEC. As of their respective filing or furnished dates (or, if amended or superseded by a filing or a document furnished prior to the date of this Agreement, then on such filing or furnished date), the Saturn SEC Documents complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Saturn SEC Documents at the time it was filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Saturn’s Subsidiaries is required to file or furnish any forms, reports, schedules, statements or other documents with the SEC.

(b) The consolidated financial statements (including the related notes and any schedules thereto) included (or incorporated by reference) in the Saturn SEC Documents (i) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the Exchange Act), (ii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iii) fairly present in all material respects in accordance with GAAP the consolidated financial position of Saturn and its Subsidiaries as of the dates thereof and their consolidated results of operations, cash flows and changes in stockholders equity for the periods reflected therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including any notes thereto, in each case, that were not, or are not expected to be, individually or in the aggregate, material in amount). Since January 1, 2016, Saturn has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.

(c) Saturn has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information (both financial and non-financial) relating to Saturn, including its consolidated Subsidiaries, required to be disclosed in Saturn’s periodic and current reports under the Exchange Act, is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and made known to Saturn’s management, including its principal executive and principal financial officers, or others performing similar functions, as appropriate, to allow timely decisions regarding required disclosures as required under the Exchange Act. Saturn’s management has evaluated, with the participation of Saturn’s principal executive and principal financial officers, or persons performing similar functions, the effectiveness of Saturn’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Saturn SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, their conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(d) Saturn and its Subsidiaries have established and maintain a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) regarding the reliability of Saturn’s financial reporting and the preparation of Saturn’s financial statements for external purposes in accordance with GAAP which is sufficient to provide reasonable assurance (i) that records are maintained in reasonable detail to accurately and fairly reflect the transactions and dispositions of the assets of Saturn and its Subsidiaries, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (iii) that transactions are executed only in accordance with the authorization of management and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the properties or assets of Saturn and its Subsidiaries. Saturn has disclosed, based on its most recent evaluation of Saturn’s internal control over financial reporting prior to the date hereof, to Saturn’s auditors and audit committee, which disclosure is set forth in Section 3.6(d) of the Saturn Disclosure Letter (A) any significant deficiencies and material weaknesses in the design or operation of Saturn’s internal control over financial reporting which are reasonably likely to adversely affect Saturn’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Saturn’s internal control over financial reporting. Since January 1, 2016, any material change in internal control over financial reporting required to be disclosed in any Saturn SEC Document has been so disclosed.

(e) Since January 1, 2016, neither Saturn nor any of its Subsidiaries, nor to the knowledge of Saturn, any director, officer, employee, auditor, accountant or representative of Saturn or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Saturn or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim relating to an individual with responsibility for these matters or that Saturn or any of its Subsidiaries has engaged in improper accounting or auditing practices.

(f) There are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Saturn SEC Documents. None of the Saturn SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(g) Neither Saturn nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Saturn and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate of Saturn, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)).

Section 3.7 No Undisclosed Liabilities. Neither Saturn nor any of its Subsidiaries has, or is subject to, any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a consolidated balance sheet under GAAP, except (a) to the extent accrued, reflected, disclosed or reserved against on the most recent consolidated balance sheet (as amended or restated prior to the date hereof, if applicable) of Saturn included in the Saturn SEC Documents filed prior to the date hereof, (b) for liabilities incurred in the Ordinary Course since the date of such balance sheet, (c) for liabilities or obligations arising out of this Agreement or the transactions contemplated hereby, and (d) for liabilities and obligations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Saturn Material Adverse Effect.

Section 3.8 Transaction Litigation. As of the date of this Agreement, there is no action, suit, investigation or proceeding, in each case by or before any arbitrator or Governmental Entity (each, an “Action”) pending or, to the knowledge of Saturn, threatened in writing against Saturn or any of its Subsidiaries seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement, the Saturn Support Agreement, or the Post-Closing Stockholders Agreement.

Section 3.9 Compliance with Laws. Saturn and each of its Subsidiaries are and, since January 1, 2016, have been, in compliance with all Laws applicable to their businesses, operations, properties or assets except where any non-compliance, individually or the aggregate, has not had and would not reasonably be expected to have a Saturn Material Adverse Effect. None of Saturn or any of its Subsidiaries has received, since January 1, 2016, a notice or other written communication from any Governmental Entity or Person alleging or relating to a possible failure of Saturn or any of its Subsidiaries to so be in compliance that, individually or in the aggregate, has had or would reasonably be expected to have a Saturn Material Adverse Effect.

Section 3.10 Taxes. Neither Saturn nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact or circumstance that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.11 State Takeover Statutes. Assuming the accuracy of the representations and warranties contained in Article IV, the board of directors of Saturn (acting upon the unanimous recommendation of the Special Committee) has taken such actions and votes necessary to render the provisions of any “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law or any anti-takeover provision in its governing documents (collectively, “Takeover Laws”), inapplicable to this Agreement, the Saturn Support Agreement, the Halley Support Agreement and the Post-Closing Stockholders Agreement, the Merger and each of the transactions contemplated hereby or thereby.

Section 3.12 Brokers. No broker, investment banker, financial advisor or other Person, other than Moelis & Company LLC (the “Special Committee Financial Advisor”), the fees and expenses of which will be paid by Saturn, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Saturn or any of its Affiliates.

Section 3.13 Opinion of Special Committee Financial Advisor. The Special Committee has received the oral opinion (to be confirmed in writing) of the Special Committee Financial Advisor to the effect that, as of the date of such opinion, and subject to and based upon the various limitations, matters, qualifications and assumptions set forth in such opinion, the Merger Consideration to be received by the holders of shares of Saturn Common Stock (other than Cancelled Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders. A copy of such opinion will be delivered promptly after the date hereof to Halley for informational purposes only and it is agreed and understood that such opinions may not be relied on by Halley, or any director, officer or employee of Halley.

Section 3.14 No Other Representations and Warranties. Saturn has made its own inquiry and investigation into Halley and Merger Sub and their respective Affiliates and has made an independent judgment concerning the transactions contemplated by this Agreement. Saturn represents, warrants, acknowledges and agrees that except for the representations and warranties of Halley and Merger Sub contained in this Agreement and the Saturn Support Agreement, none of Halley, Merger Sub, their Affiliates or any of their respective Representatives, nor any other Person, makes or has made, and none of Saturn or any of its Representatives nor any other Person has relied upon, any express or implied representation or warranty with respect to Halley, Merger Sub or their Affiliates or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, or with respect to any information provided or made available to Saturn, its Representatives or any other Person in connection with the transactions contemplated hereby, including the accuracy, completeness or currency thereof. Without limiting the generality of the foregoing, none of Halley, Merger Sub, their Affiliates or any of their respective Representatives nor any other Person makes or has made, and none of Saturn or any of its Representatives nor any other Person has relied upon, any express or implied representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of Halley, Merger Sub, their Affiliates or the future businesses, operations or affairs of Halley, Merger Sub or their Affiliates or any other information, documents, projections, estimates, forecasts or other material made available to Saturn, any of its Representatives or any other Person in any physical or virtual data room or management presentations in connection with the transactions contemplated by this Agreement or otherwise, or the accuracy or completeness of such information, except to the extent any such information is expressly addressed by a representation or warranty contained in this Agreement or the Saturn Support Agreement (and then only to the extent so expressly addressed), and none of Halley, Merger Sub, their Affiliates or any of their respective Representatives, nor any other Person, will have or be subject to any liability or indemnification obligation to Saturn, the Surviving Corporation, their respective Affiliates or any other Person in connection therewith.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

HALLEY & MERGER SUB

Halley and Merger Sub represent and warrant to Saturn as follows (it being understood that each representation and warranty contained in this Article IV is subject to: (a) the exceptions and disclosures set forth in the corresponding section or subsection of the disclosure letter delivered by Halley to Saturn contemporaneously with the execution of this Agreement (the “Halley Disclosure Letter”), (b) any exception or disclosure set forth in any other section or subsection of the Halley Disclosure Letter to the extent it is reasonably apparent from the face of such exception or disclosure that such exception or disclosure is intended to qualify such representation and warranty, and (c) any information (other than information set forth therein under the heading “Risk Factors” or “Cautionary Statement Regarding Forward-Looking Statements” and any other information set forth therein that is predictive or forward-looking in nature) set forth in any Halley SEC Documents (excluding exhibits and schedules thereto including, however, for the avoidance of doubt, the exhibit index to any such Halley SEC Documents) filed on the SEC’s EDGAR database on or after January 1, 2016 and publicly available thereon at least two (2) Business Days prior to the date of this Agreement:

Section 4.1 Organization, Standing and Power.

(a) Halley is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Halley’s Subsidiaries (i) is an entity duly organized, validly existing and (to the extent applicable) in good standing under the Laws of the jurisdiction of its organization, and (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except in the case of (i) and (ii) where the failure to be so existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Halley Material Adverse Effect. Halley and each of its Subsidiaries is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Halley Material Adverse Effect.

(b) Halley’s certificate of incorporation (the “Halley Charter”) and bylaws (the “Halley Bylaws”) as currently in effect, are included in the Halley SEC Documents. Halley is not in violation of any provision of the Halley Charter or Halley Bylaws.

Section 4.2 Capital Stock.

(a) Other than any changes to the authorized capital stock of Halley resulting from the Charter Amendment, the authorized capital stock of Halley consists solely of 500,000,000 shares of Halley Common Stock and 10,000,000 shares of Halley Preferred Stock. As of the close of business on February 20, 2018 (the “Halley Measurement Date”), (i) 201,842,876 shares of Halley Common Stock (excluding treasury shares but including 23,735 shares of Halley Common Stock outstanding pursuant to Halley Restricted Stock Awards) were issued and outstanding, (ii) no shares of Halley Common Stock were held by Halley in its treasury, (iii) one share of Halley Preferred Stock was issued and outstanding and no shares of Halley Preferred Stock were held by Halley in its treasury, (iv) 2,762,901 shares of Halley Common Stock were reserved for issuance pursuant to all outstanding Halley Stock Options (with such Halley Stock Options having a weighted average exercise price of $11.38) and 600,000 shares of Halley Common Stock were reserved for issuance pursuant to Halley Warrants at an exercise price of $13.125 per share. All outstanding shares of capital stock of Halley are, and all shares reserved for issuance and all shares of Halley Common Stock to be issued pursuant to the First Merger will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any other similar right under any provision of the Halley Charter, the Halley Bylaws or any Contract to which Halley is a party. No shares of capital stock of Halley are owned by any Subsidiary of Halley. Neither Halley nor any of its Subsidiaries has outstanding any bonds, debentures or notes having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of Halley on any matter. Except as set forth above in this Section 4.2(a) and except for changes since the close of business on the Halley Measurement Date resulting from the exercise, settlement or forfeiture of Halley Stock Options, Halley Warrants or Halley Restricted Stock Awards, in accordance with their terms as of the date hereof, in each case as described in Section 4.2(c), as of the date hereof, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of Halley, (B) securities or rights of Halley or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of Halley or other voting securities or equity interests of Halley, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Halley or any of its Subsidiaries or other equity equivalent or equity-based awards or rights (including rights linked to the value of capital stock of Halley),

(D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from Halley or any of its Subsidiaries, or obligations of Halley or any of its Subsidiaries to issue, any shares of capital stock of Halley, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Halley or rights or interests described in the preceding clauses (A) through (C), or (E) obligations of Halley or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. The shares of Halley Common Stock to be issued pursuant to the First Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights or similar rights. As of the date of this Agreement, Halley and its Subsidiaries beneficially own, directly or indirectly, 34,339,752 shares of Saturn Common Stock.

(b) There are no stockholder agreements, voting trusts or other agreements or understandings to which Halley or any of its Subsidiaries is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of Halley.

(c) Section 4.2(c) of the Halley Disclosure Letter sets forth a true and complete list of all holders, as of the close of business on February 21, 2018, of all outstanding Halley Stock Options, Halley Restricted Stock Awards and other similar rights to purchase or receive shares of Halley Common Stock or similar rights granted under any stock option, stock purchase or equity compensation plan, arrangement or agreement of Halley or otherwise, indicating as applicable, with respect to each Halley Equity Award then outstanding, the type of award granted, the number and type of shares of Halley Common Stock subject to such Halley Equity Award, the name of the plan under which such Halley Equity Award was granted, the date of grant, exercise or purchase price, vesting schedule, payment schedule (if different from the vesting schedule) and expiration thereof.

(d) The authorized capital stock of Merger Sub 1 consists of 1,000 shares of common stock, par value $0.01 per share, of which 1,000 shares are issued and outstanding, all of which shares are beneficially owned and owned of record by Halley. Halley is the sole member of Merger Sub 2.

Section 4.3 Subsidiaries. All outstanding shares of capital stock and other voting securities or equity interests of each Subsidiary of Halley have been duly authorized and validly issued. All outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned by Halley or a wholly owned Subsidiary of Halley, free and clear of all liens, claims, mortgages, options, rights of first refusal, encumbrances, pledges and security interests or charges of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”), other than restrictions imposed by applicable securities laws, immaterial Liens and Liens securing Indebtedness reflected on the most recent consolidated balance sheet of Halley included in the Halley SEC Documents filed with the SEC prior to the date of this Agreement or incurred by Halley or any of its Subsidiaries in the Ordinary Course of business since the date of such consolidated balance sheet. Neither Halley nor any of its Subsidiaries has outstanding any bonds, debentures or notes having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matter with the holders of shares capital stock or other equity interests of any such Subsidiary. There are no other outstanding (A) shares of capital stock or other voting securities or equity interests of any Subsidiary of Halley (other than shares of capital stock or other voting securities or equity interests owned by Halley or a wholly owned Subsidiary of Halley), (B) securities of Halley or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of any Subsidiary of Halley or other voting securities or equity interests of any Subsidiary of Halley, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Halley or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments,

Contracts or other rights to acquire from Halley or any of its Subsidiaries, or obligations of Halley or any of its Subsidiaries to issue, any shares of capital stock of any Subsidiary of Halley, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of any Subsidiary of Halley or rights or interests described in the preceding clause (C), or (E) obligations of Halley or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which Halley or any of its Subsidiaries is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of any Subsidiary of Halley. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries and Saturn and its Subsidiaries, Halley does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, which interest is material to Halley and its Subsidiaries, taken as a whole.

Section 4.4 Authority.

(a) Each of Halley and Merger Sub has all necessary corporate power and authority to execute, deliver and perform its obligations under, as applicable, this Agreement, the Saturn Support Agreement, the Halley Support Agreements and the Post-Closing Stockholders Agreement and to consummate the transactions contemplated hereby and thereby, including the Merger, the Share Issuance and the Charter Amendment. The execution, delivery and performance of this Agreement, the Saturn Support Agreement, the Halley Support Agreements and the Post-Closing Stockholders Agreement by Halley and/or Merger Sub, as applicable, and the consummation by Halley and/or Merger Sub, as applicable, of the transactions contemplated hereby and thereby, including the Merger, the Share Issuance and the Charter Amendment, as applicable, have been duly authorized by all necessary corporate action on the part of Halley and Merger Sub and no other corporate proceedings on the part of Halley or Merger Sub are necessary to approve this Agreement, the Saturn Support Agreement, the Halley Support Agreements or the Post-Closing Stockholders Agreement or to consummate the Merger, the Share Issuance, the Charter Amendment and the other transactions contemplated hereby and thereby, other than, in the case of the consummation by Halley of the Share Issuance and the Charter Amendment, the Halley Stockholder Approval and in the case of the consummation by Merger Sub of the Merger, the Merger Sub Stockholder Approval. Each of this Agreement, the Saturn Support Agreement, the Halley Support Agreements and the Post-Closing Stockholders Agreement has been duly executed and delivered by Halley and/or Merger Sub, as applicable, and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes a valid and binding obligation of each of Halley and/or Merger Sub, as applicable, enforceable against each of Halley and/or Merger Sub, as applicable, in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) The board of directors of Halley, at a meeting duly called and held, has adopted resolutions, which have not been amended or withdrawn as of the date of this Agreement, (i) determining that the terms of this Agreement, the Saturn Support Agreement, the Halley Support Agreements, the Registration Rights Agreement, the Post-Closing Stockholders Agreement, the Amended and Restated Halley Charter, the Amended and Restated Halley Bylaws, the Merger, the Share Issuance, and the Charter Amendment, and the other transactions contemplated hereby or thereby are fair to and in the best interests of Halley’s stockholders, (ii) approving and declaring advisable this Agreement, the Saturn Support Agreement, the Halley Support Agreements, the Registration Rights Agreement, the Post-Closing Stockholders Agreement, the Amended and Restated Halley Charter, the Amended and Restated

Halley Bylaws, and the transactions contemplated hereby and thereby, including the Merger, the Share Issuance and the Charter Amendment, (iii) directing that the Charter Amendment and the Share Issuance be submitted to the stockholders of Halley for their consideration and (iv) resolving to recommend that stockholders of Halley vote in favor of the approval of the Charter Amendment and the Share Issuance. For the avoidance of doubt, any change in or modification or rescission of the board of directors of Halley’s recommendation in accordance with Section 5.3 shall not be a breach of the immediately preceding sentence.

(c) The Halley Stockholder Approval and the consent provisions of the Halley Support Agreement entered into between Halley and F are the only approvals of the holders of any class or series of Halley’s capital stock or other securities required in connection with the consummation of any of the transactions contemplated hereby or by the Saturn Support Agreement, the Halley Support Agreements, the Post-Closing Stockholders Agreement or the Amended and Restated Halley Charter, including the Merger, the Share Issuance and the Charter Amendment, under applicable Law, the Halley Charter or the Halley Bylaws.

(d) The board of directors of Merger Sub 1 has adopted resolutions (i) determining that the terms of this Agreement, the First Merger and the other transactions contemplated hereby are fair to and in the best interests of Merger Sub 1 and Merger Sub 1’s sole stockholder, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the First Merger, (iii) directing that this Agreement be submitted to Halley, as Merger Sub 1’s sole stockholder, for its consideration and (iv) recommending that Halley, as Merger Sub 1’s sole stockholder, vote or act by written consent to approve or adopt this Agreement, and the transactions contemplated hereby, including the First Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(e) The Merger Sub Stockholder Approval is the only vote of the holders of any class or series of capital stock or other securities of Merger Sub required in connection with the consummation of any of the transactions contemplated hereby, including the Merger.

Section 4.5 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement, the Saturn Support Agreement, the Halley Support Agreements, and the Post-Closing Stockholders Agreement by Halley and Merger Sub, as applicable, does not and will not, and the consummation of the Merger, the Share Issuance and the Charter Amendment and the other transactions contemplated hereby and thereby and compliance by each of Halley and Merger Sub with the provisions hereof and thereof will not, (i) conflict with or violate the Halley Charter, the Halley Bylaws or the articles of incorporation or bylaws of Merger Sub, (ii) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien in or upon any of the material properties, assets or rights of Halley or any of its Subsidiaries, including Merger Sub, under any Contract to which Halley or any of its Subsidiaries is a party or by which Halley or any of its Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to the governmental and regulatory filings and other matters referred to in Section 4.5(b), conflict with or violate any Law applicable to Halley or any of its Subsidiaries or by which Halley or any of its Subsidiaries or any of their respective properties or assets may be bound, except in the cases of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other occurrences, individually or in the aggregate, that would not reasonably be expected to have a Halley Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Halley or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement, the Saturn Support Agreement, the Halley Support Agreements or the Post-Closing Stockholders Agreement by Halley and Merger Sub, as applicable, or the consummation by Halley and/or Merger Sub, as applicable, of the Merger, the Share Issuance, the Charter Amendment and the other transactions contemplated hereby or thereby or compliance with the provisions hereof or thereof, except for (i) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal corporation or securities Laws and “blue sky” Laws, (ii) the filing of the Certificate of First Merger with the Secretary of State of the State of Delaware as required by the DGCL or any other filings and approvals required by the DGCL, (iii) the filing of the Certificate of Second Merger with the Secretary of State of the State of Delaware as required by the DGCL and the LLC Act or any other filings and approvals required by the DGCL and the LLC Act, (iv) the filing of the Amended and Restated Halley Charter with the Secretary of State of the State of Delaware as required by the DGCL or any other filings and approvals required by the DGCL, (v) any filings and approvals required under the rules and regulations of the NYSE, (vi) such other items required by reason of the participation of Saturn in the transactions contemplated hereby, and (vii) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Halley Material Adverse Effect.

Section 4.6 SEC Reports; Financial Statements.

(a) Halley has filed with or furnished to the SEC on a timely basis all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by Halley since January 1, 2016 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, and any amendments or supplements thereto, the “Halley SEC Documents”). True, correct and complete copies of all Halley SEC Documents are publicly available in the Electronic Data Gathering, Analysis, and Retrieval database of the SEC. As of their respective filing or furnished dates (or, if amended or superseded by a filing or a document furnished prior to the date of this Agreement, then on such filing or furnished date), the Halley SEC Documents complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Halley SEC Documents at the time it was filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Halley’s Subsidiaries is required to file or furnish any forms, reports, schedules, statements or other documents with the SEC.

(b) The consolidated financial statements (including the related notes and any schedules thereto) included (or incorporated by reference) in the Halley SEC Documents (i) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the Exchange Act), (ii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iii) fairly present in all material respects in accordance with GAAP the consolidated financial position of Halley and its Subsidiaries as of the dates thereof and their consolidated results of operations, cash flows and changes in stockholders equity for the periods reflected therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including any notes thereto, in each case, that were not, or are not expected to be, individually or in the aggregate, material in amount). Since January 1, 2016, Halley has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.

(c) Halley has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information (both financial and non-financial) relating to Halley, including its consolidated Subsidiaries, required to be disclosed in Halley’s periodic and current reports under the Exchange Act, is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and made known to Halley’s management, including its principal executive and principal financial officers, or others performing similar functions, as appropriate, to allow timely decisions regarding required disclosures as required under the Exchange Act. Halley’s management has evaluated, with the participation of Halley’s principal executive and principal financial officers, or persons performing similar functions, the effectiveness of Halley’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Halley SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, their conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(d) Halley and its Subsidiaries have established and maintain a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) regarding the reliability of Halley’s financial reporting and the preparation of Halley’s financial statements for external purposes in accordance with GAAP which is sufficient to provide reasonable assurance (i) that records are maintained in reasonable detail to accurately and fairly reflect the transactions and dispositions of the assets of Halley and its Subsidiaries, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (iii) that transactions are executed only in accordance with the authorization of management and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the properties or assets of Halley and its Subsidiaries. Halley has disclosed, based on its most recent evaluation of Halley’s internal control over financial reporting prior to the date hereof, to Halley’s auditors and audit committee, which disclosure is set forth in Section 4.6(d) of the Halley Disclosure Letter (A) any significant deficiencies and material weaknesses in the design or operation of Halley’s internal control over financial reporting which are reasonably likely to adversely affect Halley’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Halley’s internal control over financial reporting. Since January 1, 2016, any material change in internal control over financial reporting required to be disclosed in any Halley SEC Document has been so disclosed.

(e) Since January 1, 2016, neither Halley nor any of its Subsidiaries, nor to the knowledge of Halley, any director, officer, employee, auditor, accountant or representative of Halley or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Halley or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim relating to an individual with responsibility for these matters or that Halley or any of its Subsidiaries has engaged in improper accounting or auditing practices.

(f) There are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Halley SEC Documents. None of the Halley SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(g) Neither Halley nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Halley and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate of Halley, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)).

Section 4.7 No Undisclosed Liabilities. Neither Halley nor any of its Subsidiaries has, or is subject to, any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a consolidated balance sheet under GAAP, except (a) to the extent accrued, reflected, disclosed or reserved against on the most recent consolidated balance sheet (as amended or restated prior to the date hereof, if applicable) of Halley included in the Halley SEC Documents filed prior to the date hereof, (b) for liabilities incurred in the Ordinary Course of business since the date of such balance sheet, (c) for liabilities or obligations arising out of this Agreement or the transactions contemplated hereby, and (d) for liabilities and obligations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Halley Material Adverse Effect.

Section 4.8 Certain Information. None of the information supplied or to be supplied by or on behalf of Halley or Merger Sub specifically for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 is filed with the SEC, at the time of any amendment or supplement thereto or at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by or on behalf of Halley or Merger Sub specifically for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will, at the time it is first mailed to Saturn’s stockholders or Halley’s stockholders or at the time of the Halley Stockholders Meeting or Saturn Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act (i) at the times the Form S-4 is filed with the SEC and at the time the Form S-4 becomes effective, (ii) at the times the Joint Proxy Statement/Prospectus is mailed to Saturn’s stockholders and Halley’s stockholders and (iii) at the time of the Saturn Stockholders Meeting and Halley Stockholders Meeting. The representations and warranties contained in this Section 4.8 do not and will not apply to statements included or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied by or on behalf of Saturn specifically for inclusion or incorporation by reference therein.

Section 4.9 Absence of Certain Changes or Events. Since December 31, 2017 through the date of this Agreement, Halley and its Subsidiaries have conducted their respective businesses in the Ordinary Course in all material respects.

Section 4.10 Litigation. As of the date hereof, there is no Action pending or, to the knowledge of Halley, threatened against or affecting Halley or any of its Subsidiaries, any of their respective properties or assets, any present or former officer, director or employee of Halley or any of its Subsidiaries in such individual’s capacity as such, or any other Person whose liability with respect to such Action has been assumed or retained by Halley or one of its Subsidiaries, either contractually or by operation of Law, except as has not or would not reasonably be expected to have a Halley Material Adverse Effect. As of the date hereof, neither Halley nor any of its Subsidiaries nor any of their respective material properties or material assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity, except as has not or would not reasonably be expected to have a Halley Material Adverse Effect. As of the date of this Agreement, there is no Action pending or, to the knowledge of Halley, threatened in writing against Halley or any of its Subsidiaries seeking to prevent, hinder, modify, delay or challenge the Merger, the Share Issuance, the Charter Amendment, or any of the other transactions contemplated by this Agreement, the Halley Support Agreement, the Saturn Support Agreement, or Post-Closing Stockholders Agreement.

Section 4.11 Compliance with Laws. Halley and each of its Subsidiaries are and, since January 1, 2016, have been in compliance with all Laws applicable to their businesses, operations, properties or assets except where any non-compliance, individually or the aggregate, has not had and would not reasonably be expected to have a Halley Material Adverse Effect. None of Halley or any of its Subsidiaries has received, since January 1, 2016, a notice or other written communication from any Governmental Entity or Person alleging or relating to a possible failure of Halley or any of its Subsidiaries to so be in compliance that, individually or in the aggregate, has had or would reasonably be expected to have a Halley Material Adverse Effect.

Section 4.12 Taxes.

(a) Neither Halley nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact or circumstance that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Halley Material Adverse Effect:

(i) Each of Halley and its Subsidiaries has (i) timely filed or caused to be timely filed (taking into account any extensions) all Tax Returns required to have been filed by it and all such Tax Returns are true, correct and complete; and (ii) timely paid all Taxes required to have been paid by it (whether or not shown on any Tax Return).

(ii) There is no action, suit, audit, examination, investigation or other proceeding now pending or that has been proposed in writing with respect to Halley or any of its Subsidiaries in respect of any Tax.

(iii) Each of Halley and its Subsidiaries has complied with all Laws relating to the payment, withholding, collection and remittance of Taxes, including with respect to any payments made to any employee, creditor, stockholder, customer or third party.

(iv) Neither Halley nor any of its Subsidiaries has consented to extend the time, or is the beneficiary of any extension of time, in which any amount of Tax may be assessed or collected by any Taxing Authority (other than any extension which is no longer in effect).

(v) No claim has been made by any Governmental Entity in a jurisdiction where Halley or any of its Subsidiaries has not filed Tax Returns indicating that Halley or such Subsidiary is or may be subject to any taxation by such jurisdiction.

(vi) Neither Halley nor any of its Subsidiaries (i) is a party to or is otherwise bound by any Tax sharing, allocation or indemnification agreement or arrangement; or (ii) has any liability for Taxes of any Person (other than Halley, Saturn or any of their respective Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or otherwise. Neither Halley nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined, unitary or similar group for Tax purposes (other than a group the common parent of which is Halley).

(vii) There are no Liens for Taxes on any asset of Halley or any of its Subsidiaries, other than liens for taxes or other payments that are not yet due and payable or liens for taxes being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(viii) Neither Halley nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code within the last two (2) years.

(ix) Neither Halley nor any of its Subsidiaries has received any letter ruling from, or entered into any closing agreement with, the Internal Revenue Service or any other Governmental Entity.

(x) Neither Halley nor any of its Subsidiaries has participated in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2).

(xi) Except as set forth on Section 4.12(b)(xi) of the Halley Disclosure Letter, the Board of Directors of Halley has never approved, pursuant to Section (c)(ii) of Section XII of the Halley Charter, any Transfer (as defined in the Halley Charter) that was subject to the restrictions set forth in Section (c)(i) of Article XII of the Halley Charter.

Section 4.13 State Takeover Statutes. Assuming the accuracy of the representations and warranties contained in Article III, the board of directors of Halley has taken such actions and votes necessary to render the provisions of any Takeover Laws inapplicable to this Agreement, the Saturn Support Agreement, the Halley Support Agreements or the Post-Closing Stockholders Agreement, the Merger, the Share Issuance, the Charter Amendment or any of the transactions contemplated hereby or thereby.

Section 4.14 Related Party Transactions. During the period commencing on the date of Halley’s last quarterly report on Form 10-Q filed with the SEC through the date of this Agreement, Halley has not entered into any transactions that would be required to be reported by Saturn on Form 10-Q pursuant to Item 404 of Regulation S-K promulgated by the SEC, except for transactions after the date hereof that are permitted by Section 5.1(i).

Section 4.15 Indemnification Agreement. Neither Halley nor any of its Subsidiaries is party to any Contracts currently in effect or with continuing obligation pursuant to which they are required to indemnify or reimburse the expenses of (a) any of Halley’s directors or officers, in each case other than Contracts with terms and conditions consistent with those of Halley’s publicly available forms of such Contracts, or (b) any Affiliate of Halley (including L, F or any of their respective Affiliates (other than Halley and its Subsidiaries)).

Section 4.16 Brokers. No broker, investment banker, financial advisor or other Person, other than J.P. Morgan Securities LLC (the “Halley Financial Advisor”) and Jefferies LLC, the fees and expenses of which will be paid by Halley, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Halley or any of its Affiliates.

Section 4.17 Opinion of Halley Financial Advisor. The board of directors of Halley has received the oral opinion (to be confirmed in writing) of the Halley Financial Advisor to the effect that, as of the date of such opinion and based on and subject to the assumptions, procedures, factors, qualifications and limitations set forth in such opinion, the Halley Share Consolidation Ratio in the transactions contemplated by this Agreement is fair, from a financial point of view, to the holders of Halley Common Stock. A copy of such opinion will be delivered promptly after the date hereof to Saturn for informational purposes only and it is agreed and understood that such opinions may not be relied on by Saturn, or any director, officer or employee of Saturn.

Section 4.18 Merger Sub. Each Merger Sub was incorporated or formed, as applicable, solely for the purpose of engaging in the Merger and the other transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement. Merger Sub 2 is, for U.S. federal income tax purposes, an entity disregarded as separate from Halley.

Section 4.19 No Other Representations and Warranties. Each of Halley and Merger Sub has made its own inquiry and investigation into Saturn and its Affiliates and has made an independent judgment concerning the transactions contemplated by this Agreement. Each of Halley and Merger Sub represents, warrants, acknowledges and agrees that except for the representations and warranties of Saturn contained in this Agreement and the Saturn Support Agreement, none of Saturn, its Affiliates or any of their respective Representatives, nor any other Person, makes or has made, and none of Halley, Merger Sub, their Affiliates or any of their respective Representatives, nor any other Person, has relied upon, any express or implied representation or warranty with respect to Saturn or its Affiliates or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, or with respect to any information provided or made available to Halley, Merger Sub, their respective Representatives or any other Person in connection with the transactions contemplated hereby, including the accuracy, completeness or currency thereof. Without limiting the generality of the foregoing, none of Saturn, its Affiliates or any of their respective Representatives nor any other Person makes or has made, and none of Halley, Merger Sub, their respective Representatives nor any other Person has relied upon, any express or implied representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of Saturn, its Affiliates or the future businesses, operations or affairs of Saturn or its Affiliates or any other information, documents, projections, estimates, forecasts or other material made available to Halley, Merger Sub, any of their Representatives or any other Person in any physical or virtual data room or management presentations in connection with the transactions contemplated by this Agreement or otherwise, or the accuracy or completeness of such information, except to the extent any such information is expressly addressed by a representation or warranty contained in this Agreement or the Saturn Support Agreement (and then only to the extent so expressly addressed), and none of Saturn, its Affiliates or any of their respective Representatives, nor any other Person, will have or be subject to any liability or indemnification obligation to Halley, Merger Sub, the Surviving Corporation, their respective Affiliates or any other Person in connection therewith.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business by Halley. From and after the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, except as (A) may be required by applicable Law, (B) consented to in writing in advance by Saturn (which consent shall not be unreasonably withheld, delayed or conditioned), (C) otherwise specifically contemplated by this Agreement or (D) set forth in Section 5.1 of the Halley Disclosure Letter, Halley (x) shall, and shall cause each of its Subsidiaries to, carry on its business in the Ordinary Course (including using commercially reasonable efforts to maintain insurance reasonably required for the operation of its business in the Ordinary Course and make any required filings under applicable Law), and (y) shall not, and shall not permit any of its Subsidiaries to, do any of the following (it being understood that if any action is permitted by any of the following subsections pursuant to an exception to conduct that would otherwise be prohibited, such action shall be permitted under this Section 5.1):

(a) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a direct or indirect wholly owned Subsidiary of Halley to its parent, or, (B) purchase, redeem or otherwise acquire shares of capital stock or other equity interests or rights of Halley or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests or rights, other than (x) the acquisition of shares of capital stock or other equity interests or rights of a direct or indirect wholly owned Subsidiary of Halley from Halley or any other direct or indirect wholly owned Subsidiary of Halley, or (y) the acquisition of Halley Common Stock upon the exercise, settlement, or vesting of Halley Equity Awards outstanding as of the date hereof (in accordance with their terms as of the date hereof), or (C) split, combine, reclassify, subdivide or otherwise amend the terms of any of its capital stock or other equity interests or rights or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests or rights, other than as permitted by the proviso in clause (b) below;

(b) except for transactions solely among Halley and its wholly owned Subsidiaries or among Halley’s wholly owned Subsidiaries, (i) issue, sell, pledge, dispose of, encumber, transfer, award or grant any shares of its capital stock, or (ii) issue, award or grant any shares of its Subsidiaries’ capital stock, or in each case of clauses (i) and (ii), any options, warrants, convertible securities or other rights of any kind to acquire the same; provided, however, that Halley may issue shares upon the exercise, payment or settlement of any Halley Warrants or Halley Equity Awards outstanding as of the date hereof (in accordance with their terms as of the date hereof);

(c) amend, restate or otherwise change, or authorize or propose to amend, restate or otherwise change the certificate of incorporation or bylaws (or similar organizational documents) of (i) Halley, or (ii) any Subsidiary of Halley, in the case of this clause (ii) to the extent such amendment, restatement or change would, individually or in the aggregate, reasonably be expected to prevent or materially delay or make more unlikely to occur the consummation of the Merger and the other transactions contemplated hereby;

(d) (i) acquire or agree to acquire by merging or consolidating with, or purchasing any equity or assets of, any corporation, partnership, association or other business organization or division or line of business thereof or (ii) otherwise purchase, lease, license or otherwise acquire any assets or properties of any other Person, other than in the case of this clause (ii), in the Ordinary Course of business;

(e) directly or indirectly sell, pledge, transfer, lease or otherwise dispose of any of the properties, assets or rights listed on Section 5.1(e) of the Halley Disclosure Letter, in each case unless such sale, pledge, transfer, lease or disposition is carried out in a manner consistent with the descriptions and requirements set forth therein;

(f) adopt or enter into a plan of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, except for transactions solely among Halley’s wholly owned Subsidiaries (including, for the avoidance of doubt, a complete or partial liquidation or dissolution of any Subsidiary of Halley) or in compliance with Section 5.3;

(g) incur or commit to incur, create, prepay, refinance, assume or guarantee for any Person, any Indebtedness, or amend, modify or refinance any Indebtedness, except (i) the incurrence of Indebtedness under Halley’s existing credit facilities in the Ordinary Course, (ii) interest accruals on any existing Indebtedness (which for the avoidance of doubt shall constitute Indebtedness hereunder), including for clarity any payments in respect thereof, and (iii) any prepayment of Indebtedness (and any related prepayment, “make whole” or similar payments) provided that Halley first provides Saturn reasonable advance notice thereof;

(h) incur or commit to incur any capital expenditure or authorization or commitment with respect thereto, except to the extent funded or paid in full prior to, and with no continuing obligation following, the Closing (it being understood, for the avoidance of doubt and without duplication, that any such capital expenditures actually incurred shall be included in the calculation of Closing Cash);

(i) enter into any arrangement, understanding, or Contract with any director, officer or Affiliate of Halley or other Contract or a transaction of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act, except to the extent satisfied and terminated prior to the Closing Date with no further obligation or liability of or to Halley or any of its Subsidiaries following the Closing (other than customary indemnification obligations under Contracts entered into in the Ordinary Course);

(j) except in the Ordinary Course, (A) enter into, materially modify, amend, renew, terminate, cancel or extend any material Contract (other than terminations thereof upon the expiration of any such Contract in accordance with its terms), or (B) waive, release, assign or otherwise forego any material right or claim of Halley or any of its Subsidiaries under any material Contract;

(k) make any material change to its financial accounting methods, or procedures except (A) insofar as may have been required by GAAP (or any interpretation thereof), SEC rules and regulations or a Governmental Entity or quasi-Governmental Entity (including the Financial Accounting Standards Board or any similar organization), (B) as disclosed in the Halley SEC Documents filed with the SEC prior to the date of this Agreement; or (C) in conformity with changes made by Spectrum;

(l) (A) make or change any material Tax election, (B) file any amendment to any material Tax Return, (C) settle or compromise any material Tax audit or enter into any material closing agreement, (D) change any annual Tax accounting period, (E) adopt or change any material Tax accounting method, (F) surrender any right to claim a material refund of Taxes, (G) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Halley, (H) file Tax Returns or register to do business in any jurisdiction in which Halley did not file Tax Returns or was not registered to do business in as of the date hereof or (I) approve any Transfer (as defined in the Halley Charter) of Halley Common Stock pursuant to, or grant any waiver of the restrictions contained in, Section (c)(ii) of Article XII of the Halley Charter;

(m) except (i) as required pursuant to existing written agreements or Halley Plans in effect as of the date hereof and as set forth in Section 5.1(m) of the Halley Disclosure Letter, or (ii) for the termination of employees in the Ordinary Course and the entry into any agreements related thereto (it being understood that any payment related to or arising from any such termination or related agreement will be deemed to constitute Halley Final Unpaid Transaction Expenses to the extent unpaid as of the Adjustment Measurement Date), (A) adopt, enter into, amend, modify or terminate, or take any action to accelerate, the funding vesting or payment of any compensation or benefit under, any Halley Plan, (B) increase the compensation or other benefits payable or to become payable to directors, employees, consultants or independent contractors of Halley or any of its Subsidiaries, (C) grant any severance, change of control, retention or termination pay to, or enter into, or amend or modify, any severance, change of control, retention or termination agreement or arrangement with, any director, employee, consultant or independent contractor of Halley or any of its Subsidiaries, (D) enter into any written agreement with an employee other than in the Ordinary Course or (E) establish, adopt, enter into, modify or amend any CBA, plan, trust, fund, policy or arrangement for the benefit of any current or former directors or employees or any of their beneficiaries;

(n) waive, release, settle or agree to the entry of any order, in respect of any claim or Action of or against Halley or any of its Subsidiaries, other than (i) settlements or orders that involve only the payment of monetary damages that do not result in liability or cost to Halley or any of its Subsidiaries following the Closing Date, (ii) claims arising between the parties to this Agreement, or (iii) in compliance with Section 5.8 (it being understood that Halley shall reasonably consult with Saturn in connection with any proposed settlement of any Action);

(o) enter into any line of business; or

(p) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Section 5.2 Conduct of Business by Saturn. From and after the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, except as (A) may be required by applicable Law, (B) consented to in writing in advance by Halley (which consent shall not be unreasonably withheld, delayed or conditioned), (C) otherwise specifically contemplated by this Agreement or (D) set forth in Section 5.2 of the Saturn Disclosure Letter, Saturn shall not, and shall not permit any of its Subsidiaries to, do any of the following (it being understood that if any action is permitted by any of the following subsections pursuant to an exception to conduct that would otherwise be prohibited, such action shall be permitted under this Section 5.2):

(a) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for pro rata dividends by a direct or indirect Subsidiary of Saturn to its parents (provided that, Saturn may continue to declare and pay its regular quarterly cash dividends to the holders of Saturn Common Stock in an amount not in excess of $0.42 per share of Saturn Common Stock per fiscal quarter, in each case (1) with a record date not more than four business days prior to the anniversary of the record date of Saturn’s regular quarterly dividend for the corresponding quarter of the prior fiscal year and (2) otherwise in accordance with Saturn’s past practice), or (B) split, combine, reclassify, subdivide or otherwise amend the terms of any of its capital stock or other equity interests or rights or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests or rights other than as permitted by the proviso in clause (b) below;

(b) except for transactions solely among Saturn and its wholly owned Subsidiaries or among Saturn’s wholly owned Subsidiaries, issue, sell, pledge, dispose of, encumber, transfer, award or grant any shares of its or its Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its Subsidiaries’ capital stock; provided, however, that Saturn may issue shares upon the exercise, payment or settlement of any Saturn Equity Awards outstanding (in accordance with the terms thereof in effect) as of the date hereof and may grant equity awards in respect of Saturn capital stock following the date hereof in the Ordinary Course with respect to new hires, promotions and regular annual grants of equity awards;

(c) adopt or enter into a plan of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, except for transactions solely among Saturn’s wholly owned Subsidiaries or in compliance with Section 5.3;

(d) other than in the case of any divestiture of the battery or appliances business of Saturn and its Subsidiaries, sell or acquire or agree to sell or acquire by merging or consolidating with, or purchasing any equity or assets of, any corporation, partnership, association or other business organization or division thereof or otherwise sell, purchase, lease, license or otherwise sell or acquire any assets or properties, in each case in this clause (d) that would, individually or in the aggregate, reasonably be expected to prevent or materially delay or make more unlikely to occur the consummation of the Merger and the other transactions contemplated hereby; or

(e) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Section 5.3 No Solicitation; Recommendation of the Merger.

(a) Except as set forth below, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, neither Saturn nor Halley, nor any of their respective Subsidiaries shall, and shall not authorize or permit any of their respective directors, officers, employees, investment bankers, accountants, attorneys or other advisors, agents or representatives (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate or knowingly encourage, induce or facilitate any Acquisition Proposal or any inquiry, proposal or offer that may reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any nonpublic information regarding itself or any of its Subsidiaries or afford access to its business, properties, assets, books or records to, or otherwise knowingly cooperate in any way with, any Person (other than the Parties hereto and their Representatives) (a “Third Party”) that is reasonably expected to make, or is otherwise seeking to make, or has made, an Acquisition Proposal, or (iii) participate in any discussions or negotiations with any Third Party that is reasonably expected to make, or has made, an Acquisition Proposal, regarding an Acquisition Proposal; provided that, notwithstanding anything to the contrary in this Agreement, any such Person may (A) seek to clarify the terms and conditions of any inquiry, proposal or offer to determine whether such inquiry, proposal or offer may reasonably be expected to lead to a Superior Proposal (it being understood that any such communications with any such Third Party shall be limited to the clarification of the original inquiry or proposal made by such Third Party and shall not include (x) any negotiations or similar discussions with respect to such inquiry, proposal or offer or (y) such Person’s view or position with respect thereto) and (B) inform any Person that makes an Acquisition Proposal of the restrictions imposed by the provisions of this Section 5.3. Each of Saturn and Halley shall promptly (but in any event within one (1) Business Day) advise the other of any Acquisition Proposal received by such party, the material terms and conditions of any such Acquisition Proposal (including any material changes thereto) and the identity of the Person making any such Acquisition Proposal. Without limiting the foregoing, it is agreed that, if any Representative of Saturn or Halley or any of their respective Subsidiaries takes any action that would constitute a breach of this Section 5.3 if it were authorized or permitted by Saturn or Halley, respectively, such action shall constitute a breach of this Section 5.3 by Saturn or Halley, respectively, whether or not such action shall have been authorized or permitted by Saturn or Halley, respectively, or any of their respective Subsidiaries, unless such Representative has agreed (in any capacity) in a writing enforceable by such party not to take any such action. Notwithstanding the restrictions set forth above in this Section 5.3(a), in the event that Saturn or Halley receives, after the date of this Agreement and prior to obtaining the Saturn Requisite Stockholder Approvals or Halley Stockholder Approval, respectively, a bona fide written Acquisition Proposal that did not result from any breach of this Section 5.3 and that the board of directors of such party determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be, or to be reasonably expected to lead to, a Superior Proposal, such party may (1) engage in negotiations with, furnish any information with respect to such party and its Subsidiaries to, and afford access to the business, properties, assets, books or records of such party and its Subsidiaries to, the Person or group (and their respective Representatives) making such Acquisition Proposal; provided, that prior to furnishing any such information, it (x) receives from such Person or group an executed confidentiality agreement containing terms and restrictions that are customary for confidentiality agreements executed in similar circumstances and (y) provides prior written notice to the other party; provided, further, that all such information is provided or made available to the other party (to the extent not previously provided or made available) substantially concurrently with it being provided or made available to such Third Party and (2) subject to Section 5.3(d), make an Adverse Recommendation Change.

(b) Except as set forth below, neither the board of directors of Saturn or Halley nor any committee thereof (including, in the case of Saturn, the Saturn Special Committee) shall (i) either (A) withdraw (or modify, withhold or qualify in any manner adverse to the other party), or propose publicly to withdraw (or modify, withhold or qualify in any manner adverse to the other party), the Saturn Recommendation or the Halley Recommendation, respectively, (B) adopt, approve, recommend or declare advisable, or propose publicly to adopt, approve, recommend or declare advisable, any Acquisition Proposal, (C) make any public recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer or a “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, or fail to recommend against acceptance of such tender or exchange offer by the close of business on the 10th business day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act (it being understood and agreed that the board of directors of such party or committee thereof (including, in the case of Saturn, the Saturn Special Committee) may take no position with respect to an Acquisition Proposal that is a tender offer or exchange offer during the period referred to in this clause) or (D) other than with respect to a tender offer or exchange offer, fail to publicly reaffirm its approval or recommendation of this Agreement within five Business Days after another party hereto so requests in writing if an Acquisition Proposal or any material modification thereto shall have been made publicly or sent or given to the stockholders of the other party (or any Person or group shall have publicly announced an intention, whether or not conditional, to make an Acquisition Proposal) (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) adopt, recommend or declare advisable, or propose publicly to adopt, recommend or declare advisable, or allow Saturn or Halley, respectively, or any of their respective Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, or other similar agreement or arrangement constituting or providing for an Acquisition Proposal or requiring such party to abandon, terminate or fail to consummate the Merger or the other transactions contemplated hereby.

(c) Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Saturn Requisite Stockholder Approvals or Halley Stockholder Approval, as applicable, the board of directors of Saturn or Halley, respectively, may make an Adverse Recommendation Change solely in response to either (i) any material event, development, circumstance, occurrence or change in circumstances or facts that (A) was not known to or reasonably foreseeable (or the material consequences of which (or the magnitude of which) was not known or reasonably foreseeable) to such party’s board of directors on the date of this Agreement and did not result from a breach of this Agreement by such party, and (B) does not relate to an Acquisition Proposal (an “Intervening Event”) or (ii) an Acquisition Proposal that did not result from any breach of this Section 5.3, if (A) in the case of clause (ii), the board of directors of such party determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that such Acquisition Proposal constitutes a Superior Proposal, and (B) in the case of each of clauses (i) and (ii), the board of directors of such party determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to make an Adverse Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties to its stockholders under applicable Law.

(d) A party shall not make an Adverse Recommendation Change unless (i) such party shall have first provided to the other party four Business Days’ prior written notice (the “Notice Period”), which notice shall state expressly (A) that it has received a Superior Proposal or that there has been an Intervening Event, (B) in the case of a Superior Proposal, the material terms and conditions of the Superior Proposal (including the per share value of the consideration offered therein and the identity of the Person or group of Persons making the Superior Proposal), and include a copy of the relevant material proposed transaction agreements with the Person or group of Persons making such Superior Proposal and other material documents (it being understood and agreed that any amendment (or subsequent amendment) to the financial terms, including to the proposed purchase price, or to any other material term of such Superior Proposal shall each require the notifying party to provide a new notice to the other party in accordance with this clause (d); provided that the Notice Period in connection with any such new notice shall be three Business Days), (C) in the case of an Intervening Event, a description of the material event, development, circumstance, occurrence or change, and (D) that it intends to make an Adverse Recommendation Change and, in reasonable detail, the reasons therefor, and (ii) prior to making an Adverse Recommendation Change, during the Notice Period, to the extent requested by the other party, engaged in good faith negotiations with such other party, to amend this Agreement, and considered in good faith any bona fide offer by such other party and, after such negotiations and good faith consideration of such offer, if any, the board of directors of the notifying party again makes the determination described in the last sentence of Section 5.3(a) (it being understood that the delivery of the notification contemplated by this Section 5.3(d) shall not, in and of itself, constitute an Adverse Recommendation Change).

(e) Nothing contained in this Section 5.3 shall prohibit Saturn or Halley or their respective boards of directors or any committee thereof (including, in the case of Saturn, the Saturn Special Committee) from (i) issuing a “stop-look-and-listen communication” pursuant to Rule 14d-9(f) promulgated under the Exchange Act or taking and disclosing to its stockholders positions contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer), (ii) making any “stop-look-and-listen” or similar communication to its stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or (iii) making any disclosure to its stockholders if, in the good faith judgment of its board of directors, after consultation with outside counsel, failure to so disclose would be reasonably likely to be inconsistent with its fiduciary duties to its stockholders under applicable Law or is otherwise required by applicable Law; provided that the foregoing shall not permit the board of directors of Saturn or Halley or any committee thereof, as applicable, to make an Adverse Recommendation Change, except as permitted by Section 5.3(c).

(f) For purposes of this Agreement, “Acquisition Proposal” means, with respect to a party hereto, any proposal or offer (whether or not in writing) by a Third Party, with respect to any (A) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in either Saturn or Halley or their respective Subsidiaries) of any business or assets of such party or any of its Subsidiaries representing ten percent (10%) or more of the consolidated revenues or assets of such party and its Subsidiaries, taken as a whole, (B) issuance, sale or other disposition, directly or indirectly, to any Person or group (including by way of merger, consolidation, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in Saturn or Halley or their respective Subsidiaries) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing ten percent (10%) or more of the voting power or economic interests in such party, or (C) transaction (including a merger, consolidation, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Subsidiary of Saturn or Halley or otherwise) in which any Person or group shall acquire, directly or indirectly, beneficial ownership (as defined under Section 13(d) of the Exchange Act)

of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing ten percent (10%) or more of the voting power or economic interests in such party; provided that an Acquisition Proposal does not include any proposal or offer by another party to this Agreement or any of its Subsidiaries. The parties acknowledge and agree that the restrictions set forth in Section 5.3(a) shall not apply to proposals, offers or agreements with respect to, or any discussions related to, any of the transactions or matters described in clauses (A)-(C) of the definition of Acquisition Proposal that relate (x) specifically to the battery or appliances business of Saturn and its Subsidiaries or (y) other transactions that, in either case, would not reasonably be expected to prevent or materially delay or make more unlikely to occur the consummation of the Merger and the other transactions contemplated hereby, so long as in each case Saturn keeps Halley informed on a reasonably current basis of the status of such negotiations and the proposed terms and conditions thereof.

(g) For purposes of this Agreement, “Superior Proposal” means, with respect to a party hereto, a bona fide written Acquisition Proposal that such party’s board of directors determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation), taking into account all legal, financial, tax, regulatory, timing and other aspects of the proposal and the identity of the Person making the proposal (a) is reasonably likely to be consummated on the terms proposed, (b) is more favorable from a financial point of view to such party and its stockholders than the terms of the Merger and the other transactions contemplated hereby and (c) is otherwise on terms that the board of directors of such party has determined to be superior to the transactions contemplated hereby, including the Merger; provided, however, that for purposes of this definition of “Superior Proposal,” the term “Acquisition Proposal” shall have the meaning assigned to such term in this Agreement, except that each reference to ten percent (10%) set forth therein shall be replaced with a reference to a majority.

Section 5.4 SEC Filings; Stockholders Meetings.

(a) Preparation of Form S-4 and Joint Proxy Statement/Prospectus.

(i) As promptly as practicable after the date of this Agreement, Saturn and Halley shall jointly prepare and Halley shall cause to be filed with the SEC the Form S-4, which will include the Joint Proxy Statement/Prospectus to be sent to the stockholders of Saturn relating to the Saturn Stockholders Meeting and to the stockholders of Halley relating to the Halley Stockholders Meeting and will also constitute a prospectus with respect to the shares of Halley Common Stock issuable to the stockholders of Saturn in the First Merger. Each of Halley and Saturn will use its reasonable best efforts to have the Form S-4 declared effective and the Joint Proxy Statement/Prospectus cleared by the SEC as promptly as practicable after the filing thereof with the SEC and to keep the Form S-4 effective for so long as necessary to consummate the First Merger and the other transactions contemplated hereby, and each of Saturn and Halley shall use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the holders of the Saturn Common Stock and to the holders of the Halley Common Stock as promptly as practicable after the Form S-4 shall have become effective and the Joint Proxy Statement/Prospectus shall have been cleared by the SEC. Each of Saturn and Halley shall furnish all non-privileged information concerning such party as may be reasonably requested by the other party in connection with the preparation, filing and distribution of the Form S-4 and the Joint Proxy Statement. No filing of the Form S-4 will be made by Halley, and no filing of the Joint Proxy Statement will be made by Saturn or Halley, in each case, without providing the other party with a reasonable opportunity to review and comment thereon.

(ii) If at any time prior to the Effective Time, any information should be discovered by Saturn or Halley that should be set forth in an amendment or supplement to the Form S-4 or the Joint Proxy Statement/Prospectus, so that any of such documents would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and each of the parties shall use its reasonable best efforts to cause an appropriate amendment or supplement describing such information to be promptly filed with the SEC and, to the extent required under applicable Law, disseminated to stockholders of Saturn and/or Halley, as applicable; provided, however, that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party hereunder or otherwise affect the remedies available hereunder to any party.

(iii) Saturn and Halley shall promptly notify each other upon the receipt of any comments, whether oral or written, from the SEC or the staff of the SEC on, or any request from the SEC or the staff of the SEC for amendments or supplements to, the Joint Proxy Statement/Prospectus or the Form S-4, and shall provide each other with copies of all correspondence (and a summary of all substantive oral communications) with the SEC or the staff of the SEC with respect to the S-4 or the Joint Proxy Statement/Prospectus. Each of Saturn and Halley shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Joint Proxy Statement/Prospectus or the Form S-4. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any substantive correspondence (including responses to SEC comments) or amendments or supplements to the Joint Proxy Statement/Prospectus or the Form S-4 prior to filing with the SEC, and shall provide to the other a copy of all such filings made with the SEC.

(iv) Except for the purpose of disclosing any Adverse Recommendation Change, no amendment or supplement to the Joint Proxy Statement/Prospectus or the Form S-4, nor any response to any comments or inquiry from the SEC with respect to such filings, will be made by Saturn or Halley without the approval of the other party, which approval shall not be unreasonably withheld, delayed or conditioned (it being understood that it shall be unreasonable to withhold consent with respect to any amendment or supplement to the Joint Proxy Statement/Prospectus or Form S-4 to the extent such amendment or supplement is required to be included therein so that the Joint Proxy Statement/Prospectus or Form S-4 will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading as may be required by Rule 10b-5 or Rule 14a-9 under the Exchange Act or Section 11 or Section 12 of the Securities Act).

(v) Halley shall also use its reasonable best efforts to take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) reasonably required to be taken under any applicable state securities or “blue sky” laws in connection with the issuance of shares of Halley Common Stock in the First Merger, and Saturn shall furnish all information concerning Saturn as Halley may reasonably request in connection with any such action.

(vi) Each of Halley and Saturn, as applicable, will advise the other promptly after it receives oral or written notice of the time when the Form S-4 has become effective or any amendment or supplement thereto has been filed, the issuance of any stop order, or the suspension of the qualification of the Halley Common Stock issuable in connection with the First Merger for offering or sale in any jurisdiction.

(b) Saturn Stockholders Meeting. Saturn shall use, irrespective of whether the board of directors of Saturn has made an Adverse Recommendation Change, its reasonable best efforts to, as promptly as practicable after the Form S-4 is declared effective under the Securities Act and the Joint Proxy Statement/Prospectus is cleared by the SEC, in accordance with applicable Law, the Saturn Charter and the Saturn Bylaws duly call, give notice of, convene and hold the Saturn Stockholders Meeting for the purpose of considering and voting upon the adoption of this Agreement. Except during such time as an Adverse Recommendation Change is in effect in accordance with Section 5.3, to the fullest extent permitted by applicable Law, Saturn, through the board of directors of Saturn, shall (i) recommend to its stockholders that they adopt this Agreement (the “Saturn Recommendation”), (ii) include such recommendation in the Joint Proxy Statement/Prospectus and (iii) solicit and use its reasonable best efforts to obtain the Saturn Stockholders Approval. Notwithstanding anything to the contrary contained in this Agreement, Saturn may adjourn or postpone the Saturn Stockholders Meeting (A) to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement/Prospectus is provided to Saturn’s stockholders in advance of a vote to adopt this Agreement, (B) if, as of the time for which the Saturn Stockholders Meeting is originally scheduled, there are insufficient shares of Saturn Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct Saturn Stockholders Meeting, (C) with the prior written consent of Halley, (D) to solicit additional proxies for the purpose of obtaining the Saturn Stockholders Approval, or (E) in the event the Halley Stockholders Meeting has been adjourned or postponed by Halley in accordance with Section 5.4(c), to the extent necessary to enable the Saturn Stockholders Meeting and the Halley Stockholders Meeting to be held on the same day as contemplated by Section 5.4(e); provided, that without the prior written consent of Halley, the Saturn Stockholders Meeting may not be postponed or adjourned to a date that is more than thirty (30) days after the date for which the Saturn Stockholders Meeting was originally scheduled. Saturn shall, upon the reasonable request of Halley, provide the aggregate vote tally of the proxies received with respect to the Saturn Requisite Stockholder Approvals. Saturn shall, as promptly as reasonably practicable (and in no event later than the tenth (10th) Business Day following the date of this Agreement) conduct a “broker search” as contemplated by and in accordance with Rule 14a-13 promulgated under the Exchange Act with respect to the Saturn Stockholders Meeting (based on a record date that is twenty (20) Business Days following the date on which such broker search is commenced). If at any time the current record date for the Saturn Stockholders Meeting is not reasonably likely to satisfy the requirements of Saturn’s organizational documents and applicable Law, Saturn shall, in consultation with Halley, set a new record date and shall continue to comply with the “broker search” requirements of Rule 14a-13 promulgated under the Exchange Act with respect to any such new record date.

(c) Halley Stockholders Meeting. Halley shall use, irrespective of whether the board of directors of Halley has made an Adverse Recommendation Change, its reasonable best efforts to, as promptly as practicable after the Form S-4 is declared effective under the Securities Act and the Joint Proxy Statement/Prospectus is cleared by the SEC, in accordance with applicable Law, the Halley Charter and the Halley Bylaws duly call, give notice of, convene and hold the Halley Stockholders Meeting for the purpose of considering and voting upon the approval of the Charter Amendment (as the components thereof may be combined or separately required to be proposed or presented) and the Share Issuance. Except during such time as an Adverse Recommendation Change is in effect in accordance with Section 5.3, to the fullest extent permitted by applicable Law, Halley, through the board of directors of Halley, shall (i) recommend to its stockholders that they approve the Charter Amendment (as the components thereof may be combined or separately required to be proposed or presented) and the Share Issuance (the “Halley Recommendation”), (ii) include such recommendation in the Joint Proxy Statement/Prospectus and (iii) solicit and use its reasonable best efforts to obtain the Halley Stockholders Approval. Notwithstanding anything to the contrary contained in this Agreement, Halley may adjourn or postpone the Halley Stockholders Meeting (A) to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement/Prospectus is provided to Halley’s stockholders in advance of a vote to approve the Charter Amendment (as the components thereof may be combined or separately required to be proposed or presented) and the Share Issuance, (B) if, as of the time for which the Halley Stockholders Meeting is originally scheduled, there are insufficient shares of Halley Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct Halley Stockholders Meeting, (C) with the prior written consent of Saturn, (D) to solicit additional proxies for the purpose of obtaining the Halley Stockholders Approval, or (E) if the Saturn Stockholder Meeting has been adjourned or postponed by Saturn in accordance with Section 5.4(b) , to the extent necessary to enable the Halley Stockholders Meeting and the Saturn Stockholders Meeting to be held on the same day as contemplated by Section 5.4(e); provided, that without the prior written consent of Saturn, the Halley Stockholders Meeting may not be postponed or adjourned to a date that is more than thirty (30) days after the date for which the Halley Stockholders Meeting was originally scheduled. Halley shall, upon the reasonable request of Saturn, provide the aggregate vote tally of the proxies received with respect to the Halley Stockholder Approval. Halley shall, as promptly as reasonably practicable (and in no event later than the tenth (10th) Business Day following the date of this Agreement) conduct a “broker search” as contemplated by and in accordance with Rule 14a-13 promulgated under the Exchange Act with respect to the Halley Stockholders Meeting (based on a record date that is twenty (20) Business Days following the date on which such broker search is commenced). If at any time the current record date for the Halley Stockholders Meeting is not reasonably likely to satisfy the requirements of Halley’s organizational documents and applicable Law, Halley shall, in consultation with Saturn, set a new record date and shall continue to comply with the “broker search” requirements of Rule 14a-13 promulgated under the Exchange Act with respect to any such new record date.

(d) Merger Sub Approval. Immediately following execution of this Agreement, Halley shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as sole stockholder of Merger Sub 1, a written consent approving the First Merger and this Agreement.

(e) Meeting Date. Each of Halley and Saturn shall cooperate and use their reasonable best efforts to cause the Halley Stockholders Meeting and the Saturn Stockholders Meeting to be held on the same date and to cause the record date for the Saturn Stockholders Meeting and the Halley Stockholders Meeting to occur on the same date.

Section 5.5 Access to Information; Confidentiality. Until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms:

(a) Halley shall, and shall cause each of its Subsidiaries to, to the extent permitted by applicable Law, afford to Saturn and its Representatives reasonable access during normal business hours, upon reasonable advance notice and in a manner that does not unreasonably interfere with the normal operation of Halley and its Subsidiaries, to all their respective properties, assets, books, records, Contracts, commitments, personnel and members of their executive management teams, during such period, Halley shall, and shall cause each of its Subsidiaries to, furnish promptly to Saturn and its Representatives, as applicable, all information concerning the business, properties, assets and Contracts of Halley and its Subsidiaries as may be reasonably requested by such parties; provided, however, that the foregoing shall not require Halley or its Subsidiaries to disclose any information to the extent such disclosure would (i) contravene applicable Law or the provisions of any Contract to which Halley or its Subsidiaries is a party, or (ii), in Halley’s good faith determination, constitute information protected by attorney/client privilege (provided that, with respect to information that may be the subject of clauses (i) and (ii), Halley and its Subsidiaries shall cooperate in good faith with Saturn and its Representatives to disclose the subject information in an alternative manner that would circumvent the applicability of clauses (i) and (iii)). All such information provided in connection with this Agreement shall be held confidential in accordance with the terms of the confidentiality letter agreement entered into between Halley and Saturn dated as of March 22, 2017 (the “Confidentiality Agreement”).

(b) Saturn shall, and shall cause each of its Subsidiaries to, to the extent permitted by applicable Law, afford to Halley and its Representatives reasonable access during normal business hours, upon reasonable advance notice and in a manner that does not unreasonably interfere with the normal operation of Saturn and its Subsidiaries, to all their respective properties, assets, books, records,

Contracts, commitments, personnel and members of their executive management teams, during such period, Saturn shall, and shall cause each of its Subsidiaries to, furnish promptly to Halley and its Representatives, as applicable, all information concerning the business, properties, assets and Contracts of Saturn and its Subsidiaries as may be reasonably requested by such parties; provided, however, that the foregoing shall not require Saturn or its Subsidiaries to disclose any information to the extent such disclosure would (i) contravene applicable Law or the provisions of any Contract to which Saturn or its Subsidiaries is a party, or (ii), in Saturn’s good faith determination, constitute information protected by attorney/client privilege (provided that, with respect to information that may be the subject of clauses (i) and (ii), Saturn and its Subsidiaries shall cooperate in good faith with Halley and its Representatives to disclose the subject information in an alternative manner that would circumvent the applicability of clauses (i) and (iii)). All such information provided in connection with this Agreement shall be held confidential in accordance with the terms of the Confidentiality Agreement.

(c) No investigation pursuant to this Section 5.5 or information provided, made available or delivered to Saturn or Halley pursuant to this Agreement shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of the parties hereunder and no party shall be deemed to make any representation or warranty except as expressly set forth in this Agreement.

Section 5.6 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions that are reasonably necessary, proper or advisable to consummate and make effective the Merger, the Share Issuance, the Charter Amendment and the other transactions contemplated by this Agreement (other than waiving any conditions to Closing set forth in Article VI), including using reasonable best efforts to accomplish the following: (i) obtain all required consents, approvals or waivers from non-Governmental Entity third parties necessary, proper or advisable to consummate and make effective the Merger, the Share Issuance and the Charter Amendment and the other transactions contemplated by this Agreement, (ii) obtain all necessary actions or non-actions, waivers, consents, clearances, approvals, orders and authorizations from Governmental Entities, make all necessary registrations, declarations and filings with, and take all steps as may be necessary to avoid any Action by, any Governmental Entity, and (iii) execute and deliver any additional instruments, in each case as necessary, proper or advisable to consummate the transactions contemplated hereby and fully to carry out the purposes of this Agreement; provided, however, in each case that, no party shall be required to pay any fee, penalty or other consideration to any Governmental Entity or other third party in respect of any such consents, approvals or waivers. Each of the parties hereto shall furnish to each other party such necessary information and reasonable assistance as the other party may reasonably request in connection with the foregoing and will cooperate in responding to any inquiry from a Governmental Entity, including promptly (and in no event later than two (2) Business Days) informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Entity, and supplying each other with copies of all material correspondence, filings or communications with any Governmental Entity with respect to this Agreement.

(b) In furtherance of the foregoing, each of Halley and Saturn shall (and shall cause their respective Representatives to) promptly (i) supply the other with any information or reasonable assistance required or reasonably requested in order to effectuate any of the obligations set forth in this Section 5.6, (ii) supply any additional information or materials which are required or reasonably requested by any Governmental Entity of competent jurisdiction in connection with the transactions contemplated hereby, except to the extent both Halley and Saturn otherwise agree, (iii) subject to any restrictions under applicable Law, jointly participate in any communication, meeting or other contact with any Governmental Entity in connection with this Agreement or any of the transactions contemplated hereby and (iv) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Halley or Saturn, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to the transactions contemplated hereby.

Section 5.7 Takeover Laws. The parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Law is or becomes applicable to this Agreement, the Saturn Support Agreement, the Halley Support Agreements or the Post-Closing Stockholders Agreement, the Merger, the Share Issuance, the Charter Amendment or any of the other transactions contemplated hereby or thereby and (b) if any Takeover Law is or becomes applicable to this Agreement, the Saturn Support Agreement, the Halley Support Agreements, or the Post-Closing Stockholders Agreement, the Merger, the Share Issuance, the Charter Amendment or any of the other transactions contemplated hereby or thereby, use their reasonable best efforts to ensure that the Merger, the Share Issuance, the Charter Amendment and the other transactions contemplated hereby or thereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Saturn Support Agreement, the Halley Support Agreements, or the Post-Closing Stockholders Agreement, the Merger, the Share Issuance, the Charter Amendment or any of the other transactions contemplated hereby or thereby.

Section 5.8 Stockholder Litigation. Each of Saturn and Halley shall cooperate with the other in the defense or settlement of any Action relating to the transactions contemplated by this Agreement which is brought or threatened in writing against (a) Halley, any of its Subsidiaries and/or any of their respective directors or officers, or (b) Saturn, any of its Subsidiaries and/or any of their respective directors or officers. Such cooperation between the parties shall include (i) keeping the other party reasonably and promptly informed of any developments in connection with any such Action, and (ii) refraining from compromising, settling, consenting to any order or entering into any agreement in respect of, any such Action without the written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.9 Notification of Certain Matters. In addition to the notification requirements set forth in Section 5.4, Saturn and Halley shall promptly notify each other upon obtaining knowledge of (a) any Action described in Section 5.8, (b) any change, condition or event that to its knowledge would prevent or would reasonably be expected to prevent that satisfaction of any condition set forth in Article VI, (c) any written notice received by such party from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such notice or the failure of such party to obtain such consent would reasonably be expected to be material to Saturn, the Surviving Corporation or Halley or prevent, delay or make more unlikely to occur the consummation of the Merger and the other transactions contemplated hereby, or (d) any material inaccuracy, misstatement or omission relating to the Halley Closing Certificate or the Halley Capitalization Certificate; provided, however, that no such notification or the failure to provide such notification shall in and of itself affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder or result, in and of itself, in the failure of a condition set forth in Article VI.

Section 5.10 Indemnification, Exculpation and Insurance.

(a) Halley, Saturn and Merger Sub each agrees that all rights to indemnification and exculpation now existing in favor of the current or former directors or officers (the “Saturn D&O Indemnified Parties”) of Saturn or its Subsidiaries as provided in the Saturn Charter, the Saturn Bylaws, the organizational documents of Saturn’s Subsidiaries or in any contract to which Saturn or any of its Subsidiaries is a party as in effect on the date of this Agreement for acts or omissions occurring prior to the Effective Time, whether claimed prior to, at or after the Effective Time (including matters arising in connection with the transactions contemplated hereby), shall be assumed by the Surviving Corporation and shall continue in full force and effect following the Effective Time. From and after the Effective Time, Halley shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless, and advance expenses to Saturn D&O Indemnified Parties with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time (including any matters arising in connection with this Agreement or the transactions contemplated hereby), to the fullest extent permitted by applicable Law and to the fullest extent required by the Saturn Charter, the Saturn Bylaws, the organizational documents of Saturn’s Subsidiaries or in any contract to which Saturn or any of its Subsidiaries is a party as in effect on the date of this Agreement; provided, that any Saturn D&O Indemnified Party to whom expenses are advanced agrees to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable judgment such Saturn D&O Indemnified Party is not ultimately entitled. For a period of six (6) years from and after the Effective Time, Halley shall cause the organizational documents of the Surviving Corporation to contain provisions with respect to indemnification, advancement of expenses and limitation of director and officer liability that are no less favorable to the Saturn D&O Indemnified Parties than those set forth in the Saturn Charter and the Saturn Bylaws as of the date of this Agreement, which provisions thereafter shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Saturn D&O Indemnified Parties.

(b) Halley, Saturn and Merger Sub each agrees that all rights to indemnification and exculpation now existing in favor of the current or former directors or officers (the “Halley D&O Indemnified Parties”) of Halley or its Subsidiaries as provided in the Halley Charter, the Halley Bylaws, the organizational documents of Halley’s Subsidiaries or in any contract to which Halley or any of its Subsidiaries is a party as in effect on the date of this Agreement for acts or omissions occurring prior to the Effective Time, whether claimed prior to, at or after the Effective Time (including matters arising in connection with the transactions contemplated hereby), shall continue in full force and effect following the Effective Time. From and after the Effective Time, Halley shall indemnify, defend and hold harmless, and advance expenses to the Halley D&O Indemnified Parties with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time (including any matters arising in connection with this Agreement or the transactions contemplated hereby), to the fullest extent permitted by applicable Law and to the fullest extent required by the Halley Charter, the Halley Bylaws or in any contract to which Halley or any of its Subsidiaries is a party as in effect on the date of this Agreement; provided, that any Halley D&O Indemnified Party to whom expenses are advanced agrees to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable judgment such Halley D&O Indemnified Party is not ultimately entitled. For a period of six (6) years from and after the Effective Time, Halley shall cause the organizational documents of Halley to contain provisions with respect to indemnification, advancement of expenses and limitation of director and officer liability that are no less favorable to the Halley D&O Indemnified Parties than those set forth in the Halley Charter and the Halley Bylaws as of the date of this Agreement, which provisions thereafter shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Halley D&O Indemnified Parties.

(c) Unless Saturn shall have purchased a “tail” policy prior to the Effective Time as provided below, for a period of six (6) years after the Effective Time, Halley shall cause to be maintained in effect for the benefit of the Saturn D&O Indemnified Parties an insurance and indemnification policy with an insurer with the same or better credit rating as the current carrier for Saturn that provides coverage for acts or omissions occurring prior to the Effective Time (the “Saturn D&O Insurance”)

covering each such person currently covered by the officers’ and directors’ liability insurance policy of Saturn on terms with respect to coverage and in amounts no less favorable than those of Saturn’s directors’ and officers’ insurance policy in effect on the date of this Agreement; provided, however, that Halley shall not be required to pay for the Saturn D&O Insurance an amount in excess of 300% of the annual premium currently paid by Saturn for such coverage; and provided, further, that if the cost for such insurance coverage exceeds 300% of such annual premium, Halley shall obtain as much coverage as reasonably practicable for a cost not exceeding such amount. Halley’s obligations under this Section 5.10(c) may be satisfied by Saturn purchasing, with the prior written consent of Halley (not to be unreasonably withheld, delayed or conditioned) prior to the Effective Time, a “tail” policy which (i) has an effective term of six (6) years from the Effective Time, and (ii) covers each person covered by Saturn’s directors’ and officers’ insurance policy in effect on the date of this Agreement for actions and omissions occurring prior to the Effective Time.

(d) Unless Halley shall have purchased a “tail” policy prior to the Effective Time as provided below, for a period of six (6) years after the Effective Time, Halley shall cause to be maintained in effect for the benefit of the Halley D&O Indemnified Parties an insurance and indemnification policy with an insurer with the same or better credit rating as the current carrier for Halley that provides coverage for acts or omissions occurring prior to the Effective Time (the “Halley D&O Insurance”) covering each such person currently covered by the officers’ and directors’ liability insurance policy of Saturn on terms with respect to coverage and in amounts no less favorable than those of Halley’s directors’ and officers’ insurance policy in effect on the date of this Agreement; provided, however, that Halley shall not be required to pay for the Halley D&O Insurance an amount in excess of 300% of the annual premium currently paid by Halley for such coverage; and provided, further, that if the cost for such insurance coverage exceeds 300% of such annual premium, Halley shall obtain as much coverage as reasonably practicable for a cost not exceeding such amount. Halley’s obligations under this Section 5.10(d) may be satisfied by Halley purchasing, with the prior written consent of Saturn (not to be unreasonably withheld, delayed or conditioned) prior to the Effective Time, a “tail” policy which (i) has an effective term of six (6) years from the Effective Time, and (ii) covers each person covered by Halley’s directors’ and officers’ insurance policy in effect on the date of this Agreement for actions and omissions occurring prior to the Effective Time.

(e) In the event that Halley, the Surviving Corporation or any of their respective successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successor and assign of Halley, the Surviving Corporation or any of their respective successors or assigns assumes the obligations set forth in this Section 5.10.

(f) The Saturn D&O Indemnified Parties and the Halley D&O Indemnified Parties to whom this Section 5.10 applies shall, from and after the Effective Time, be third-party beneficiaries of this Section 5.10. Notwithstanding any other provision of this Agreement, the provisions of this Section 5.10 shall survive consummation of the Merger and are intended to be for the benefit of, and, from and after the Effective Time, will be enforceable by, each of Saturn D&O Indemnified Parties and the Halley D&O Indemnified Parties, his or her heirs and his or her legal representatives.

Section 5.11 Public Announcements. The initial press release of the parties announcing the execution of this Agreement shall be a joint press release mutually agreed upon by Halley and Saturn. Thereafter, except for any press release or other public statements disclosing or relating to a potential or actual Adverse Recommendation Change, Acquisition Proposal, Superior Proposal, Intervening Event or information related thereto, Halley and Saturn shall consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement and the transactions contemplated hereby, and the parties shall not issue any such press release or make any public statement with respect to this Agreement, the Merger, the Charter Amendment, the Reverse Split, the Share Issuance or any of the other transactions contemplated hereby without the prior consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned, except that no consent shall be required to the extent such disclosure may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (in which case each party shall use reasonable best efforts to allow the other party reasonable time to comment on such release or statement in advance of such issuance).

Section 5.12 Rule 16b-3. Prior to the Effective Time, each of Halley and Saturn shall take all such steps as may be reasonably necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of Saturn Common Stock or acquisitions of Halley Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Saturn, or who will become subject to such reporting requirements with respect to Halley, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13 Tax Matters.

(a) Halley shall challenge, pursuing all available means, any known attempts to violate, and shall not knowingly fail to enforce, the restrictions set forth in Article XII of the Halley Certificate of Incorporation;

(b) Each of Halley and Saturn shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and to obtain the Tax opinions described in Section 6.1(f) (the “Closing Tax Opinions”), the Tax opinions described in Section 5.13(f), and any similar opinions required to be attached as exhibits to the Form S-4, including by delivering to applicable Tax Counsel a tax representation letter dated as of the Closing Date (and, if requested, dated as of the date the Form S-4 shall have been declared effective by the SEC), signed by an officer, containing customary representations, warranties and covenants, and in form and substance reasonably satisfactory to such Tax Counsel.

(c) Each of Halley and Saturn shall not, and shall cause each of its Subsidiaries not to, take any action that is reasonably likely to, or fail to take any action which failure is reasonably likely to, prevent or impede the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code or the issuance of any of the Closing Tax Opinions.

(d) Halley shall not cause or permit Merger Sub 2 to elect to be treated, for U.S. federal income tax purposes, as other than an entity disregarded as separate from Halley.

(e) Any liability arising out of any documentary, sales, use, real property transfer, registration, transfer, stamp, recording or other similar Tax with respect to the transactions contemplated by this Agreement shall be borne by the Surviving Corporation and expressly shall not be a liability of the stockholders of Saturn.

(f) Unless otherwise agreed in writing by Halley and Saturn, then notwithstanding anything to the contrary herein, Halley, the Surviving Corporation and Merger Sub 2 shall not consummate the Second Merger if (and only if) either Halley or Saturn (or both) shall have received and provided to the other, on the Closing Date but prior to the Effective Time, a Closing Tax Opinion to the effect that, for U.S. federal income tax purposes and assuming that the Second Merger does not occur, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the receipt by a party and provision to the other party of such Closing Tax Opinion as provided herein, the “Second Merger Opt-Out Condition”). Each party hereto shall cooperate and keep the other parties reasonably apprised with regard to all issues and considerations arising out of the Second Merger Opt-Out Condition, including, without limitation, whether each such party anticipates receiving a Closing Tax Opinion that would satisfy such condition reasonably in advance of the Closing.

(g) Halley shall promptly notify Saturn upon becoming actually aware of any Proposed Transfer or Transfer (as defined in the Halley Charter) occurring after the date hereof that was pre-approved by the Halley board of directors, including any notification received by Halley in connection with any proposed transfer pursuant to (i) the CF Turul Preapproval (as defined in the Resolutions of the Board of Directors of HRG Group, Inc. dated May 30, 2015) and (ii) the HCP Preapproval (as defined in the Resolutions of the Board of Directors of HRG Group, Inc. dated July 13, 2015).

Section 5.14 Merger Sub. Halley will take all actions necessary to (a) cause Merger Sub to perform its obligations under this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business, or incur or guarantee any indebtedness or make any investments, other than as specifically contemplated by this Agreement.

Section 5.15 Stock Exchange Listing and Delisting. Halley shall use its reasonable best efforts to cause the shares of Halley Common Stock issuable to stockholders of Saturn in the First Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time. Halley and Saturn shall cooperate with each other in taking all necessary actions to delist the Saturn Common Stock from the NYSE and to terminate the registration of the Saturn Common Stock as of, or as promptly as practicable after, the Effective Time.

Section 5.16 Post-Closing Stockholders Agreement. Prior to Effective Time, without the prior written approval of Saturn, Halley shall not modify, amend, terminate, or cancel or waive, or release or otherwise forego any right under, or agree to modify, amend, terminate, or cancel or waive, or release or otherwise forego any right under, the Post-Closing Stockholders Agreement.

Section 5.17 Saturn Stockholders Agreement; Registration Rights Agreement.

(a) The parties hereby agree that from and after the Effective Time, the following agreements shall be, without any further action by the parties hereto, terminated and no longer effective: (i) Stockholder Agreement, dated as of February 9, 2010, by and among Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P., Global Opportunities Breakaway Ltd. and Spectrum Brands Holdings, Inc. (the “Saturn Stockholders Agreement”), and (ii) Registration Rights Agreement, dated as of February 9, 2010, by and among Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P., Global Opportunities Breakaway Ltd., Avenue International Master, L.P., Avenue Investments, L.P., Avenue Special Situations Fund IV, L.P., Avenue Special Situations Fund V, L.P., Avenue-CDP Global Opportunities Fund, L.P. and Spectrum Brands Holdings, Inc.

(b) Prior to the Effective Time, Halley agrees not to (i) exercise its rights under Section 3.3(b) of the Saturn Stockholders Agreement or (ii) make any request, demand or other assertion of its rights as the Significant Stockholder (as defined in the Saturn Stockholders Agreement) under Article 6.2(a) of the Saturn Charter, in each case unless and until this Agreement is terminated in accordance with its terms.

(c) At or prior to the Effective Time, Halley will have entered into the Post-Closing Registration Rights Agreement with the other parties thereto.

Section 5.18 Financing Cooperation. Halley shall, shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their respective Representatives to, provide any reasonable cooperation and assistance as may be requested by Saturn from time to time prior to the Closing in connection with any permitted financing or refinancing activities undertaken by Saturn in connection with the transactions contemplated by this Agreement (including with respect to existing Indebtedness of Halley). Notwithstanding the foregoing, (i) neither Halley nor any of its Subsidiaries shall be required to incur any monetary liability in connection with any financing or other arrangements contemplated under this Section 5.18 prior to the Closing or to cause any such arrangements to become effective or be funded prior to the Closing, (ii) nothing in this Section 5.18 shall require action to the extent that it would (A) cause any condition to Closing set forth herein to not be satisfied or otherwise cause any breach of this Agreement, (B) require Halley or any of its Subsidiaries to take any action that would conflict with or violate any organizational documents or would be reasonably expected to violate any Law or result in a breach of, or default under, any Contract or (C) unreasonably interfere in the operations of Halley and its Subsidiaries, (iii) neither Halley nor any of its Subsidiaries shall be required to execute prior to the Closing any definitive financing documents and (iv) Saturn shall indemnify, defend and hold harmless Halley, its Subsidiaries and its and their Representatives from and against any liability or obligation to any Person in connection with any action required or requested under this Section 5.18.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger and the Charter Amendment. The respective obligations of each party to effect the Charter Amendment, the Merger and the Share Issuance is subject to the satisfaction or, to the extent permitted by applicable Law (and except with respect to the condition set forth in Section 6.1(a)(ii), which shall not be waivable) waiver by Saturn and Halley at or prior to the Closing of the following conditions:

(a) Saturn Requisite Stockholder Approvals. Each of the (i) Saturn Stockholder Approval, (ii) Unaffiliated Saturn Stockholder Approval, and (iii) Charter Saturn Stockholder Approval shall have been obtained.

(b) Halley Stockholder Approval. The Halley Stockholder Approval shall have been obtained.

(c) No Injunctions or Legal Restraints; Illegality. No temporary restraining order, injunction or other judgment, order or decree issued by any Governmental Entity of competent jurisdiction shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any such case, restrains, enjoins, prohibits or makes illegal the consummation of the Charter Amendment, the Merger or the Share Issuance.

(d) Registration. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and be in effect and no proceedings for that purpose shall have been initiated and be pending.

(e) NYSE Listing. The shares of Halley Common Stock issuable to the stockholders of Saturn as provided for in Article II and, after the Effective Time, in respect of Saturn Equity Awards shall have been approved for listing on the NYSE, subject to official notice of issuance.

(f) Tax Opinion. Either Halley or Saturn (or both) shall have received a written opinion of any Tax Counsel, dated as of the Closing Date and in form and substance reasonably satisfactory to such party, to the effect that for U.S. federal income tax purposes the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Tax Counsel shall be entitled to receive and rely upon customary assumptions, representations, warranties and covenants, including those contained in this Agreement and in the tax representation letters described in Section 5.13.

Section 6.2 Conditions to the Obligations of Halley and Merger Sub. The obligation of Halley and Merger Sub to effect the Charter Amendment, the Merger and the Share Issuance is also subject to the satisfaction, or (to the extent permitted by applicable Law) waiver by Halley, at or prior to the Closing, of the following conditions:

(a) Representations and Warranties.(i) Each of the representations and warranties of Saturn set forth in Section 3.2(a) (Capital Stock) shall be true and correct in all respects, as of the date hereof and as of the Closing Date as if made anew as of the Closing Date (except to the extent such representations and warranties are expressly made as of an earlier date, in which case they shall be so true and correct as of such earlier date) other than in each case for de minimis inaccuracies; (ii) each of the representations and warranties of Saturn set forth in the first sentence of Section 3.1 (Organization, Standing and Power), Section 3.3 (Authority), Section 3.11 (State Takeover Statutes) and Section 3.12 (Brokers), shall be true and correct in all material respects, as of the date hereof and as of the Closing Date as if made anew as of the Closing Date (except to the extent such representations and warranties are expressly made as of an earlier date, in which case they shall be so true and correct in all material respects as of such earlier date); and (iii) each of the other representations and warranties of Saturn set forth in this Agreement shall be true and correct (without giving effect to any materiality, Saturn Material Adverse Effect or similar qualifiers) as of the date hereof and as of the Closing Date, as if made anew as of the Closing Date (except to the extent such representations and warranties are expressly made as of an earlier date, in which case they shall be so true and correct as of such earlier date) except for such inaccuracies as have not had and would not reasonably be expected to have, individually or in the aggregate, a Saturn Material Adverse Effect.

(b) Performance of Obligations of Saturn. Saturn shall have performed in all material respects the covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Absence of Saturn Material Adverse Effect. Since the date of this Agreement, there shall not have been any Saturn Material Adverse Effect.

(d) Officers’ Certificate. Halley shall have received a certificate signed by a senior executive officer of Saturn on behalf of Saturn, dated as of the Closing Date, certifying as to the matters set forth in Sections 6.2(a), 6.2(b) and 6.2(c).

Section 6.3 Conditions to the Obligations of Saturn. The obligation of Saturn to effect the Merger is also subject to the satisfaction, or (to the extent permitted by applicable Law) waiver by Saturn, at or prior to the Closing, of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of Halley and Merger Sub set forth in Section 4.2(a) (Halley Capital Stock) and Section 4.2(d) (Merger Sub Capital Stock) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made anew as of the Closing Date (except to the extent such representations and warranties are expressly made as of an earlier date, in which case they shall be so true and correct as of such earlier date) other than in each case for de minimis inaccuracies; (ii) each of the representations and warranties of Halley and Merger Sub set forth in the first sentence of Section 4.1 (Organization, Standing and Power), Section 4.4 (Authority), Section 4.13 (State Takeover Statutes) and Section 4.16 (Brokers), shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made anew as of the Closing Date (except to the extent such representations and warranties are expressly made as of an earlier date, in which case they shall be so true and correct in all material respects as of such earlier date); and (iii) each of the other representations and warranties of Halley and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any materiality, Halley Material Adverse Effect or similar qualifiers) as of the date hereof and as of the Closing Date, as if made anew as of the Closing Date (except to the extent such representations and warranties are expressly made as of an earlier date, in which case they shall be so true and correct as of such earlier date) except for such inaccuracies as have not had and would not reasonably be expected to have, individually or in the aggregate, a Halley Material Adverse Effect.

(b) Performance of Obligations of Halley and Merger Sub. Each of Halley and Merger Sub shall have performed in all material respects the covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Absence of Halley Material Adverse Effect. Since the date of this Agreement, there shall not have been any Halley Material Adverse Effect.

(d) Officers’ Certificate. Saturn shall have received a certificate signed by a senior executive officer of each of Halley and Merger Sub on behalf of Halley and Merger Sub, respectively, dated as of the Closing Date, certifying as to the matters set forth in Sections 6.3(a), 6.3(b) and 6.3(c).

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Saturn Requisite Stockholder Approvals or the Halley Stockholder Approval has been obtained, except as otherwise expressly noted (with any termination by Halley also being an effective termination by Merger Sub):

(a) by mutual written consent of Halley and Saturn;

(b) by either Halley or Saturn:

(i) if the Closing shall not have occurred on or before October 8, 2018 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any of such party’s obligations under this Agreement was a proximate cause of the failure of the Closing to have occurred by the Outside Date;

(ii) if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule, Law or decree, or taken any other action, restraining, enjoining or otherwise prohibiting any of the Charter Amendment, the Share Issuance or the Merger and such judgment, order, injunction, rule, Law, decree or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any party whose failure to fulfill any of such party’s obligations under this Agreement was the principal cause of such judgment, order, injunction, rule, Law, decree or other action;

(iii) if the Saturn Requisite Stockholder Approvals shall not have been obtained at the Saturn Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof in accordance with this Agreement;

(iv) if the Halley Stockholder Approval shall not have been obtained at the Halley Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof in accordance with this Agreement;

(c) by Halley, if Saturn shall have materially breached or failed to perform any of its covenants or agreements set forth in this Agreement, or if any representation or warranty of Saturn shall have been untrue as of the date hereof or shall thereafter have become untrue, which breach or failure to perform or to be or remain true, either individually or in the aggregate, if occurring or continuing at the Closing (A) would result in the failure of any of the conditions set forth in Section 6.2(a) or 6.2(b) and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) forty-five (45) days after the receipt of written notice by Saturn from Halley of such breach or failure; provided, however, that Halley shall not have the right to terminate this Agreement pursuant to this Section 7.1(c) if, at the time of delivery of such written notice, Halley or Merger Sub shall have materially breached or failed to perform any of its covenants or agreements set forth in this Agreement or any of their representations or warranties shall have been untrue as of the date hereof or shall thereafter have become untrue, which breach or failure to perform or to be or remain true, either individually or in the aggregate, if occurring or continuing at the Closing, would result in the failure of any of the conditions set forth in Section 6.3(a) or 6.3(b);

(d) by Halley, if the board of directors of Saturn shall have effected an Adverse Recommendation Change;

(e) by Saturn, if Halley or Merger Sub shall have materially breached or failed to perform any of its covenants or agreements set forth in this Agreement, or if any representation or warranty of Halley or Merger Sub shall have been untrue as of the date hereof or shall thereafter have become untrue, which breach or failure to perform or to be or remain true, either individually or in the aggregate, if occurring or continuing at the Closing (A) would result in the failure of any of the conditions set forth in Section 6.3(a) or 6.3(b) and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) forty-five (45) days after the receipt of written notice by Halley from Saturn of such breach or failure; provided, however, that Saturn shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if, at the time of delivery of such written notice, it shall have materially breached or failed to perform any of its covenants or agreements set forth in this Agreement or any of its representations or warranties shall have been untrue as of the date hereof or shall thereafter have become untrue, which breach or failure to perform or to be or remain true, either individually or in the aggregate, if occurring or continuing at the Closing, would result in the failure of any of the conditions set forth in Section 6.2(a) or 6.2(b); or

(f) by Saturn, if the board of directors of Halley shall have effected an Adverse Recommendation Change.

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall provide written notice of termination to the other party, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and any such termination in accordance with this Section 7.1 shall be effective immediately upon delivery of such written notice to the other party.

Section 7.2 Notice of Termination; Effect of Termination. In the event of termination of the Agreement, this Agreement shall immediately become void and have no force or effect, without any liability or obligation on the part of Halley, Merger Sub or Saturn or any of their respective Representatives or Affiliates, provided, however, that notwithstanding the foregoing:

(a) the Confidentiality Agreement and the provisions of the second sentence of Section 5.5(a) (Access to Information; Confidentiality), this Section 7.2, Section 7.3 (Fees and Expenses), Section 7.4 (Amendments) and Article VIII (General Provisions) (other than Section 8.1) shall survive the termination hereof; and

(b) no such termination shall relieve any party from any liability for damages resulting from any material breach of this Agreement by such party that is a consequence of an act by such party, or the failure of such party to take an act, with the knowledge, or in circumstances where such party should reasonably have known, that the taking of, or the failure to take, such act would constitute a material breach of this Agreement or from amounts payable pursuant to Section 7.3, in which case the non-breaching party shall be entitled to all rights and remedies available at Law or in equity.

Section 7.3 Fees and Expenses. Except as otherwise provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Closing occurs. Notwithstanding the foregoing, Saturn will pay any SEC filing fees, Exchange Agent or transfer agent fees and expenses, any amounts incurred by Halley or any of its Subsidiaries in connection with the cooperation contemplated by Section 5.18 and any fees payable to any stock exchange or to FINRA in connection with this Agreement and the transactions contemplated hereby (the “Saturn Fees”).

Section 7.4 Amendment or Supplement. Subject to applicable Law, this Agreement may be amended, modified or supplemented by the parties by action taken or authorized by each of their respective boards of directors at any time prior to the Effective Time, whether before or after the Saturn Requisite Stockholder Approvals and/or the Halley Stockholder Approval has been obtained; provided that after the Saturn Requisite Stockholder Approvals or the Halley Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of Saturn or the stockholders of Halley, respectively, under applicable Law without such approval having first been obtained. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 7.5 Extension of Time; Waiver. The parties may, by action taken or authorized by their respective boards of directors, subject to applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) waive compliance with any of the agreements or the satisfaction of conditions of the other parties contained herein (except with respect to the condition set forth in Section 6.1(a)(ii), which shall not be waivable). Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Non-Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or, except as provided in Section 7.2, the termination of this Agreement pursuant to Section 7.1, as the case may be, except that this Section 8.1 shall not limit any covenants or agreements of the parties that by their terms apply, or are to be performed in whole or in part, after the Effective Time or after the termination of this Agreement.

Section 8.2 The Special Committee. Until the Effective Time, each of the following actions by Saturn or by the board of directors of Saturn may be effected only if such action is recommended by or taken at the direction of the Special Committee: (a) any action by Saturn or its board of directors with respect to any amendment or waiver of any provision of this Agreement; (b) termination of this Agreement by Saturn or its board of directors; (c) extension by Saturn or its board of directors of the time for the performance of any of the obligations or other acts of Halley or Merger Sub, or any waiver or assertion of any of Saturn’s rights under this Agreement; or (d) any other approval, agreement, authorization, consent or other action by Saturn or its board of directors with respect to this Agreement or the transactions contemplated hereby.

Section 8.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier (providing written proof of delivery) or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to Halley or Merger Sub or the Surviving Corporation or the Surviving Company, to:

HRG Group, Inc.

450 Park Avenue, 29th Floor

New York, New York 10022

Attention: Ehsan Zargar

Facsimile: (212) 906-8559

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: John Butler

Facsimile: (212) 450-5745

(ii)	if to Saturn, to:

Spectrum Brands Holdings, Inc.

3001 Deming Way

Middleton, Wisconsin 53562

Attention: Nathan E. Fagre

Facsimile: (608) 288-7546

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Sarkis Jebejian, Esq.;

Jonathan L. Davis, Esq.

Facsimile: (212) 446-6460

and

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Paul J. Shim;

James E. Langston

Facsimile.: (212) 225-3999

provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 P.M. (addressee’s local time) or on any day that is not a business day shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next business day.

Section 8.4 Certain Definitions. For purposes of this Agreement:

(a) “Adjusted Saturn Shares Held by Halley” means (i) the Unadjusted Saturn Shares Held by Halley, minus (ii) the Halley Share Adjustment;

(b) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided, however that unless otherwise explicitly stated, Halley and its Subsidiaries shall not be deemed Affiliates of Saturn and its Subsidiaries (and vice versa) for any purpose hereunder;

(c) “Aggregate Halley Vested Restricted Stock Shares” means, as of immediately prior to the Reverse Split Time, the aggregate number of Halley Vested Restricted Stock Award Shares calculated in accordance with Section 2.4(b);

(d) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed;

(e) “Charter Saturn Stockholder Approval” means the affirmative vote required under Section 12 of the Saturn Charter (as in effect as of the date hereof) in connection with a Going Private Transaction (as defined in the Saturn Charter as in effect as of the date hereof);

(f) “Closing Cash” means as of 11:59 pm New York time on the Adjustment Measurement Date, (i) all cash and cash equivalents, marketable securities and short-term instruments of Halley and its Subsidiaries on a consolidated basis, plus (ii) Halley and its Subsidiaries’ proportionate share of any unpaid dividend declared by Saturn in respect of Saturn Common Stock if the record date for such dividend is on or prior to the Adjustment Measurement Date; provided that, Closing Cash shall (A)

be calculated without giving effect to any payment in respect of fractional shares arising in connection with the Reverse Split or the Merger or any other payment or deposit of Merger Consideration, (B) not include the cash, assets and property listed as items 1-4 on Section 5.1(e) of the Halley Disclosure Letter, irrespective of whether such cash, assets or property are sold, disposed of or otherwise transferred prior to the Closing Date (in which case Closing Cash shall also not include any cash, property or assets received in connection with such sale, disposal or transfer) and (C) not include any cash and cash equivalents, marketable securities and short-term instruments held by any of Salus Capital Partners LLC, Salus Capital Partners II LLC, Salus CLO 2012-1, Ltd., Salus CLO 2012-1, LLC or their respective Subsidiaries;

(g) “Closing Indebtedness” means all Indebtedness of Halley and its Subsidiaries on a consolidated basis as of 11:59 pm New York time on the Adjustment Measurement Date, other than (i) Indebtedness of any of Salus Capital Partners LLC, Salus Capital Partners II LLC, Salus CLO 2012-1, Ltd., Salus CLO 2012-1, LLC or their respective Subsidiaries (the “Salus Entities”) up to the amount of cash and cash equivalents, marketable securities and short-term instruments of the Salus Entities and (ii) Indebtedness of any of the Salus Entities that does not provide recourse against Halley or any of its Subsidiaries (other than the Salus Entities), in each case as of such time;

(h) “Closing Net Indebtedness” means Closing Indebtedness minus Closing Cash minus $200,000,000;

(i) “Contract” means any bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order, commitment, agreement, instrument, obligation, undertaking, permit or franchise;

(j) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, credit arrangement or otherwise;

(k) “Form S-4” means the registration statement on Form S-4, or, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Halley under the Securities Act with respect to the shares of Halley Common Stock to be issued to the stockholders of Saturn in connection with the transactions contemplated by this Agreement;

(l) “Halley Final Unpaid Transaction Expenses” means, except for the Saturn Fees, which shall be borne by Saturn, the aggregate amount of all incurred but unpaid (as of the Adjustment Measurement Date) (i) third-party advisor fees and expenses of Halley and any of its Subsidiaries in connection with the negotiation, preparation, execution or consummation of this Agreement and the transactions contemplated hereby and (ii) except for consideration payable or issuable pursuant to the terms of this Agreement (including pursuant to the Reverse Split and Article II), change of control, retention bonus, termination, severance or other similar payments that are payable by Halley or any of its Subsidiaries to any current or former employee, consultant, officer, director or Affiliate (including for the avoidance of doubt L and F) of Halley or any of its Subsidiaries in connection with the transactions contemplated hereby or set forth on Section 8.4(l) of the Halley Disclosure Letter (for the avoidance of doubt to the extent incurred but unpaid as of the Adjustment Measurement Date), together with any employer-paid portion of any employment and payroll taxes related thereto;

(m) “Halley Material Adverse Effect” means any event, change, occurrence or effect that with respect to Halley and its Subsidiaries taken as a whole, has had or would reasonably be expected to have, individually or aggregate, a material adverse effect on the business, financial condition or results of operations of Halley and its Subsidiaries, taken as a whole (for clarity, determined taking into account

Halley’s ownership of Saturn Common Stock), or the ability of Halley to consummate the Merger, the Share Issuance or the Charter Amendment; provided that any event, change, occurrence or effect to the extent resulting from the following will be excluded from the determination of Halley Material Adverse Effect: (A) events, changes, occurrences, effects or conditions generally affecting the industries or markets in which Halley or its Subsidiaries operate; (B) any acts of God, natural disasters, the outbreak or escalation of war, armed hostilities or acts of terrorism; (C) changes in Law or GAAP or the interpretation or enforcement of either; (D) the negotiation, execution, consummation, existence, delivery, performance or announcement of this Agreement (provided that the exceptions in this clause (D) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty (or any portion thereof) is to address the consequences resulting from the execution and delivery of this Agreement, the Saturn Support Agreement, the Halley Support Agreement or the Post-Closing Stockholders Agreement, the performance of the obligations hereunder or thereunder the consummation of the transactions contemplated hereby or thereby); (E) general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit or securities markets (including changes in interest or currency exchange rates) in any country or region in which Halley or its Subsidiaries conduct business; (F) events, changes, occurrences, effects or conditions relating to any current, former or claimed tax asset or tax attribute of Halley, any of its Subsidiaries or any tax group that includes Halley or any of its Subsidiaries, including for the avoidance of doubt (i) any net operating loss or capital loss of Halley, any of its Subsidiaries or any tax group, (ii) any limitations applicable to any such tax asset or tax attribute, and (iii) any ownership or change in ownership relevant to the foregoing; or (G) any changes in the market price or trading volume of Halley Common Stock, any failure by Halley or its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial or operating projections or forecasts for any period, any changes in credit ratings and any changes in any analysts recommendations or ratings with respect to Halley or any of its Subsidiaries (provided that, in each case, such exclusion will not apply to the underlying causes of any such changes or failure to the extent not otherwise falling within any of the exceptions described in clauses (A) through (G)); provided, however, that the impact of any event, change, occurrence or effect described in clause (A), (B), (C) or (E) may be included for purposes of determining whether a Halley Material Adverse Effect has occurred or would reasonably be expected to occur to the extent such event, change, occurrence or effect has or is reasonably expected to have a disproportionately adverse effect on Halley and its Subsidiaries, take as a whole, as compared to other businesses operating in the industries in which Halley and its Subsidiaries operate, taken as a whole (and then only to the extent of such disproportionate adverse effect); provided, that, subject to the exceptions set forth in clauses (A) through (G) above, a Halley Material Adverse Effect shall be deemed to have occurred if (but only if) all such events, changes, occurrences or effects have resulted or would reasonably be expected to result in a net adverse impact in excess of $100,000,000 to the business, financial condition or results of operations of Halley and its Subsidiaries, taken as a whole (for clarity, determined without taking into account Halley and its Subsidiaries’ ownership of Saturn Common Stock).

(n) “Halley Plans” means, collectively, all material “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, (“ERISA”)) (other than a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) (a “Multiemployer Plan” or “Multiemployer Plans”)) and all material stock purchase, stock option, phantom stock or other equity-based plans, severance, employment, collective bargaining, change-in-control, retention, fringe benefit, bonus, incentive, deferred compensation and all other material employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, under which any current or former employee, director or consultant of Halley or its Subsidiaries (or any of their dependents) has any right to compensation or benefits or Halley or its Subsidiaries has any liability or with respect to which it is otherwise bound;

(o) “Halley Share Adjustment” means (i) the sum of (A) Closing Net Indebtedness and (B) Halley Final Unpaid Transaction Expenses, divided by (ii) the Saturn VWAP;

(p) “Halley Share Consolidation Ratio” means (i) the Adjusted Saturn Shares Held by Halley, divided by (ii) the Pre-Closing Outstanding Halley Shares;

(q) “Halley Stockholder Approval” means the (i) affirmative vote the holders of a majority of the outstanding shares of Halley Common Stock, approving and adopting the Charter Amendment (as the components thereof may be combined or separately required to be proposed or presented), (ii) affirmative vote the holders of a majority of Halley Common Stock present in person or represented by proxy at the Halley Stockholders Meeting approving the Share Issuance and (iii) consent of the holder of the Halley Preferred Stock approving the Charter Amendment;

(r) “Halley Stockholders Meeting” means a meeting of the stockholders of Halley to be called to consider approving the Charter Amendment (as the components thereof may be combined or separately required to be proposed or presented) and the Share Issuance;

(s) “Indebtedness” means, with respect to any Person, (i) all obligations of such Person for borrowed money or obligations issued or incurred in substitution or exchange for obligations for borrowed money, and any accrued interest thereon, (ii) any obligations evidenced by bonds, notes, debentures, mortgages, letters of credit (to the extent drawn) or other debt instruments or securities, and any accrued interest thereon, (iii) penalties, breakages, “make whole amounts” and other obligations relating to the foregoing (in each case solely to the extent such obligations became payable as a result of acts or omissions by Halley or its Subsidiaries prior to the Closing) and (iii) any obligations to guarantee any of the foregoing types of obligations on behalf of any such Person;

(t) “Independent Designee Requirements” means, with respect to an individual designated by L to serve as a member of the board of directors of Halley (as of and following the Effective Time) pursuant to Section 1.3(a), that (i) such individual (A) qualifies as an “independent director” of Halley and Saturn, in each case, as of and following the Effective Time, under Rule 303A(2) of the NYSE Listed Company Manual, (B) is not, and within the three years prior to the date of this Agreement has not been, a director, officer, or employee of Halley, L, F or any of their respective Subsidiaries, (C) is not as of the Closing Date a director, officer or employee of a hedge fund or an investment bank, (D) completes reasonable and customary onboarding documentation generally applicable to the other members of the board of directors of Halley (as of the date hereof), and (E) has not been the subject of any event required to be disclosed pursuant to Items 2(d) or 2(e) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K of the Securities Act (for the avoidance of doubt, excluding bankruptcies and violations of or non-compliance with Section 16(b) under the Exchange Act) involving an act of moral turpitude by such individual and is not subject to any order, decree or judgment of any Governmental Entity prohibiting service as a director of any public company, and (ii) the election of such individual to the board of directors of Halley would not cause Halley to be in violation of applicable Law;

(u) “Joint Proxy Statement/Prospectus” means the joint proxy statement/prospectus, including any amendments or supplements thereto, relating to the matters to be submitted to the Saturn stockholders at the Saturn Stockholders Meeting and to the Halley stockholders at the Halley Stockholders Meeting;

(v) “Merger Sub Stockholder Approval” means (i) the approval of the holders of a majority of the outstanding shares of the common stock of Merger Sub 1 approving and adopting this Agreement and the actions contemplated hereby and (ii) the approval of the sole member of Merger Sub 2 approving and adopting this Agreement and the actions contemplated hereby;

(w) “NYSE” means the New York Stock Exchange;

(x) “Ordinary Course” means, with respect to Saturn, only consistent with past practices through the date of this Agreement, and with respect to Halley, only such actions necessary in connection with and incident to the transactions contemplated by this Agreement, its ownership of Saturn Common Stock, its existence as a public company listed on the NYSE and the simplification and the ongoing wind-down of its other businesses in a manner consistent with the due diligence information provided by Halley to Saturn prior to the date of this Agreement and other matters reasonably incidental thereto;

(y) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity;

(z) “Pre-Closing Outstanding Halley Shares” means, as of immediately prior to the Reverse Split Time, the sum of (without duplication) (i) (A) the aggregate number of shares of Halley Common Stock subject to then unexercised Halley Stock Options and Halley Warrants, minus (B) the number of shares of Halley Common Stock having a then aggregate value equal to the aggregate exercise price of such unexercised Halley Stock Options and Halley Warrant, (ii) the Aggregate Halley Vested Restricted Stock Shares, and (iii) the aggregate number of issued and outstanding shares of Halley Common Stock;

(aa) “Saturn Material Adverse Effect” means any event, change, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Saturn and its Subsidiaries, taken as a whole, or the ability of Saturn to consummate the Merger; provided that any event, change, occurrence or effect to the extent resulting from the following will be excluded from the determination of Saturn Material Adverse Effect: (A) events, changes, effects or conditions generally affecting the industries or markets in which Saturn or its Subsidiaries operate; (B) any acts of God, natural disasters, the outbreak or escalation of war, armed hostilities or acts of terrorism; (C) changes in Law or GAAP or the interpretation or enforcement of either; (D) the negotiation, execution, consummation, existence, delivery, performance or announcement of this Agreement (provided that the exceptions in this clause (D) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty (or any portion thereof) is to address the consequences resulting from the execution and delivery of this Agreement, the Saturn Support Agreement, the Halley Support Agreement or the Post-Closing Stockholders Agreement, the performance of the obligations hereunder or thereunder the consummation of the transactions contemplated hereby or thereby); (E) general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit or securities markets (including changes in interest or currency exchange rates) in any country or region in which Saturn or its Subsidiaries conduct business; (F) any changes in the market price or trading volume of Saturn Common Stock, any failure by Saturn or its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial or operating projections or forecasts for any period, any changes in credit ratings and any changes in any analysts recommendations or ratings with respect to Saturn or any of its Subsidiaries (provided that, in each case, such exclusion will not apply to the underlying causes of any such changes or failure to the extent not otherwise falling within any of the exceptions described in clauses (A) through (F)); or (H) any acts or omission of Halley or any of its Affiliates; provided, however, that the impact of any event, change, occurrence or effect described in clause (A), (B), (C) or (E) may be included for purposes of determining whether a Saturn Material Adverse Effect has occurred or would reasonably be expected to occur to the extent such event, change, occurrence or effect has or is reasonably expected to have a disproportionately adverse effect on Saturn and its Subsidiaries, take as a whole, as compared to other businesses operating in the industries in which Saturn and its Subsidiaries operate, taken as a whole (and then only to the extent of such disproportionate adverse effect);

(bb) “Saturn Plans” means, collectively, all material “employee benefit plan” (within the meaning of Section 3(3) of ERISA) (other than Multiemployer Plans) and all material stock purchase, stock option, phantom stock or other equity-based plans, severance, employment, collective bargaining, change-in-control, retention, fringe benefit, bonus, incentive, deferred compensation and all other material employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, under which any current or former employee, director or consultant of Saturn or its Subsidiaries (or any of their dependents) has any right to compensation or benefits or Saturn or its Subsidiaries has any liability or with respect to which it is otherwise bound;

(cc) “Saturn Requisite Stockholder Approvals” means (i) the Saturn Stockholder Approval, (ii) the Unaffiliated Saturn Stockholder Approval and (iii) the Charter Saturn Stockholder Approval;

(dd) “Saturn Stockholder Approval” means the affirmative vote of the holders of a majority of the outstanding shares of Saturn Common Stock adopting this Agreement;

(ee) “Saturn Stockholders Meeting” means a meeting of the stockholders of Saturn to be called to consider approving and adopting this Agreement and the transactions contemplated hereby, including the Merger;

(ff) “Saturn VWAP” means the volume-weighted average price of a share of Saturn Common Stock for the twenty (20) trading day period starting with the opening of trading on the twenty-first (21st) trading day prior to the Closing Date and ending at the closing of trading on the second to last trading day prior to the Closing Date, as reported by Bloomberg;

(gg) “SEC” means the U.S. Securities and Exchange Commission;

(hh) “Share Issuance” means the issuance of shares of Halley Common Stock pursuant to the First Merger as contemplated by this Agreement or in respect of Saturn Equity Awards after the Effective Time;

(ii) “Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; provided, however that neither Saturn nor its Subsidiaries will be deemed a Subsidiary of Halley for any purpose hereunder, unless otherwise expressly stated;

(jj) “Tax” (including “Taxes”) means all federal, state, local, foreign and other income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, registration, value added, capital stock, environmental, alternative minimum, unclaimed property, estimated, social security (or similar), unemployment, escheat, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever payable to a Governmental Entity, together with any interest and any penalties, additions to tax or additional amounts with respect thereto;

(kk) “Tax Counsel” means any of (i) Kirkland & Ellis LLP, (ii) Davis Polk & Wardwell LLP and (iii) such other nationally recognized Tax counsel as is reasonably satisfactory to Halley and Saturn;

(ll) “Tax Return” means any return, declaration, report, statement, notice, certificate, election, information statement or other document filed or required to be filed with respect any Tax, including any claims for refunds of Taxes and any amendments, supplements, schedules or attachments to any of the foregoing;

(mm) “Taxing Authority” means any government or subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or other imposition of Taxes;

(nn) “Unadjusted Saturn Shares Held by Halley” means the number of shares of Saturn Common Stock held by Halley and its Subsidiaries as of immediately prior to the Effective Time; and

(oo) “Unaffiliated Saturn Stockholder Approval” means the affirmative vote of the holders of a majority of the outstanding shares of Saturn Common Stock beneficially owned, directly or indirectly, by Unaffiliated Saturn Stockholders, adopting this Agreement.

(pp) “Unaffiliated Saturn Stockholders” shall mean holders of Saturn Common Stock other than Halley and its Affiliates and the executive officers of Saturn.

Section 8.5 Interpretation. When a reference is made in this Agreement to a Section, Article, exhibit, annex or schedule, such reference shall be to a Section, Article, exhibit, annex or schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in Saturn Disclosure Letter or the Halley Disclosure Letter are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in the Saturn Disclosure Letter or the Halley Disclosure Letter but not otherwise defined therein shall have the meanings as defined in this Agreement. The Saturn Disclosure Letter and the Halley Disclosure Letter are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the context requires the singular number shall include the plural, and vice versa. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “or” shall not be exclusive. When used in reference to Saturn or its Subsidiaries, the term “material” shall be measured against Saturn and its Subsidiaries, taken as a whole. When used in reference to Halley or its Subsidiaries, the term “material” shall be measured against Halley and its Subsidiaries, taken as a whole. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder (provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). References to any Contract shall be deemed to refer to such Contract as amended from time to time. Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on other than a Business Day, the party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

Section 8.6 Entire Agreement. This Agreement, the Saturn Disclosure Letter, the Halley Disclosure Letter, the Confidentiality Agreement, each Halley Support Agreement, the Saturn Support Agreement, the Post-Closing Stockholders Agreement and the Post-Closing Registration Rights Agreement constitute the entire agreement with respect to the subject matter hereof, and supersede all prior written agreements, arrangements, communications, representations, warranties and understandings and all prior and contemporaneous oral agreements, arrangements, communications, representations, warranties and understandings among the parties with respect to the subject matter hereof and thereof.

Section 8.7 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except that Saturn D&O Indemnified Parties and the Halley D&O Indemnified Parties (with respect to Section 5.10 from and after the Effective Time) shall be intended third-party beneficiaries of Section 5.10. The parties hereto further agree that the rights of third party beneficiaries under Section 5.10 shall not arise unless and until the Effective Time occurs.

Section 8.8 Governing Law. This Agreement and any claim, controversy or dispute arising under or related thereto, the relationship of the parties hereto, and/or the interpretation and enforcement of the rights and duties of the parties hereto, whether arising at law or in equity, in contract, tort or otherwise, will be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without regard to its rules regarding conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

Section 8.9 Submission to Jurisdiction. The parties hereby irrevocably submit to the personal jurisdiction of the Delaware Court of Chancery or, if such court shall lack subject matter jurisdiction, the United States District Court for the District of Delaware, solely in respect of the interpretation and enforcement of the provisions of this Agreement. Each of the parties agrees not to commence any action, suit or proceeding relating hereto except in the courts described above in the State of Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided in Section 8.3 shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to deny or defeat personal jurisdiction, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, including by asserting (a) any claim that it is not personally subject to the jurisdiction of such courts in the State of Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.10 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however that that Halley may designate, by written notice to Saturn, another wholly-owned direct or indirect Subsidiary that is a Delaware corporation in lieu of Merger Sub 1, or another wholly-owned direct or indirect Subsidiary that is a Delaware limited liability company in lieu of Merger Sub 2, in which event all references herein to such Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to such Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.11 Specific Performance. Notwithstanding anything herein to the contrary, the parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that any provision of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) were not performed in accordance with the terms hereof. Accordingly, the parties acknowledge and agree that each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which such party is entitled at Law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate or that an award of specific performance is not an appropriate remedy for any reason at law or in equity and (b) any requirement under any Law to post any bond or other security as a prerequisite to obtaining equitable relief.

Section 8.12 Currency. All references to “dollars” or “$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 8.13 Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible and the relevant provision may be given effect to the fullest extent consistent with applicable Law.

Section 8.14 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.15 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 8.16 Facsimile or PDF Signature. This Agreement may be executed by facsimile signature or by emailed portable document format (.pdf) file signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 8.17 No Presumption Against Drafting Party. Each of Halley, Merger Sub and Saturn acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HRG GROUP, INC.

By:	/s/ Ehsan Zargar
Name: Ehsan Zargar
Title: Executive Vice President, General Counsel, Chief Operating Officer and Corporate Secretary

HRG SPV SUB I, INC.

By:	/s/ Ehsan Zargar
Name: Ehsan Zargar
Title: President

HRG SPV SUB II, LLC

By:	HRG GROUP, INC., its sole member

By:	/s/ Ehsan Zargar
Name: Ehsan Zargar
Title: Executive Vice President, General Counsel, Chief Operating Officer and Corporate Secretary

SPECTRUM BRANDS HOLDINGS, INC.

By:	/s/ Nathan E. Fagre
Name: Nathan E. Fagre
Title: Senior Vice President, General Counsel and Secretary

EXHIBIT A

Amended and Restated Halley Charter

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

of

HRG GROUP, INC.

HRG GROUP, INC. (the “Corporation”), a corporation organized and existing under the Laws of the State of Delaware, DOES HEREBY CERTIFY AS FOLLOWS:

ONE: The name of the Corporation is HRG GROUP, INC. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 3, 2009. A Certificate of Amendment to the Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 13, 2015.

TWO: This Amended and Restated Certificate of Incorporation (this “Certificate”), was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”), having been (a) proposed by resolutions adopted and declared advisable by the board of directors of the Corporation, and (b) approved by the stockholders of the Corporation in accordance with the applicable provisions of Sections 242 and 245 of the DGCL, and amends and restates the Certificate of Incorporation of the Corporation (as amended) in its entirety.

THREE: Pursuant to Section 103(d) of the DGCL, this Certificate will become effective at [•] Eastern Time on [•], 2018 (the time upon which this Certificate becomes effective being the “Charter Amendment Effective Time”).

FOUR: The Certificate of Incorporation of the Corporation (as amended) is hereby amended and restated to read as follows:

1. Name. The name of the Corporation is Spectrum Brands Holdings, Inc. (the “Corporation”).

2. Address; Registered Office and Agent. The address of the Corporation’s registered office is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, State of Delaware 19808; and the name of its registered agent at such address is Corporation Service Company.

3. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

4. Reverse Stock Split; Capital Stock.

4.1 Effective immediately after the Charter Amendment Effective Time (such time immediately after the Charter Amendment Effective Time, the “Reverse Split Effective Time”) and without any further action by the holders of such shares, each outstanding share of Common Stock (as defined below) shall be consolidated into [•]1 of a validly issued, fully paid and non-assessable share of Common Stock (the “Reverse Stock Split”). The par value of each share of Common Stock shall not be adjusted in connection with the Reverse Stock Split.

No fractional shares of Common Stock shall be issued in the Reverse Stock Split. In the event that, as a result of the Reverse Split, a stockholder of the Corporation would hold a fractional share of Common Stock (after aggregating all fractional shares that would be held by such stockholder after giving effect to the Reverse Split), such stockholder’s fractional share shall be sold, and the proceeds therefrom remitted to such stockholder, as follows: As promptly as practicable following the Charter Amendment Effective Time, the Corporation’s existing transfer agent or another transfer agent designated by Corporation (the “Transfer Agent”) shall determine the aggregate number of shares of Common Stock stockholders of the Corporation comprising the fractional shares of Common Stock to be sold pursuant to this sentence (such excess shares being herein referred to as the “Excess Shares”). As promptly as practicable following the Charter Amendment Effective Time, the Transfer Agent, as agent for such stockholders (the “Existing Corporation Holders”), shall sell the Excess Shares at then-prevailing prices on the NYSE, all in the manner provided herein. The sale of the Excess Shares by the Transfer Agent shall be executed on the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of any such

[1]	NTD: To equal the Halley Share Consolidation Ratio.

sale or sales have been distributed to Existing Corporation Holders, the Transfer Agent shall hold such proceeds in trust for such Existing Corporation Holders. The net proceeds of any such sale or sales of Excess Shares shall be remitted to Existing Corporation Holders, reduced by any and all commissions, transfer taxes and other out-of-pocket transaction costs, as well as any expenses, of the Transfer Agent incurred in connection with such sale or sales. The Transfer Agent shall determine the portion of such net proceeds to which each Existing Corporation Holder shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such Existing Corporation Holder is entitled (after taking into account all shares of Common Stock held by such Existing Corporation Holder immediately prior to the effectuation of the Reverse Split and rounded to the nearest thousandth when expressed in decimal form) and the denominator of which is the aggregate number of Excess Shares. As soon as practicable after the determination of the amount of cash, if any, to be remitted to Existing Corporation Holders with respect to any fractional share interests, the Transfer Agent shall promptly remit such amounts to such holders subject to and in accordance with the foregoing. No dividends or other distributions with respect to Common Stock shall be payable on or with respect to any such fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of the Corporation. From and after the Reverse Split Time, certificates that represented shares of Common Stock prior to the Reverse Split Time shall, until presented for exchange, represent only the number of shares of Common Stock into which such shares were combined pursuant to the Reverse Split.

4.2 From and after the Charter Amendment Effective Time, the Corporation is authorized to issue two classes of capital stock, designated as Common Stock and Preferred Stock. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 300,000,000, consisting of 200,000,000 shares of Common Stock, with a par value of $0.01 per share (the “Common Stock”), and 100,000,000 shares of Preferred Stock, with a par value of $0.01 per share (the “Preferred Stock”). Subject to the rights of any holders of any series of Preferred Stock, the number of authorized shares of either of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of either of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

4.3 The Preferred Stock may be issued in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby authorized to issue the shares of Preferred Stock in such series, and to fix from time to time before issuance, the number of shares to be included in any such series and the designation, powers, preferences, rights and qualifications, limitations or restrictions of such series. The authority of the Board with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

(a) the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

(b) the voting powers, if any, and whether such voting powers are full or limited in such series;

(c) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

(d) whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

(e) the rights of such series upon the voluntary or involuntary liquidation of, or upon any distribution of the assets of, the Corporation;

(f) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Corporation or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;

(g) the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation or other entity;

(h) the provisions, if any, of a sinking fund applicable to such series;

and

(i) any other powers, preferences or relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof;

all as may be determined from time to time by the Board and stated or expressed in the resolution or resolutions providing for the issuance of such Preferred Stock (collectively, a “Preferred Stock Designation”), and as may be permitted by the DGCL.

4.4 Except as may otherwise be provided in this Certificate, by applicable Law, or by a Preferred Stock Designation, each holder of Common Stock, as such, shall have the exclusive right to vote, and shall be entitled to one vote for each share of Common Stock held of record by such holder, on all matters on which stockholders generally are entitled to vote, including the election of Directors to the Board. To the fullest extent permitted by Law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Certificate (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any Preferred Stock Designation) or pursuant to the DGCL.

4.5 Subject to applicable Law and the rights, if any, of the holders of outstanding Preferred Stock set forth in a Preferred Stock Designation, if any, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board in its discretion shall determine.

4.6 Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock set forth in a Preferred Stock Designation, the holders of the Common Stock shall be entitled to receive the assets of the Corporation available for distribution to the stockholders ratably in proportion to the number of shares held by them.

5. Election of Directors; Vacancies.

5.1 Subject to any rights of holders of any series of Preferred Stock, the initial number of Directors shall be eight (8). Thereafter, the number of Directors shall be determined by the Board. Unless and except to the extent that the Corporation’s by-laws (the “By-laws”) shall so require, the election of Directors need not be by written ballot.

5.2 The Board (other than those Directors elected by the holders of any series of Preferred Stock) shall be divided into three classes, designated as Class I, Class II and Class III, with the first class initially consisting of two Directors, and each other class initially consisting of three Directors. The term of office of each class shall be three years and shall expire in successive years at the time of the annual meeting of stockholders. The Directors first appointed to Class I shall initially hold office for a term expiring at the first annual meeting of stockholders following the effectiveness of this Section 5.2; the Directors first appointed to Class II shall initially hold office for a term expiring at the second annual meeting of stockholders following the effectiveness of this Section 5.2; and the Directors first appointed to Class III shall initially hold office for a term expiring at the third annual meeting of stockholders following the effectiveness of this Section 5.2. At each annual meeting of stockholders, the successors to the class of Directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting and until their successors are elected and qualified or until their earlier resignation, retirement, removal or death. Any Director elected to fill a vacancy shall have the same remaining term as that of his predecessor. In case of any increase or decrease, from time to time, in the number of Directors (other than Directors elected by holders of any series of Preferred Stock), the number of Directors in each class shall be apportioned as nearly equal as possible. The members of the Board as of the effective date of this Amended and Restated Certificate of Incorporation are as follows:

Name and Class	Class
Norman S. Matthews	I
Joseph S. Steinberg	I
Kenneth C. Ambrecht	II
Andreas Rouvé	II
Hugh R. Rovit	II
David M. Maura	III
Terry L. Polistina	III
Leucadia independent designee	III

5.3 Directors, unless employed by and receiving a salary from the Corporation, shall receive such compensation for serving on the Board and for attending meetings of the Board and any committee thereof as may be fixed by the Board. Directors shall be reimbursed their reasonable expenses incurred while engaged in the business of the Corporation.

6. Committees of the Board. General. The Board may designate one or more committees, each committee to consist of one or more of the Directors with such power and authority as the Board determines.

7. Limitation of Liability. To the fullest extent permitted under the DGCL, no Director shall be personally liable to the Corporation or the stockholders for monetary damages for breach of fiduciary duty as a Director. Notwithstanding anything to the contrary contained herein, any repeal or amendment of this Article 7 or by changes in Law, or the adoption of any other provision of this Certificate inconsistent with this Article 7, will, unless otherwise required by Law, be prospective only, and will not in any way diminish or adversely affect any right or protection of a Director existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

8. Indemnification and Advancement of Expenses.

8.1 Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable Law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a Director or officer of the Corporation or, while a Director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 8.3, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in advance by the Board.

8.2 Advancement of Expenses. To the extent not prohibited by applicable Law, the Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable Law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article 8 or otherwise.

8.3 Claims.

(a) To the extent not prohibited by applicable Law, if a claim for indemnification or advancement of expenses under this Article 8 is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. To the extent not prohibited by applicable Law, in any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable Law.

(b) In any suit brought by a Covered Person seeking to enforce a right to indemnification hereunder (but not a suit brought by a Covered Person seeking to enforce a right to an advancement of expenses hereunder), it shall be a defense that the Covered Person seeking to enforce a right to indemnification has not met any applicable standard for indemnification under applicable Law. With respect to any suit brought by a Covered Person seeking to enforce a right to indemnification or right to advancement of expenses hereunder or any suit brought by the Corporation to recover an advancement of expenses (whether pursuant to the terms of an undertaking or otherwise), neither (i) the failure of the Corporation to have made a determination prior to commencement of such suit that indemnification of such Covered Person is proper in the circumstances because such Covered Person has met the applicable standards of conduct under applicable Law, nor (ii) an actual determination by the Corporation that such Covered Person has not met such applicable standards of conduct, shall create a presumption that such Covered Person has not met the applicable standards of conduct or, in a case brought by such Covered Person seeking to enforce a right to indemnification, be a defense to such suit.

(c) In any suit brought by a Covered Person seeking to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses (whether pursuant to the terms of an undertaking or otherwise), the burden shall be on the Corporation to prove that the Covered Person seeking to enforce a right to indemnification or to an advancement of expenses or the Covered Person from whom the Corporation seeks to recover an advancement of expenses is not entitled to be indemnified, or to such an advancement of expenses, under this Article 8 or otherwise.

8.4 Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article 8 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Certificate or the By-laws, agreement, vote of stockholders or Directors or otherwise.

8.5 Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another entity or enterprise shall be reduced by any amount such Covered Person actually collects as indemnification or advancement of expenses from such other entity or enterprise; provided, however, that no Covered Person shall be required to seek recovery from any other entity or enterprise.

8.6 Amendment or Repeal. Notwithstanding anything to the contrary contained herein, any repeal or amendment of this Article 8 by changes in Law (or otherwise), or the adoption of any other provision of this Certificate inconsistent with this Article 8, will, unless otherwise required by Law, be prospective only (except to the extent such amendment or change in Law permits the Corporation to provide broader rights on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection of a Covered Person existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision, regardless of when the applicable action, suit or proceeding in respect of which such right or protection is sought is commenced and regardless of when such right or protection is sought.

8.7 Other Indemnification and Prepayment of Expenses. This Article 8 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable Law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

9. Section 203. The Corporation shall be governed by Section 203 of the DGCL.

10. Adoption, Amendment or Repeal of By-Laws. The Board is authorized to adopt, amend or repeal the By-laws.

11. Conflicts of Interest. The stockholders, their Affiliates and the Directors elected or appointed to the Board by the stockholders: (a) may have participated, directly or indirectly, and may continue to participate (including, without limitation, in the capacity of investor, manager, officer and employee) in businesses that are similar to or compete with the business (or proposed business) of the Corporation; (b) may have interests in, participate with, aid and maintain seats on the board of directors of other such entities; and (c) may develop opportunities for such entities (collectively, the “Position”). In such Position, the stockholders, their Affiliates and the Directors elected or appointed to the Board by the stockholders may encounter business opportunities that the Corporation or the stockholders may desire to pursue. The stockholders, their Affiliates and the Directors elected or appointed by the stockholders to the Board shall have no obligation to the Corporation, the stockholders or to any other Person to present any such business opportunity to the Corporation before presenting and/or developing such opportunity with any other Persons, other than such opportunities specifically presented to any such stockholder or Director for the Corporation’s benefit in his or her capacity as a stockholder or Director. In any such case, to the extent a court might hold that the conduct of such activity is a breach of a duty to the Corporation, the Corporation hereby waives any and all claims and causes of action that the Corporation believes that it may have for such activities and hereby renounces any expectancy in any such corporate opportunity.

12. Amendments. Subject to Article 7 and Section 8.6, the Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Certificate, and add other provisions authorized by the Laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable Law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other Persons whomsoever by and pursuant to this Certificate, as amended, are granted subject to the rights reserved in this Article 12; provided, however, that no action to repeal or amend Section 5.2 or this Article 12 of this Certificate (or any definition contained in Article 14 that is used in any such Section or Article), or the adoption of any other provision inconsistent with such Articles shall be effective without the affirmative vote of the holders of at least 66-2/3% of the shares of the Corporation’s Capital Stock then outstanding and entitled to vote in the election of directors, voting together as a single class; provided, further, that, to the extent such Sections are or remain applicable to holders of CFT Shares or have not otherwise expired by their terms, no action to repeal or amend Sections 13.4(a), (b) or (c) or this proviso (or any definition contained in Section 13.4(g) or Article 14 that is used in any such Sections), or the adoption of any other provision inconsistent with such Sections or this proviso, in each case, that would adversely affect the rights of holders of the CFT Shares in any non-de minimis respect, shall be effective without the affirmative vote of the holders of more than 50% of the CFT Shares then outstanding; and provided, further, that, to the extent such Sections are or remain applicable to holders of Leucadia Shares or have not otherwise expired by their terms, no action to repeal or amend Sections 13.4(d), (e) or (f) or this proviso (or any definition contained in Section 13.4(g) or Article 14 that is used in any such Sections), or the adoption of any other provision inconsistent with such Sections or this proviso, in each case, that would adversely affect the rights of holders of the Leucadia Shares in any non-de minimis respect, shall be effective without the affirmative vote of the holders of more than 50% of the Leucadia Shares then outstanding.

13. Restrictions on Transfer and Ownership,

13.1 Purpose. It is in the best interests of the Corporation and its stockholders that certain restrictions on the Transfer of Corporation Securities (each defined below) be established, as more fully set forth in this Article 13, as any such Transfer may threaten the preservation of certain tax attributes.

13. 2 Definitions. As used in this Article 13 only, the following capitalized terms shall have the following respective meanings (and any references to any portions of Treasury Regulation Section 1.382-2T shall include any amendment thereto and any successor provisions):

(a) “Acquire” means the acquisition, directly or indirectly, of ownership of Corporation Securities by any means, including, without limitation: (i) the acquisition or exercise of any rights under any option, warrant, convertible security, pledge or other security interest or similar right to acquire Corporation Securities (including an option within the meaning of Treasury Regulation Sections 1.382-2T(h)(4)(v) and 1.382-4(d)(9)); (ii) the entering into of any swap, hedge or other arrangement that results in the acquisition of any of the economic benefits of ownership of Corporation Securities; or (iii) any other acquisition or transaction treated under Section 382 of the Code as a direct or indirect acquisition (including the direct or indirect acquisition of an ownership interest in a Substantial Holder) of ownership of such Corporation Securities, in each case which shall include acquisitions by operation of law or pursuant to the Merger.    The terms “Acquires” and “Acquisition” shall have the same meaning, mutatis mutandis.

(b) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(c) “Corporation Securities” means: (i) shares of Common Stock; (ii) any other interests that would be treated as “stock” of the Corporation for purposes of Section 382 of the Code, including pursuant to Treasury Regulation Section 1.382-2T(f)(18); and (iii) warrants, rights or options (including within the meaning of Treasury Regulation Sections 1.382-2T(h)(4)(v) and 1.382-4(d)(9)) to acquire Corporation Securities.

(d) “Disposition” means, with respect to any Person other than the Corporation, the sale, transfer, exchange, assignment, liquidation, conveyance, pledge, abandonment, distribution, contribution, or other disposition or transaction treated under Section 382 of the Code as a direct or indirect disposition or transfer (including the disposition of an ownership interest in a Substantial Holder). A “Disposition” also shall include the creation or grant of an option (including an option within the meaning of Treasury Regulation Sections 1.382-2T(h)(4)(v) and 1.382-4(d)(9)).

(e) “Merger” shall have the meaning ascribed to such term in the Merger Agreement.

(f) “Merger Agreement” means that certain Agreement and Plan of Merger entered into among the Corporation, Spectrum Brands Holdings, Inc. (“Spectrum”), HRG SPV Sub I, Inc. and HRG SPV Sub II, LLC

(g) “Percentage Stock Ownership” means percentage (i) stock ownership as determined for purposes of Section 382 of the Code in accordance with applicable Treasury Regulations and other official guidance, including Treasury Regulation Section 1.382- 2T(g), (h) (but without regard to the rule in Treasury Regulation Section 1.382-2T(h)(2)(i)(A) that treats stock of an entity as to which the constructive ownership rules apply as no longer owned by that entity), (j) and (k) and (ii) stock Beneficial Ownership.

(h) “Person” means an individual, corporation, estate, trust, association, limited liability company, partnership, joint venture or similar organization or “entity” within the meaning of Treasury Regulation Section 1.382-3 (including, without limitation, any group of Persons treated as a single entity under such regulation); provided, however, that a Person shall not mean a Public Group.

(i) “Public Group” has the meaning set forth in Treasury Regulation Section 1.382-2T(f)(13).

(j) “Substantial Holder” means (a) a Person (including, without limitation, any group of Persons treated as a single “entity” within the meaning of Treasury Regulation Section 1.382-3) that: (i) holds, owns or has any right in Corporation Securities representing a Percentage Stock Ownership in the Corporation of at least 4.9%; or (ii) that is identified as a “5-percent shareholder” of the Corporation pursuant to Treasury Regulation Section 1.382-2T(g)(1) and (b) a Public Group.

(k) “Tax Benefits” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any “net unrealized built-in loss” within the meaning of Section 382 of the Code, of the Corporation or any direct or indirect subsidiary thereof.

(l) “Transfer” means any direct or indirect Acquisition or Disposition of Corporation Securities.

(m) “Treasury Regulation” means any Treasury regulation, in effect from time to time, promulgated under the Code.

13.3 Transfer Limitations.

(a) Except as otherwise provided in Section 13.4, no Person shall be permitted to make a Transfer, whether in a single transaction (with any transactions occurring on the same day being treated as a single transaction) or series of related transactions, and any such purported Transfer will be void ab initio, (A) to the extent that after giving effect to such purported Transfer: (i) the purported transferee or any other Person by reason of the purported transferee’s Acquisition would become a Substantial Holder; or (ii) the Percentage Stock Ownership of a Person that, prior to giving effect to the purported Transfer (or any series of Transfers of which such Transfer is a part), is a Substantial Holder would be increased, or (B) if before giving effect to such purported Transfer the purported transferor is a Substantial Holder described in clause (a)(ii) of the definition of “Substantial Holder” (any such purported Transfer described in clause (A) or (B), a “Prohibited Transfer”).

(b) The restrictions set forth in Section 13.3(a) shall not apply to a proposed Transfer, and a Transfer shall not be treated as a Prohibited Transfer hereunder, if the transferor or the transferee obtains approval of the proposed Transfer by the Board (at a meeting of the Board or by written consent of the Board).    As a condition to granting its approval pursuant to this Section 13.3(b), the Board may, in its sole discretion, require and/or obtain (at the expense of the transferor and/or transferee) such documentation, information and action, if any, as it determines, including, without limitation, representations and warranties from the transferor and/or transferee, such opinions of counsel to be rendered by counsel selected by (or acceptable to) the Board, and such other advice, in each case as to such matters as the Board determines in its sole discretion is appropriate. Any such approval, once granted, shall be irrevocable, provided that such information, documentation and representations and warranties upon which such approval was based remain true, accurate and complete prior to the applicable Transfer.

(c) The restrictions set forth in Section 13.3(a) shall not preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange, Inc. (or any other national securities exchange or other exchange on which the Corporation Securities are then traded) in the Corporation Securities, it being understood, however, that any such settlement shall not negate or otherwise affect the treatment of a Transfer as a Prohibited Transfer hereunder.

(d) The restrictions set forth in Section 13.3(a) shall not apply to a proposed Transfer, and a Transfer shall not be treated as a Prohibited Transfer hereunder, if, at the time the proposed Transfer is effected, the Board has reasonably determined, and publicly announced, that no Tax Benefits of the Corporation may be carried forward.

13.4 Excepted Transfers. Notwithstanding anything to the contrary in the other sections of this Article 13:

(a) (i) CF Turul LLC (“CF Turul”), an affiliate of Fortress Investment Group LLC, an entity treated for U.S. tax purposes as a “partnership” and currently the holder of [32,994,740 shares]2 of Common Stock (the “CFT Shares”), and (ii) its direct and indirect members, may make one or more distributions of the CFT Shares or membership interests in CF Turul (other than CFT Shares permitted to be Transferred pursuant to the other CF Turul Exceptions) (such distributions described in this Section 13.4(a), the “CFT Distributions,” and such distributed CFT Shares or membership interests in CF Turul, the “CFT Distributed Property”) to the direct and indirect members of CF Turul which are investment funds and accounts (including their subsidiaries) managed by Fortress Investment Group LLC and/or its investment advisory affiliates (each such Fortress-managed fund and account, a “Fortress Fund”), and by such Fortress Funds to the ultimate owners that are (x) general partners of such Fortress Funds, and (y) direct investors in such Fortress Funds that are not entities sponsored by Fortress Investment Group LLC (or the nominees, custodians, or trustees of such direct investors, including any liquidating trust or similar vehicle created to hold CFT Distributed Property on behalf of direct investors who are precluded from receiving or holding such CFT Distributed Property due to applicable law, regulation, standing internal policy or other, similar constraints) (all such general partners of and direct investors in such Fortress Funds, the “Ultimate Owners”); provided, however, that (A) any such CFT Distributions may be made only on a substantially pro rata basis from CF Turul to its direct and indirect members in their capacity as members, partners, owners, or shareholders, successively, to the Ultimate Owners; (B) such Fortress Funds may directly or indirectly hold, rather than distribute, CFT Shares or membership interests in CF Turul (that otherwise would be distributable to Ultimate Owners hereunder) on behalf of such Ultimate Owners who do not receive such Distribution, provided that such Fortress Funds that hold such CFT Shares shall not make a Disposition of such CFT Shares or membership interests in CF Turul prior to the Expiration Date (as defined below), other than to distribute such CFT Shares to the Ultimate Owners; (C) prior to the Expiration Date, no CFT Distributions may be made if making the CFT Distributions (together with any Dispositions by Ultimate Owners undertaken as part of a plan in connection with such CFT Distribution) (1) would result in the identification of a new Substantial Holder or Public Group or (2) when combined with any prior CFT Distributions and any prior Transfers made pursuant to the CF Turul Exceptions, cause an increase (calculated as of the testing date that would occur as a result of such Distribution) of more than the CFT Cushion Amount in the Percentage Stock Ownership of any existing or new Substantial Holders or Public Groups; (D) except as provided in (B), any Ultimate Owners may make a Disposition of the CFT Shares constituting CFT Distributed Property at one or more times without limitation, provided that the Dispositions are (1) made on a national securities exchange or other exchange on which Corporate Securities are then traded or (2) otherwise in compliance with Section 13.3 above; and (E) prior to the Expiration Date, each CFT Distribution (together with any such related Dispositions) shall be subject to the approval of the Board (at a meeting of the Board or by written consent of the Board), which approval shall not be unreasonably withheld or conditioned, that the conditions and requirements for making a CFT Distribution as set forth in this Section 13.4(a) have been satisfied; provided, that (x) as a condition to granting such approval, CF Turul shall submit to the Board a plan for effectuating the proposed CF Turul Distribution and shall provide the Board with such other factual information, and representations with respect to such factual information, as are reasonably requested by the

[2]	NTD: To be revised to reflect HRG reverse stock split.

Board in connection with its review of such plan, (y) CF Turul and the Board shall cooperate in good faith to determine whether such proposed CF Turul Distribution (together with any such related Dispositions) satisfies the requirements of Section 13.4(a)(C), and (z) the Board shall promptly review (or cause to be reviewed) such plan and use commercially reasonable efforts to grant its approval of such plan within thirty (30) calendar days of the receipt of such plan (the exceptions set forth in this Section 13.4(a) to generally applicable limitations on Transfer, the “CF Turul Distribution Exceptions”).

(b) Following the earlier of (x) the date immediately following the first date on which a Specified Closing occurs and (y) January 1, 2019, CF Turul may make a Transfer (which, for the avoidance of doubt, includes both Acquisitions and Dispositions) of Corporation Securities at one or more times, without limitation; provided that (i) prior to making any such Transfer occurring before the Expiration Date, CF Turul demonstrates to the Board’s reasonable satisfaction that, calculated as of the testing date that would occur as a result of such Transfer, the aggregate increase in the Percentage Stock Ownership of any existing or new Substantial Holder or Public Group resulting from (x) all such Transfers and (y) all CFT Distributions and Transfers made pursuant to the CF Turul Exceptions, in each of cases (x) and (y), prior to the Expiration Date will not exceed the CFT Cushion Amount and (ii) for the avoidance of doubt, neither the limitations provided in this Section 13.4 nor the limitations provided in Section 13.3 hereof shall apply to any Transfer by CF Turul that occurs on or after the Expiration Date (the exceptions set forth in this Section 13.4(b) to generally applicable limitations on Transfer, the “CF Turul Other Transfer Exceptions”). CF Turul shall promptly notify the Company of any Transfers made pursuant to this Section 13.4(b).

(c) CF Turul and the Fortress Funds may (i) sell the aggregate of the fractional CFT Shares (not to exceed 2000 CFT Shares) that would result if CF Turul or the Fortress Funds, as applicable, were to make a pro rata CFT Distribution of all of their CFT Shares to the Ultimate Owners pursuant to Section 13.4(a), and (ii) make one or more distributions of the cash proceeds of such sales (the exceptions set forth in this Section 13.4(c) to generally applicable limitations on Transfer, the “CF Turul Fractional Share Exceptions” and, collectively with the CF Turul Distribution Exceptions and the CF Turul Other Transfer Exceptions, the “CF Turul Exceptions”).

(d) Leucadia National Corporation and its wholly owned subsidiaries (collectively, “Leucadia”), currently the holders of [46,632,180 shares]3 of Common Stock (the “Leucadia Shares”), may make one or more distributions of all of the Leucadia Shares (other than Leucadia Shares permitted to be sold pursuant to the other Leucadia Exceptions) (such distributions pursuant to this Section 13.4(d), the “Leucadia Distributions,” and such distributed Leucadia Shares, the “Leucadia Distributed Property”) to the shareholders of Leucadia (or the nominees, custodians, or trustees of such shareholders, including any liquidating trust or similar vehicle created to hold Leucadia Distributed Property on behalf of any such shareholders who are precluded from receiving or holding such Leucadia Distributed Property due to applicable law, regulation, standing internal policy or other, similar constraints) (all such shareholders, as of the time of any such Leucadia Distribution, the “Leucadia Shareholders”); provided, however, that (i) any such Leucadia Distribution may be made only on a pro rata basis from Leucadia to the Leucadia Shareholders; (ii) prior to the Expiration Date, no such Leucadia Distribution may be made if making the Leucadia Distribution (together with any Dispositions by Ultimate Owners undertaken as part of a plan in connection with such Leucadia Distribution) (1) would result in the identification of a new Substantial Holder or Public Group or (2) when combined with any prior Leucadia Distributions and any prior Transfers made pursuant to the Leucadia Exceptions, cause an increase (calculated as of the testing date that would occur as a result of such Distribution) of more than the Leucadia Cushion Amount in the Percentage Stock Ownership of any existing or new Substantial Holders or Public Groups; (iii) any Leucadia Shareholders may make a Disposition of the Leucadia Shares constituting Leucadia Distributed Property at one or more times without limitation, provided that the Dispositions are (1) made on a national securities exchange or other exchange on which Corporate Securities are then traded or (2) otherwise in compliance with Section 13.3 above and (iv) prior to the Expiration Date, each Leucadia Distribution (together with any such related Dispositions) shall be subject to the approval of the Board (at a meeting of the Board or by written consent of the Board), which approval shall not be unreasonably withheld, conditioned or delayed, that the conditions and requirements for making a Leucadia Distribution as set forth in this Section 13.4(d) have been satisfied; provided, that (A) as a condition to granting

[3]	NTD: To be revised to reflect HRG reverse stock split.

such approval, Leucadia shall submit to the Board a plan for effectuating the proposed Leucadia Distribution and shall provide the Board with such other factual information, and representations with respect to such factual information, as are reasonably requested by the Board in connection with its review of such plan, (B) Leucadia and the Board shall cooperate in good faith to determine whether such proposed Leucadia Distribution (together with any such related Dispositions) satisfies the requirements of Section 13.4(d)(ii), and (C) the Board shall promptly review (or cause to be reviewed) such plan (the exceptions set forth in this Section 13.4(d) to generally applicable limitations on Transfer, the “Leucadia Distribution Exceptions”).

(e) Following the earlier of (x) the date immediately following the first date on which a Specified Closing occurs and (y) January 1, 2019, Leucadia may Transfer (which, for the avoidance of doubt, includes both Acquisitions and Dispositions) Leucadia Shares at one or more times, without limitation; provided that (i) prior to making any such Transfer occurring before the Expiration Date, Leucadia demonstrates to the Board’s reasonable satisfaction that, calculated as of the testing date that would occur as a result of such Transfer, the aggregate increase in the Percentage Stock Ownership of any existing or new Substantial Holder or Public Group resulting from (x) all such Transfers and (y) all Leucadia Distributions and Transfers made pursuant to the Leucadia Exceptions, in each of cases (x) and (y), prior to the Expiration Date will not exceed the Leucadia Cushion Amount and (ii) for the avoidance of doubt, neither the limitations provided in this Section 13.4 nor the limitations provided in Section 13.3 hereof shall apply to any Transfer by Leucadia that occurs on or after the Expiration Date (the exceptions set forth in this Section 13.4(e) to generally applicable limitations on Transfer, the “Leucadia Other Transfer Exceptions”). Leucadia shall promptly notify the Company of any Transfers made pursuant to this Section 13.4(e).

(f) Leucadia may (i) sell the aggregate of the fractional Leucadia Shares (not to exceed 2000 Leucadia Shares) that would result if Leucadia were to make a pro rata Leucadia Distribution of all of its Leucadia Shares to the Leucadia Shareholders, and (ii) make one or more distributions of the cash proceeds of such sales (the exceptions set forth in this Section 13.4(f) to generally applicable limitations on Transfer, the “Leucadia Fractional Share Exceptions” and, collectively with the Leucadia Distribution Exceptions and the Leucadia Other Transfer Exceptions, the “Leucadia Exceptions”).

(g) For purposes of this Section 13.4:

(i) “CFT Cushion Amount” means the product of (A) the Cushion Amount, multiplied by (B) the quotient of (i) the CFT Shares divided by (ii) the sum of the Leucadia Shares and the CFT Shares.

(ii) “Cushion Amount” means the excess, if any, of (i) 47.5% over (ii) the sum, determined as of the effective date of the Merger, of the increases (if any) in Percentage Stock Ownership of each Substantial Holder described in clause (ii) of the definition thereof and of each Public Group, as of such date, over the three-year period ending on the effective date of the Merger (for the avoidance of doubt, with such increase measured in each case against such Substantial Holder’s and Public Group’s lowest Percentage Stock Ownership during such period).

(iii) “Expiration Date” means the earliest to occur of (A) the date that the limitations on Transfer imposed by this Article 13 no longer apply to Corporation Securities; (B) the date as of which the Board has determined and publicly announced that no Tax Benefits of the Corporation may be carried forward; (C) the date immediately following the first date on which a Specified Closing occurs and (D) the date that is twenty-four (24) months after the closing of the Merger.

(iv) “Leucadia Cushion Amount” means the product of (A) the Cushion Amount, multiplied by (B) the quotient of (i) the Leucadia Shares divided by (ii) the sum of the Leucadia Shares and the CFT Shares.

(v) “Specified Closing” means the closing, after the Merger, of any divestiture of all or a majority of the either of (x) the business and operations of the consumer batteries product category of the Global Batteries and Appliances segment of Spectrum or (y) the business and operations of the (1) small appliances category and (2) the personal care product category of the Global Batteries and Appliances segment of Spectrum, in each of cases (x) and (y), as described in Spectrum’s Form 10-K for the fiscal year ended September 30, 2017.

(vi) the definition of “Percentage Stock Ownership” shall be the same as that contained in clause (i) of Section 13.2(g), but the rule in Treasury Section 1.382-2T(h)(2)(i)(A) that treats stock of an entity as to which the constructive ownership rules apply as no longer owned by that entity shall instead apply.

13.5 Treatment of Excess Securities.

(a)

(i) No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities that are the subject of the Prohibited Transfer (the “Excess Securities”). The Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities, to receive dividends or distributions, whether liquidating or otherwise, in respect thereof and to effect any Transfer thereof. Once the Excess Securities have been acquired in a Transfer that is in accordance with this Section 13.5 and is not a Prohibited Transfer, such Corporation Securities shall cease to be Excess Securities. For this purpose, any Transfer of Excess Securities not in accordance with the provisions of this Section 13.5 shall also be a Prohibited Transfer.

(ii) The Corporation may require, including, but not limited to, as a condition to the registration of the Transfer of any Corporation Securities or the payment of any dividend or distribution on any Corporation Securities, that the proposed transferee or payee furnish to the Corporation all information reasonably requested by the Corporation with respect to all the direct or indirect ownership interests in such Corporation Securities. The Corporation may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board to be necessary or advisable to implement this Section 13.5, including, without limitation, authorizing such transfer agent to require an affidavit from a proposed transferee or payee regarding such Person’s actual and constructive ownership of stock and other evidence that a Transfer will not be prohibited by this Article 13 as a condition to registering any Transfer or paying any dividend or distribution.

(b)

(i) If a Prohibited Transfer has occurred: (1) the Prohibited Transfer and, if applicable, the registration of such Prohibited Transfer, shall be void ab initio and have no legal effect; and (2) upon written demand by the Corporation, the Purported Transferee (if identified by the Corporation or otherwise) shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Securities (the “Prohibited Distributions”), to an agent designated and controlled by the Board (the “Agent”).

(ii) In the case of a Prohibited Transfer described in Section 13.3(a)(A) (other than as a result of the consummation of the Merger), the Agent shall thereupon sell to a buyer or buyers the Excess Securities transferred to it pursuant to this Section 13.5(b) in one or more arm’s-length transactions (including over a national securities exchange on which the Corporation Securities may be traded, if possible); provided, however, that the Agent, in its sole discretion, shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities; provided further that any such sale must not constitute a Prohibited Transfer. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender the Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and the proceeds of such sale (in the form received, i.e., whether in cash or other property), and the Agent shall thereupon identify and sell any non-cash consideration to a buyer or buyers in one or more arm’s-length transactions (including over a national securities exchange, if possible), except to the extent the Corporation grants written permission to the Purported Transferee to retain a portion of such sale proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 13.5(c) if the Agent, rather than the Purported Transferee, had resold the Excess Securities.

(iii) In the case of a Prohibited Transfer described in Section 13.3(a)(A) as a result of the consummation of the Merger (for this purpose, treating as a Prohibited Transfer any issuance of Corporation Securities that would have constituted a Prohibited Transfer but for the operation of section 2.1(e) of the Merger Agreement and the applicable provisions of this Article 13), the Agent shall, at the direction of the Company, thereupon deliver the Excess Securities to (i) one or more organizations qualifying under Section 501(c)(3) of the Code (or any comparable successor provision) (“Section 501(c)(3)”) as determined in the Company’s sole discretion and/or (ii) escheat such property to the state of residence or incorporation or formation, as applicable, of the Purported Transferee for the benefit of such state.

(iv) In the case of a Prohibited Transfer described in Section 13.3(a)(B), the purported transferor of Excess Securities in such Prohibited Transfer (the “Purported Transferor”) shall deliver to the Agent the sale proceeds from the Prohibited Transfer (in the form received, i.e., whether in cash or other property), and the Agent shall thereupon identify and sell any non-cash consideration to a buyer or buyers in one or more arm’s-length transactions (including over a national securities exchange, if possible). If the identity of the Purported Transferee is determined (by the Corporation), the Agent shall, to the extent possible, return to the Purported Transferor any certificate or evidence of ownership of Excess Securities together with any Prohibited Distributions received by the Agent pursuant to this Section 13.5(b), and shall reimburse the Purported Transferee up to an amount paid by such Purported Transferee for the Excess Securities in the Prohibited Transfer, such reimbursement to be made from (and limited to) the sale proceeds received by the Agent from the Purported Transferor (and the net proceeds realized by the Agent from the disposition of any non-cash consideration). If the identity of the Purported Transferee is not determined, or to the extent the Excess Securities have been resold and thus cannot be returned to the Purported Transferor, the Agent shall use the proceeds received by the Agent from the Purported Transferor (and the net proceeds realized by the Agent from the disposition of any non-cash consideration) to acquire on behalf of the Purported Transferor, in one or more arm’s-length transactions (including over a national securities exchange on which the Corporation Securities may be traded, if possible), an equal amount of Corporation Securities in replacement of the Excess Securities sold; provided, however, that to the extent the amount of proceeds is not sufficient to fund the purchase price of such Corporation Securities and the Agent’s costs and expenses (as described in Section 13.5(c)), the Purported Transferor shall promptly fund such deficiency upon demand by the Agent.

(iv) In the case of a Prohibited Transfer that is described in both Sections 13.3(a)(A) and 13.3(a)(B), the procedures set forth in Section 13.5(b)(ii) shall apply.

(c) Except for Prohibited Distributions that are to be returned to the Purported Transferor in accordance with Section 13.5(b)(ii), the Agent shall apply any proceeds or any other amounts received by it by and in accordance with Section 13.5 as follows:

(i) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder;

(ii) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the fair market value at the time of the Prohibited Transfer, in the event the purported Transfer of the Excess Securities was, in whole or in part, a gift, inheritance or similar Transfer); and

(iii) third, any remaining amounts, subject to the limitations imposed by the following proviso, shall be paid to one or more organizations qualifying under Section 501(c)(3) selected by the Board; provided, however, that if the Excess Securities (including any Excess Securities arising from a previous Prohibited Transfer not sold by the Agent in a prior sale or sales) represent a 4.9% or greater Percentage Stock Ownership interest in the Corporation, then such remaining amounts shall be paid to two or more unrelated organizations qualifying under Section 501(c)(3) selected by the Board, such that no organization qualifying under Section 501(c)(3) shall possess Percentage Stock Ownership in the Corporation of 4.9% or more.

(iv) The recourse of any Purported Transferee in respect of any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (ii) above. Except to the extent used to cover costs and expenses incurred by the Agent in performing its duties hereunder, in no event shall the proceeds of any sale of Excess Securities pursuant to this Section 13.5 inure to the benefit of the Corporation.

(d) If the Purported Transferee or the Purported Transferor fails to surrender the Excess Securities (as applicable) or the proceeds of a sale thereof to the Agent within thirty (30) days from the date on which the Corporation makes a demand pursuant to Section 13.5(b), then the Corporation shall, in such manner and at such time, as determined by the Board, use its best efforts to enforce the provisions hereof, which may include the institution of legal proceedings to compel the surrender. Nothing in this Section 13.5(d) shall (i) be deemed inconsistent with any Prohibited Transfer of the Excess Securities provided in this Article 13 being void ab initio or (ii) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand.

(e) In the event of any Prohibited Transfer that does not involve a transfer of Corporation Securities within the meaning of the DGCL and that is not a Prohibited Transfer pursuant to Section 13.3(a)(B), the application of Section 13.5(b)-(d) shall be modified as described in this Section 13.5(e). In such case, no such Purported Transferee shall be required to dispose of any interest that is not a Corporation Security, but such Purported Transferee and/or any Person whose ownership of Corporation Securities is attributed to such Purported Transferee (such Purported Transferee or other Person, a “Remedial Holder”) shall be deemed to have disposed of and shall be required to dispose of sufficient Corporation Securities (which Corporation Securities shall be disposed of in the inverse order in which they were acquired) to cause such Purported Transferee, following such disposition, not to be in violation of this Article 13. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Corporation Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Section 13.5(b)-(d), except that the maximum aggregate amount payable to a Remedial Holder in connection with such sale shall be the fair market value of such Excess Securities at the time of the Prohibited Transfer. A Remedial Holder shall not be entitled, with respect to such Excess Securities, to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, following the time of the Prohibited Transfer. All expenses incurred by the Agent in disposing of such Excess Securities shall be paid out of any amounts due to such Remedial Holder. The purpose of this Section 13.5(e) is to extend the restrictions in Section 13.5(b)-(d) to situations in which there is a Prohibited Transfer without a direct Transfer of Corporation Securities, and this Section 13.5(e), along with the other provisions of this Article 13, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.

13.6 Liability. To the fullest extent permitted by law, any stockholder subject to the provisions of this Article 13 who knowingly violates the provisions of this Article 13 and any Persons controlling, controlled by or under common control with such stockholder shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all damages suffered as a result of such violation, including, but not limited to, damages resulting from a reduction in, or elimination of, the Corporation’s ability to utilize its Tax Benefits, and attorneys’ and auditors’ fees incurred in connection with such violation.

13.7 Bylaws; Legends; Compliance.

(a) The Bylaws may make appropriate provisions to effectuate the requirements of this Article 13.

(b) All certificates (including global certificates) issued by the Corporation representing Corporation Securities shall bear a conspicuous legend substantially in the form as follows:

“THE TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO SIGNIFICANT OWNERSHIP AND TRANSFER RESTRICTIONS PURSUANT TO ARTICLE 13 OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF HRG GROUP, INC., AS IT MAY BE AMENDED FROM TIME TO TIME. THE CORPORATION WILL FURNISH A COPY OF ITS AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO THE HOLDER OF RECORD OF THIS CERTIFICATE WITHOUT CHARGE UPON A WRITTEN REQUEST ADDRESSED TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.”

(c) The Corporation shall have the power to make appropriate notations upon its stock transfer records and instruct any transfer agent, registrar, securities intermediary or depository with respect to the requirements of this Article 13 for any uncertificated Corporation Securities or Corporation Securities held in an indirect holding system.

(d) The Board shall have the power to decide all matters necessary for determining compliance with this Article 13, including, without limitation, determining (A) the identification of Substantial Holders, (B) whether a Transfer is a Prohibited Transfer, (C) the Percentage Stock Ownership of any Substantial Holder or other Person, (D) whether an instrument constitutes a Corporation Security, (E) the amount (or fair market value) due to a Purported Transferee or Purported Transferor pursuant to this Article 13, (F) to interpret any provision of this Article 13, and (G) any other matter that the Board determines to be relevant. The good faith determination of the Board on such matters shall be conclusive and binding on all persons and entities for the purposes of this Article 13.

13.8 Severability. If any provision or provisions of this Article 13 shall be held invalid, illegal or unenforceable as applied to any person or entity or circumstances for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article 13 (including, without limitation, each portion of any sentence of this Article 13 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

13.9 The restrictions on transfer and ownership imposed by this Article 13 will expire on the close of business on the effective date of the repeal of Section 382 of the Code or any successor statute if the Board reasonably determines that such restrictions are no longer necessary or desirable for the preservation of Tax Benefits.

14. Definitions. Capitalized terms used but not otherwise defined in this Certificate shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

“Beneficial Ownership,” “Beneficially Owned” and “Beneficially Owns” have the meanings specified in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, including the provision that any member of a “group” will be deemed to have beneficial ownership of all securities beneficially owned by other members of the group, and a Person’s beneficial ownership of securities will be calculated in accordance with the provisions of such Rule; provided, however, that a Person will be deemed to be the beneficial owner of any security which may be acquired by such Person whether within sixty (60) days or thereafter, upon the conversion, exchange or exercise of any rights, options, warrants or similar securities to subscribe for, purchase or otherwise acquire (x) capital stock of any Person or (y) securities directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock of such Person.

“Capital Stock” means all shares now or hereafter authorized of any class or series of capital stock of the Corporation which has the right to participate in the distribution of the assets and earnings of the Corporation, including Common Stock and any shares of capital stock into which Common Stock may be converted (as a result of recapitalization, share exchange or similar event) or are issued with respect to Common Stock, including, without limitation, with respect to any stock split or stock dividend, or a successor security.

“Directors” means the members of the Board.

“Law” means any U.S. or non-U.S., federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a governmental authority (including any department, court, agency or official, or non-governmental self-regulatory organization, agency or authority and any political subdivision or instrumentality thereof).

“Outstanding Voting Securities” means at any time the then-issued and outstanding Common Stock and any other securities of the Corporation of any kind or class having power generally to vote for the election of Directors.

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or other similar organization or entity.

“Voting Securities” means the Common Stock and any other securities of the Corporation of any kind or class having power generally to vote for the election of Directors.

IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Certificate of Incorporation to be duly executed in its corporate name by its duly authorized officer.

Dated: [•], 2018

HRG GROUP, INC.

By:
Name: Ehsan Zargar
Title: Executive Vice President and General Counsel

EXHIBIT B

Amended and Restated Halley Bylaws

SECOND RESTATED BY-LAWS

of

SPECTRUM BRANDS HOLDINGS, INC.

(A Delaware Corporation)

ARTICLE I

DEFINITIONS

As used in these By-laws, unless the context otherwise requires, the term:

1.1 “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

1.2 “Assistant Secretary” means an Assistant Secretary of the Corporation.

1.3 “Assistant Treasurer” means an Assistant Treasurer of the Corporation.

1.4 “Beneficial Ownership,” “Beneficially Owned” and “Beneficially Owns” have the meanings specified in Rule 13d-3 promulgated under the Exchange Act, including the provision that any member of a “group” will be deemed to have beneficial ownership of all securities beneficially owned by other members of the group, and a Person’s beneficial ownership of securities will be calculated in accordance with the provisions of such Rule; provided, however, that a Person will be deemed to be the beneficial owner of any security which may be acquired by such Person whether within 60 days or thereafter, upon the conversion, exchange or exercise of any rights, options, warrants or similar securities to subscribe for, purchase or otherwise acquire (x) capital stock of any Person or (y) securities directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock of such Person.

1.5 “Board” means the Board of Directors of the Corporation.

1.6 “By-laws” means the By-laws of the Corporation, as amended or restated from time to time.

1.7 “Certificate of Incorporation” means the Certificate of Incorporation of the Corporation, as amended or restated from time to time.

1.8 “Chairman” means the Chairman of the Board.

1.9 “Chief Executive Officer” means the Chief Executive Officer of the Corporation.

1.10 “Corporation” means Spectrum Brands Holdings, Inc. (formerly known as HRG Group, Inc.)

1.11 “DGCL” means the General Corporation Law of the State of Delaware, as amended from time to time.

1.12 “Directors” means the members of the Board.

1.13 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.15 “Law” means any U.S. or non-U.S., federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a governmental authority (including any department, court, agency or official, or non-governmental self-regulatory organization, agency or authority and any political subdivision or instrumentality thereof).

1.16 “Office of the Corporation” means the executive office of the Corporation, anything in Section 131 of the DGCL to the contrary notwithstanding.

1.17 “Outstanding Voting Securities” means at any time the then-issued and outstanding Voting Securities.

1.18 “Person” means any individual, corporation, partnership, limited partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or other similar organization or entity.

1.19 “President” means the President of the Corporation.

1.20 “Secretary” means the Secretary of the Corporation.

1.22 “Stockholder Business” means (i) with respect to an annual meeting of Stockholders, any business brought before such meeting in accordance with Section 2.2(B)(ii), and (ii) with respect to a special meeting of Stockholders, any business brought before such meeting in accordance with Section 2.3(B).

1.23 “Stockholders” means the stockholders of the Corporation.

1.24 “Treasurer” means the Treasurer of the Corporation.

1.25 “Vice President” means a Vice President of the Corporation.

1.26 “Voting Securities” means the common stock and any other securities of the Corporation of any kind or class having power generally to vote for the election of Directors.

ARTICLE II

STOCKHOLDERS

2.1 Place of Meetings. Meetings of Stockholders may be held at such place or solely by means of remote communication or otherwise, as may be designated by the Board from time to time.

2.2 Annual Meetings.

(A) A meeting of Stockholders for the election of Directors and other business shall be held annually at such date and time as may be designated by the Board from time to time.

(B) At an annual meeting of Stockholders, only business (other than business relating to the nomination or election of Directors, which is governed by Section 3.4) that has been properly brought before the meeting of Stockholders in accordance with the procedures set forth in this Section 2.2 shall be conducted. To be properly brought before an annual meeting of Stockholders, such business must be brought before the meeting (i) by or at the direction of the Board or any committee thereof or (ii) by a Stockholder who (a) was a Stockholder of record of the Corporation when the notice required by this Section 2.2 is delivered to the Secretary and at the time of the annual meeting, (b) is entitled to vote at the annual meeting and (c) complies with the notice and other provisions of this Section 2.2. Section 2.2(B)(ii) is the exclusive means by which a Stockholder may bring business before an annual meeting of Stockholders, except (x) with respect to nominations or elections of Directors which is governed by Section 3.4 and (y) with respect to proposals where the Stockholder proposing such business has notified the Corporation of such Stockholder’s intent to present the proposals at an annual meeting in compliance with Section 14 of the Exchange Act and such proposals have been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting, in which case the notice requirements of this Section 2.2 shall be deemed satisfied with respect to such proposals.

(C) At any annual meeting of Stockholders, all proposals of Stockholder Business must be made by timely written notice given by a Stockholder of record (the “Notice of Business”) and must otherwise be a proper matter for Stockholder action. To be timely, the Notice of Business must be delivered personally or mailed to, and received at, the Office of the Corporation, addressed to the Secretary, by no earlier than 120 days and no later than 90 days before the first anniversary of the date of the prior year’s annual meeting of Stockholders; provided, however, that if (i) the annual meeting of Stockholders is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the prior year’s annual meeting of Stockholders or (ii) no annual meeting was held during the prior year, then the notice by the Stockholder to be timely must be received (a) no earlier than 120 days before such annual meeting and (b) no later than the later of 90 days before such annual meeting and the tenth day after the day on which the notice of such annual meeting was made by mail or Public Disclosure. In no event shall an adjournment, postponement or deferral, or Public Disclosure of an adjournment, postponement or deferral, of an annual meeting of Stockholders commence a new time period (or extend any time period) for the giving of the Notice of Business.

(D) The Notice of Business must set forth:

(i) the name and record address of each Stockholder proposing Stockholder Business for an annual meeting (the “Proponent”), as they appear on the Corporation’s books;

(ii) the name and address of any Stockholder Associated Person;

(iii) as to each Proponent and any Stockholder Associated Person, (a) the class or series and number of shares of stock of the Corporation directly or indirectly held of record and beneficially owned by the Proponent or Stockholder Associated Person, (b) the date such shares of stock were acquired, (c) a description of any agreement, arrangement or understanding, direct or indirect, with respect to such Stockholder Business between or among the Proponent, any Stockholder Associated Person or any others (including their names) acting in concert with any of the foregoing, (d) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions and borrowed or loaned shares) that has been entered into, directly or indirectly, as of the date of the Proponent’s notice by, or on behalf of, the Proponent or any Stockholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the Proponent or any Stockholder Associated Person with respect to shares of stock of the Corporation (a “Derivative”), (e) a description in reasonable detail of any proxy (including revocable proxies), contract, arrangement, understanding or other relationship pursuant to which the Proponent or Stockholder Associated Person has a right to vote any shares of stock of the Corporation, (f) any rights to dividends on the stock of the Corporation owned beneficially by the Proponent or Stockholder Associated Person that are separated or separable from the underlying stock of the Corporation, (g) any proportionate interest in stock of the Corporation or Derivatives held, directly or indirectly, by a general or limited partnership in which the Proponent or Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, (h) any performance-related fees (other than an asset-based fee) that the Proponent or Stockholder Associated Person is entitled to, based on any increase or decrease in the value of stock of the Corporation or Derivatives thereof, if any, as of the date of such notice, and (i) with respect to any and all of the agreements, contracts, understandings, arrangements, proxies or other relationships referred to in the foregoing clauses (c) through (h), a representation that such Proponent will notify the Corporation in writing of any such agreement, contract, understanding, arrangement, proxy or other relationship that is or will be in effect as of the date of such meeting no later than five business days before the date of such meeting. The information specified in Section 2.2(D)(i) to (iii) is referred to herein as “Stockholder Information”;

(iv) a representation that each Proponent is a holder of record of stock of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such Stockholder Business;

(v) a brief description of the Stockholder Business desired to be brought before the annual meeting, the text of the proposal (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend the By-laws, the language of the proposed amendment) and the reasons for conducting such Stockholder Business at the meeting;

(vi) any material interest of the Proponent and any Stockholder Associated Person in such Stockholder Business;

(vii) a representation as to whether the Proponent intends (a) to deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt such Stockholder Business or (b) otherwise to solicit proxies or votes from Stockholders in support of such Stockholder Business; and

(viii) all other information that would be required to be filed with the Securities and Exchange Commission (“SEC”) if the Proponents or Stockholder Associated Persons were participants in a solicitation subject to Section 14 of the Exchange Act.

(E) The person presiding over the meeting shall, if the facts warrant, determine and declare to the meeting, that business was not properly brought before the meeting in accordance with the procedures set forth in this Section 2.2, and, if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(F) If the Proponent (or a qualified representative of the Proponent) does not appear at the annual meeting of Stockholders to present the Stockholder Business such business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.2, to be considered a qualified representative of the Stockholder, a person must be a duly authorized officer, manager or partner of such Stockholder or must be authorized by a writing executed by such Stockholder or an electronic transmission delivered by such Stockholder to act for such Stockholder as proxy at the annual meeting of Stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of Stockholders.

(G) “Public Disclosure” of any date or other information means disclosure thereof by a press release reported by the Dow Jones News Services, Associated Press or comparable U.S. national news service or in a document publicly filed by the Corporation with the SEC pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

(H) “Stockholder Associated Person” means, with respect to any Stockholder, (i) any other beneficial owner of stock of the Corporation that is owned by such Stockholder and (ii) any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Stockholder or such beneficial owner.

(I) “Control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(J) Nothing in this Section 2.2 shall be deemed to affect any rights of the holders of any series of preferred stock of the Corporation pursuant to any applicable provision of the Certificate of Incorporation.

2.3 Special Meetings.

(A) Special meetings of Stockholders may be called at any time by the Board by giving notice to each Stockholder entitled to vote at such meeting in accordance with Section 2.5 hereof. Business transacted at any special meeting of Stockholders called by the Board shall be limited to the purposes stated in the notice.

(B) Special meetings of Stockholders shall be called by the Board upon written request to the Secretary of one or more record holders of shares of stock of the Corporation representing in the aggregate not less than 25% of the total number of shares of stock of the Corporation entitled to vote on the matter or matters to be brought before the proposed special meeting. A request to the Secretary shall be signed by the Stockholder or Stockholders, or a duly authorized agent of such Stockholder or Stockholders, requesting a special meeting (a “Special Meeting Request”). A special meeting requested by Stockholders shall be held at such date, time and place within or without the state of Delaware as may be fixed by the Board; provided, however, that the date of any such special meeting shall be not more than 90 days after the Special Meeting Request is received by the Secretary. Notwithstanding the foregoing, a special meeting requested by Stockholders shall not be held if (i) the Special Meeting Request(s) relates to an item of business that is not a proper subject for Stockholder action under applicable law, (ii) the Special Meeting Request(s) is received by the Corporation during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting, (iii) an identical or substantially similar item (as determined in good faith by the Board, a “Similar Item”) was presented at a meeting of the Stockholders held within 90 days prior to receipt by the Corporation of such Special Meeting Request(s) (and, for purposes of this Section 2.3(B), the election of directors shall be deemed a “Similar Item” with respect to all items of business involving the election or removal of directors), (iv) the Board calls an annual or special meeting of Stockholders to be held not later than 90 days after the Secretary’s receipt of the Special Meeting Request(s) and a Similar Item is included in the Corporation’s notice as an item of business to be brought before such annual or special meeting of Stockholders, (v) a Similar Item is already included in the Corporation’s notice as an item of business to be brought before a meeting of the Stockholders that has been called but not yet held, or (vi) the Special Meeting Request(s) was made in a manner that involved a violation of Regulation 14A under the Exchange Act. A Stockholder may revoke a Special Meeting Request at any time by written revocation delivered to the Secretary, and if, following such revocation, there are unrevoked requests from Stockholders holding in the aggregate less than the requisite number of shares entitling the Stockholders to make a Special Meeting Request, the Board, in its discretion, may cancel such special meeting. Business transacted at a special meeting requested by Stockholders shall be limited to the matters described in the Special Meeting Request; provided, however, that nothing herein shall prohibit the Board from submitting matters to the Stockholders at any special meeting requested by Stockholders.

(C) The Special Meeting Request must set forth:

(i) the Stockholder Information with respect to each Stockholder proposing Stockholder Business for a special meeting (the “Requesting Person”);

(ii) the name and address of any Stockholder Associated Person;

(iii) a representation that each Requesting Person is a holder of record of stock of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such Stockholder Business;

(iv) a brief description of the Stockholder Business desired to be brought before the special meeting, the text of the proposal (including the text of any resolutions proposed for consideration and, if such Stockholder Business includes a proposal to amend the By-laws, the language of the proposed amendment) and the reasons for conducting such Stockholder Business;

(v) any material interest of the Requesting Person and any Stockholder Associated Person in such Stockholder Business;

(vi) a representation as to whether the Requesting Person intends (a) to deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt such Stockholder Business or (b) otherwise to solicit proxies or votes from Stockholders in support of such Stockholder Business; and

(vii) all other information that would be required to be filed with the SEC if the Requesting Persons or Stockholder Associated Persons were participants in a solicitation subject to Section 14 of the Exchange Act.

(D) If the Requesting Person (or a qualified representative of the Requesting Person) does not appear at the special meeting of Stockholders to present the Stockholder Business such business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.3, to be considered a qualified representative of the Stockholder, a person must be a duly authorized officer, manager or partner of such Stockholder or must be authorized by a writing executed by such Stockholder or an electronic transmission delivered by such Stockholder to act for such Stockholder as proxy at the meeting of Stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of Stockholders.

(E) Nothing in this Section 2.3 shall be deemed to affect any rights of the holders of any series of preferred stock of the Corporation pursuant to any applicable provision of the Certificate of Incorporation.

2.4 Record Date.

(A) For the purpose of determining the Stockholders entitled to notice of any meeting of Stockholders or any adjournment thereof, unless otherwise required by the Certificate of Incorporation or applicable Law, the Board may fix a record date, which record date shall not precede the date on which the resolution fixing the record date was adopted by the Board and shall not be more than 60 days or less than ten days before the date of such meeting. Subject to Section 2.13, for the purposes of determining the Stockholders entitled to express consent to corporate action in writing without a meeting, unless otherwise required by the Certificate of Incorporation or applicable Law, the Board may fix a record date, which record date shall not precede the date on which the resolution fixing the record date was adopted by the Board and shall not be more than ten days after the date on which the record date was fixed by the Board. For the purposes of determining the Stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, exercise any rights in respect of any change, conversion or exchange of stock or take any other lawful action, unless otherwise required by the Certificate of Incorporation or applicable Law, the Board may fix a record date, which record date shall not precede the date on which the resolution fixing the record date was adopted by the Board and shall not be more than 60 days prior to such action.

(B) Subject to Section 2.13, if no such record date is fixed:

(i) The record date for determining Stockholders entitled to notice of or to vote at a meeting of Stockholders shall be at the close of business on the day on which notice is given or, if notice is waived, at the close of business on the day on which the meeting is held;

(ii) The record date for determining Stockholders entitled to express consent to corporate action in writing without a meeting (unless otherwise provided in the Certificate of Incorporation), when no prior action by the Board is required by applicable Law, shall be the first day on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable Law; and when prior action by the Board is required by applicable Law, the record date for determining Stockholders entitled to express consent to corporate action in writing without a meeting shall be at the close of business on the date on which the Board takes such prior action; and

(iii) When a determination of Stockholders of record entitled to notice of or to vote at any meeting of Stockholders has been made as provided in this Section 2.4, such determination shall apply to any adjournment thereof; provided, however, that the Board may fix a new record date for determination of Stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for Stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of Stockholders entitled to vote in accordance with the foregoing provisions.

2.5 Notice of Meetings of Stockholders. Whenever under the provisions of applicable Law, the Certificate of Incorporation or these By-laws, Stockholders are required or permitted to take any action at a meeting, notice shall be given stating the place, if any, date and hour of the meeting, the means of remote communication, if any, by which Stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the Stockholders entitled to vote at the meeting, if such date is different from the record date for determining Stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purposes for which the meeting is called. Unless otherwise provided by these By-laws or applicable Law, notice of any meeting shall be given, not less than ten nor more than 60 days before the date of the meeting, to each Stockholder entitled to vote at such meeting as of the record date for determining the Stockholders entitled to notice of the meeting. If mailed, such notice shall be deemed to be given when deposited in the U.S. mail, with postage prepaid, directed to the Stockholder at his or her address as it appears on the records of the Corporation. An affidavit of the Secretary, an Assistant Secretary or the transfer agent of the Corporation that the notice required by this Section 2.5 has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. If a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. Any business that might have been transacted at the meeting as originally called may be transacted at the adjourned meeting. If, however, the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each Stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for Stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 213(a) of the DGCL, and shall give notice of the adjourned meeting to each Stockholder of record entitled to vote at such adjourned meeting as of the record date for notice of such adjourned meeting.

2.6 Waivers of Notice. Whenever the giving of any notice to Stockholders is required by applicable Law, the Certificate of Incorporation or these By-laws, a waiver thereof, given by the person entitled to said notice, whether before or after the event as to which such notice is required, shall be deemed equivalent to notice. Attendance by a Stockholder at a meeting shall constitute a waiver of notice of such meeting except when the Stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting has not been lawfully called or convened. Neither the business to be transacted at, nor the purposes of, any regular or special meeting of the Stockholders need be specified in any waiver of notice.

2.7 List of Stockholders. The officer who has charge of the stock ledger shall prepare and make, at least ten days before every meeting of Stockholders, a complete, alphabetical list of the Stockholders entitled to vote at the meeting and showing the address of each Stockholder and the number of shares registered in the name of each Stockholder; provided, however, that if the record date for determining the Stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the Stockholders entitled to vote as of the tenth day before the meeting date and the address of each such Stockholder and the number of shares registered in the name of such Stockholder. Such list may be examined by any Stockholder, at the Stockholder’s expense, for any purpose germane to the meeting, for a period of at least ten days prior to the meeting, during ordinary business hours at the principal place of business of the Corporation or on a reasonably accessible electronic network as provided by applicable Law. If the meeting is to be held at a place, a list of Stockholders entitled to vote at the meeting shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any Stockholder who is present. If the meeting is held solely by means of remote communication, the list shall also be open for inspection as provided by applicable Law. Except as provided by applicable Law, the stock ledger shall be the only evidence as to who are the Stockholders entitled to examine the list of Stockholders or to vote in person or by proxy at any meeting of Stockholders.

2.8 Quorum of Stockholders; Adjournment. Except as otherwise provided by any applicable Law or these By-laws, at each meeting of Stockholders, the presence in person or by proxy of the holders of a majority of the voting power of all outstanding shares of stock of the Corporation entitled to vote at the meeting of Stockholders shall constitute a quorum for the transaction of any business at such meeting. In the absence of a quorum, the holders of a majority in voting power of the shares of stock of the Corporation present in person or represented by proxy at any meeting of Stockholders, including an adjourned meeting, and entitled to vote thereon may adjourn such meeting to another time and place. Shares of its own stock belonging to the Corporation or to any of its subsidiaries shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

2.9 Voting; Proxies. At any meeting of Stockholders, all matters, except as otherwise provided by the Certificate of Incorporation, these By-laws or any applicable Law, shall be decided by the affirmative vote of a majority in voting power of shares of stock of the Corporation present in person or represented by proxy and entitled to vote thereon. At all meetings of Stockholders for the election of Directors, a plurality of the votes cast shall be sufficient to elect. Each Stockholder entitled to vote at a meeting of Stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such Stockholder by proxy but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only so long as, it is coupled with an interest sufficient in Law to support an irrevocable power. A Stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or by delivering a new proxy bearing a later date.

2.10 Voting Procedures and Inspectors at Meetings of Stockholders. The Board, in advance of any meeting of Stockholders, may appoint one or more inspectors, who may be employees of the Corporation, to act at the meeting and make a written report thereof. The Board may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting, the person presiding at the meeting may appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall (A) ascertain the number of shares outstanding and the voting power of each, (B) determine the shares represented at the meeting and the validity of proxies and ballots, (C) count all votes and ballots, (D) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and (E) certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of their duties. Unless otherwise provided by the Board, the date and time of the opening and the closing of the polls for each matter upon which the Stockholders will vote at a meeting shall be determined by the person presiding at the meeting and shall be announced at the meeting. No ballot, proxies, votes or any revocation thereof or change thereto, shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery of the State of Delaware upon application by a Stockholder shall determine otherwise. In determining the validity and counting of proxies and ballots cast at any meeting of Stockholders, the inspectors may consider such information as is permitted by applicable Law. No person who is a candidate for office at an election may serve as an inspector at such election.

2.11 Conduct of Meetings; Adjournment. The Board may adopt such rules and procedures for the conduct of meetings of Stockholders as it deems appropriate. At each meeting of Stockholders, the President or, in the absence of the President, the Chief Executive Officer or, in the absence of the Chief Executive Officer, the Chairman or, if there is no Chairman or if there be one and the Chairman is absent, a Vice President and, in case more than one Vice President shall be present, that Vice President designated by the Board (or in the absence of any such designation, the most senior Vice President present), shall preside over the meeting. Except to the extent inconsistent with the rules and procedures as adopted by the Board, the person presiding over the meeting of Stockholders shall have the right and authority to convene, adjourn and reconvene the meeting from time to time, to prescribe such additional rules and procedures and to do all such acts as, in the judgment of such person, are appropriate for the proper conduct of the meeting. Such rules and procedures, whether adopted by the Board or prescribed by the person presiding over the meeting, may include, (A) the establishment of an agenda or order of business for the meeting, (B) rules and procedures for maintaining order at the meeting and the safety of those present, (C) limitations on attendance at or participation in the meeting to Stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine, (D) restrictions on entry to the meeting after the time fixed for the commencement thereof and (E) limitations on the time allotted to questions or comments by participants. The person presiding over any meeting of Stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, may determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, he or she shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of Stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The Secretary or, in his or her absence, one of the Assistant Secretaries, shall act as secretary of the meeting. If none of the officers above designated to act as the person presiding over the meeting or as secretary of the meeting shall be present, a person presiding over the meeting or a secretary of the meeting, as the case may be, shall be designated by the Board and, if the Board has not so acted, in the case of the designation of a person to act as secretary of the meeting, designated by the person presiding over the meeting.

2.12 Order of Business. The order of business at all meetings of Stockholders shall be as determined by the person presiding over the meeting.

2.13 Written Consents of Stockholders Without a Meeting.

(A) Any person seeking to have the Stockholders authorize or take corporate action by written consent without a meeting shall, by written notice addressed to the Secretary and delivered to the Corporation, request that a record date be fixed for such purpose. The Board shall promptly, but in all events within ten days after the date on which such written notice is received, adopt a resolution fixing the record date (unless a record date has previously been fixed by the Board pursuant to Section 2.4). If no record date has been fixed by the Board by ten days after the date on which such written notice is received, the record date for determining Stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board is required by applicable Law, shall be as specified in Section 2.4(B)(ii).

(B) Any action to be taken at any annual or special meeting of Stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action to be so taken, shall be signed by the holders of outstanding shares of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered (by hand or by certified or registered mail, return receipt requested) to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of Stockholders are recorded. Every written consent shall bear the date of signature of each Stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by this Section 2.13, written consents signed by a sufficient number of holders to take action are delivered to the Corporation as aforesaid. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by applicable Law, be given to those Stockholders who have not consented in writing, and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

ARTICLE III

DIRECTORS

3.1 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board. The Board may adopt such rules and procedures, not inconsistent with the Certificate of Incorporation, these By-laws or applicable Law, as it may deem proper for the conduct of its meetings and the management of the Corporation.

3.2 Number; Term of Office. Subject to the rights of the holders of any series of preferred stock of the Corporation pursuant to any applicable provision of the Certificate of Incorporation to elect Directors, the Board shall initially consist of eight members and the number of Directors may thereafter be increased or decreased, from time to time, by resolution of the Board. Each Director shall hold office until a successor is duly elected and qualified or until the Director’s earlier death, resignation, disqualification or removal.

3.3 Classified Board of Directors. The Board shall be classified as set forth in the Certificate of Incorporation. The members of each class shall hold office until their successors are elected and qualified or until their earlier resignation, retirement, removal or death. Any Director elected to fill a vacancy shall have the same remaining term as that of his or her predecessor.

3.4 Nominations of Directors.

(A) Only persons who are nominated in accordance with the procedures set forth in this Section 3.4 are eligible for election as Directors.

(B) The Nominating and Corporate Governance Committee shall nominate for election to the Board the total number of persons as shall stand for election at the applicable meeting of the stockholders.

(C) Except with respect to the nominations made by the Nominating and Corporate Governance Committee pursuant to Section 3.4(B), nominations of persons for election to the Board may only be made at a meeting properly called for the election of Directors and only (i) by or at the direction of the Board or any committee thereof or (ii) by a Stockholder who (a) was a Stockholder of record of the Corporation when the notice required by this Section 3.4 is delivered to the Secretary and at the time of the meeting, (b) is entitled to vote for the election of Directors at the meeting and (c) complies with the notice and other provisions of this Section 3.4. Subject to any rights set forth in an agreement with the Corporation, Section 3.4(C)(ii) is the exclusive means by which a Stockholder may nominate a person for election to the Board. Persons nominated in accordance with Section 3.4(C)(ii) are referred to as “Stockholder Nominees”. A Stockholder nominating persons for election to the Board is referred to as the “Nominating Stockholder”.

(D) All nominations of Stockholder Nominees must be made by timely written notice given by or on behalf of a Stockholder of record of the Corporation (the “Notice of Nomination”). To be timely, the Notice of Nomination must be delivered personally or mailed to and received at the Office of the Corporation, addressed to the attention of the Secretary, by the following dates:

(i) in the case of the nomination of a Stockholder Nominee for election to the Board at an annual meeting of Stockholders, no earlier than 120 days and no later than 90 days before the first anniversary of the date of the prior year’s annual meeting of Stockholders; provided, however, that if (a) the annual meeting of Stockholders is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the prior year’s annual meeting of Stockholders or (b) no annual meeting was held during the prior year, notice by the Stockholder to be timely must be received (1) no earlier than 120 days before the date of such annual meeting and (2) no later than the later of 90 days before the date of such annual meeting and the tenth day after the date on which the notice of such annual meeting was made by mail or Public Disclosure; and

(ii) in the case of the nomination of a Stockholder Nominee for election to the Board at a special meeting of Stockholders, no earlier than 120 days before the date of such special meeting and (b) no later than the later of 90 days before the date of such special meeting and the tenth day after the date on which the notice of such special meeting was made by mail or Public Disclosure.

(E) Notwithstanding anything to the contrary, if the number of Directors to be elected to the Board at a meeting of Stockholders is increased effective after the time period for which nominations would otherwise be due under this Section 3.4 and there is no Public Disclosure by the Corporation naming the nominees for the additional directorships at least 100 days before the first anniversary of the preceding year’s annual meeting, a Notice of Nomination shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered personally and received at the Office of the Corporation, addressed to the attention of the Secretary, no later than the close of business on the tenth day following the day on which such Public Disclosure is first made by the Corporation.

(F) In no event shall an adjournment, postponement or deferral, or Public Disclosure of an adjournment, postponement or deferral, of an annual or special meeting commence a new time period (or extend any time period) for the giving of the Notice of Nomination.

(G) The Notice of Nomination shall set forth:

(i) the Stockholder Information with respect to each Nominating Stockholder and Stockholder Associated Person;

(ii) a representation that each Stockholder nominating a Stockholder Nominee is a holder of record of stock of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such nomination;

(iii) all information regarding each Stockholder Nominee and Stockholder Associated Person that would be required to be disclosed in a solicitation of proxies subject to Section 14 of the Exchange Act, the written consent of each Stockholder Nominee to being named in a proxy statement as a nominee and to serve if elected;

(iv) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among a Nominating Stockholder, Stockholder Associated Person or their respective associates, or others acting in concert therewith, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the Nominating Stockholder, Stockholder Associated Person or any person acting in concert therewith, was the “registrant” for purposes of such rule and the Stockholder Nominee was a director or executive of such registrant;

(v) with respect to any and all of the agreements, contracts, understandings, arrangements, proxies or other relationships referred to in the foregoing subclauses (iii) and (iv), a representation that such Nominating Stockholder will notify the Corporation in writing of any such agreement, contract, understanding, arrangement, proxy or other relationship that are or will be in effect as of the date of such annual meeting no later than five business days before the date of such meeting;

(vi) a representation as to whether such Nominating Stockholder intends (a) to deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve the nomination or (b) otherwise to solicit proxies or votes from Stockholders in support of such nomination;

(vii) all other information that would be required to be filed with the SEC if the Nominating Stockholders and Stockholder Associated Person were participants in a solicitation subject to Section 14 of the Exchange Act; and

(viii) any other information requested by the Corporation of either the Nominating Stockholder or the Stockholder Nominee as the Corporation may reasonably require to determine the eligibility of such Stockholder Nominee to serve as a Director; provided, that such request must be made within five business days of the Corporation’s receipt of the Notice of Nomination.

(H) If the Nominating Stockholder or Stockholder Nominee (as applicable) does not provide the information required by Section 3.4(G)(viii) within ten business days after the Corporation’s request, then such Nominating Stockholder’s proposal shall be disregarded. In addition, the person presiding over the meeting shall, if the facts warrant, determine and declare to the meeting that any proposed nomination of a Stockholder Nominee was not made in accordance with the procedures set forth in this Section 3.4 and, if he or she should so determine, he or she shall so declare to the meeting and the defective nomination shall be disregarded.

(I) If the Stockholder (or a qualified representative of the Stockholder) does not appear at the applicable meeting of Stockholders to nominate the Stockholder Nominees, such nomination shall be disregarded and such business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 3.4, to be considered a qualified representative of the Stockholder, a person must be a duly authorized officer, manager or partner of such Stockholder or must be authorized by a writing executed by such Stockholder or an electronic transmission delivered by such Stockholder to act for such Stockholder as proxy at the meeting of Stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of Stockholders.

(J) Nothing in this Section 3.4 shall be deemed to affect any rights of the holders of any series of preferred stock of the Corporation pursuant to any applicable provision of the Certificate of Incorporation or any rights of a stockholder in any agreement with the Corporation.

3.5 Resignation. Any Director may resign at any time by notice given in writing or by electronic transmission to the Secretary. Such resignation shall take effect at the date of receipt of such notice or at such later time as is therein specified.

3.6 Regular Meetings. Regular meetings of the Board may be held without notice at such times and at such places as may be determined from time to time by the Board or its Chairman.

3.7 Special Meetings. Special meetings of the Board may be held at such times and at such places as may be determined by the Chairman, the Chief Executive Officer or the President on at least 24 hours’ notice to each Director given by one of the means specified in Section 3.10 hereof other than by mail or on at least three days’ notice if given by mail. Special meetings shall be called by the Chairman, the Chief Executive Officer, the President or the Secretary in like manner and on like notice on the written request of any two or more Directors.

3.8 Telephone Meetings. Board or Board committee meetings may be held by means of telephone conference or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation by a Director in a meeting pursuant to this Section 3.8 shall constitute presence in person at such meeting.

3.9 Adjourned Meetings. A majority of the Directors present at any meeting of the Board, including an adjourned meeting, whether or not a quorum is present, may adjourn and reconvene such meeting to another time and place. At least 24 hours’ notice of any adjourned meeting of the Board shall be given to each Director whether or not present at the time of the adjournment, if such notice shall be given by one of the means specified in Section 3.9 hereof other than by mail, or at least three days’ notice if by mail. Any business may be transacted at an adjourned meeting that might have been transacted at the meeting as originally called.

3.10 Notice Procedure. Subject to Sections 3.7 and 3.11 hereof, whenever notice is required to be given to any Director by applicable Law, the Certificate of Incorporation or these By-laws, such notice shall be deemed given effectively if given in person or by telephone, mail addressed to such Director at such Director’s address as it appears on the records of the Corporation, telegram, telecopy or by other means of electronic transmission.

3.11 Waiver of Notice. Whenever the giving of any notice to Directors is required by applicable Law, the Certificate of Incorporation or these By-laws, a waiver thereof, given by the Director entitled to the notice, whether before or after such notice is required, shall be deemed equivalent to notice. Attendance by a Director at a meeting shall constitute a waiver of notice of such meeting except when the Director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting was not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special Board or committee meeting need be specified in any waiver of notice.

3.12 Organization. At each meeting of the Board, the Chairman or, in his or her absence, another Director selected by the Board shall preside. The Secretary shall act as secretary at each meeting of the Board. If the Secretary is absent from any meeting of the Board, an Assistant Secretary shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the Secretary and all Assistant Secretaries, the person presiding at the meeting may appoint any person to act as secretary of the meeting.

3.13 Quorum of Directors. The presence of a majority of the Board shall be necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the Board.

3.14 Action by Majority Vote. Except as otherwise expressly required by these By-laws or the Certificate of Incorporation, the vote of a majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board.

3.15 Action Without Meeting. Unless otherwise restricted by these By-laws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all Directors or members of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writings or electronic transmissions are filed with the minutes of proceedings of the Board or committee.

ARTICLE IV

COMMITTEES OF THE BOARD

The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. If a member of a committee shall be absent from any meeting, or disqualified from voting thereat, the remaining member or members present at the meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may, by a unanimous vote, appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable Law, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it to the extent so authorized by the Board. Unless the Board provides otherwise, at all meetings of such committee, a majority of the then authorized members of the committee shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee present at any meeting at which there is a quorum shall be the act of the committee. Each committee shall keep regular minutes of its meetings. Unless the Board provides otherwise, each committee designated by the Board may make, alter and repeal rules and procedures for the conduct of its business. In the absence of such rules and procedures each committee shall conduct its business in the same manner as the Board conducts its business pursuant to Article III.

ARTICLE V

OFFICERS

5.1 Positions; Election. The officers of the Corporation shall be a Chairman, a Chief Executive Officer, a President or number of Presidents, a Secretary, a Treasurer and any other officers as the Board may elect from time to time, who shall exercise such powers and perform such duties as shall be determined by the Board from time to time. Any number of offices may be held by the same person.

5.2 Term of Office. Each officer of the Corporation shall hold office until such officer’s successor is elected and qualifies or until such officer’s earlier death, resignation or removal. Any officer may resign at any time upon written notice to the Corporation. Such resignation shall take effect at the date of receipt of such notice or at such later time as is therein specified. The resignation of an officer shall be without prejudice to the contract rights of the Corporation, if any. Any officer may be removed at any time with or without cause by the Board. Any vacancy occurring in any office of the Corporation may be filled by the Board. The election or appointment of an officer shall not of itself create contract rights.

5.3 Chairman. The Chairman shall preside at all meetings of the Board and shall exercise such powers and perform such other duties as shall be determined from time to time by the Board.

5.4 Chief Executive Officer. The Chief Executive Officer shall be the principal executive officer of the Corporation and, subject to the control of the Board, shall in general determine the direction and goals of the Corporation and supervise and control all of the business, operations and affairs of the Corporation. The Chief Executive Officer shall have authority, subject to such rules as may be prescribed by the Board, to appoint such agents and employees of the Corporation as the Chief Executive Officer may deem necessary, to prescribe their powers and duties, and to delegate authority to them. Such agents and employees shall hold office at the discretion of the Chief Executive Officer. The Chief Executive Officer shall have authority, co-equal with the Chairman of the Board, to sign, execute and acknowledge, on behalf of the Corporation, all deeds, mortgages, bonds, stock certificates, contracts, leases, reports and all other documents or instruments necessary or proper to be executed in the course of the Corporation’s regular business, or which shall be authorized by resolution of the Board; and, except as otherwise provided by any applicable Law or by the Board, the Chief Executive Officer may authorize any President or Vice President or any other officer or agent of the Corporation to sign, execute and acknowledge such documents or instruments in the Chief Executive Officer’s place and stead.

5.5 President. The President (or in the event there is more than one President, reference under these By-Laws shall refer to any President (to the extent the context requires)) shall have general supervision over the business of the Corporation and other duties incident to the office of President, and any other duties as may from time to time be assigned to the President by the Chief Executive Officer or the Board and subject to the control of the Chief Executive Officer or the Board in each case. The President may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts and other instruments, except in cases in which the signing and execution thereof shall be expressly delegated by the Board or by these By-laws to some other officer or agent of the Corporation, or shall be required by applicable Law otherwise to be signed or executed.

5.6 Vice Presidents. Vice Presidents shall have the duties incident to the office of Vice President and any other duties that may from time to time be assigned to the Vice President by the Chief Executive Officer, the President or the Board. Any Vice President may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts or other instruments, except in cases in which the signing and execution thereof shall be expressly delegated by the Board or by these By-laws to some other officer or agent of the Corporation, or shall be required by applicable Law otherwise to be signed or executed.

5.7 Secretary. The Secretary shall attend all meetings of the Board and of the Stockholders, record all the proceedings of the meetings of the Board and of the Stockholders in a book to be kept for that purpose and perform like duties for committees of the Board, when required. The Secretary shall give, or cause to be given, notice of all special meetings of the Board and of the Stockholders and perform such other duties as may be prescribed by the Board or by the President. The Secretary shall have custody of the corporate seal of the Corporation, and the Secretary or an Assistant Secretary, shall have authority to affix the same on any instrument that may require it, and when so affixed, the seal may be attested by the signature of the Secretary or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the same by such officer’s signature. The Secretary or an Assistant Secretary may also attest all instruments signed by the Chief Executive Officer, the President, the Treasurer or any Vice President. The Secretary shall have charge of all the books, records and papers of the Corporation relating to its organization and management, see that the reports, statements and other documents required by applicable Law are properly kept and filed and, in general, perform all duties incident to the office of Secretary of a corporation and such other duties as may from time to time be assigned to the Secretary by the Board, the Chief Executive Officer or the President.

5.8 Treasurer. The Treasurer shall have charge and custody of, and be responsible for, all funds, securities and notes of the Corporation, receive and give receipts for moneys due and payable to the Corporation from any sources whatsoever, deposit all such moneys and valuable effects in the name and to the credit of the Corporation in such depositaries as may be designated by the Board, against proper vouchers, cause such funds to be disbursed by checks or drafts on the authorized depositaries of the Corporation signed in such manner as shall be determined by the Board and be responsible for the accuracy of the amounts of all moneys so disbursed, regularly enter or cause to be entered in books or other records maintained for the purpose full and adequate account of all moneys received or paid for the account of the Corporation, have the right to require from time to time reports or statements giving such information as the Treasurer may desire with respect to any and all financial transactions of the Corporation from the officers or agents transacting the same, render to the Chief Executive Officer, the President or the Board, whenever the Chief Executive Officer, the President or the Board shall require the Treasurer so to do, an account of the financial condition of the Corporation and of all financial transactions of the Corporation, disburse the funds of the Corporation as ordered by the Board and, in general, perform all duties incident to the office of Treasurer of a corporation and such other duties as may from time to time be assigned to the Treasurer by the Board, the Chief Executive Officer or the President.

5.9 Assistant Secretaries and Assistant Treasurers. Assistant Secretaries and Assistant Treasurers shall perform such duties as shall be assigned to them by the Secretary or by the Treasurer, respectively, or by the Board, the Chief Executive Officer or the President.

ARTICLE VI

INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

6.1 Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable Law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 6.3, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board.

6.2 Advancement of Expenses. To the extent not prohibited by applicable Law, the Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable Law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VI or otherwise.

6.3 Claims.

(A) To the extent not prohibited by applicable Law, if a claim for indemnification or advancement of expenses under this Article VI is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. To the extent not prohibited by applicable Law, in any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable Law.

(B) In any suit brought by a Covered Person seeking to enforce a right to indemnification hereunder (but not a suit brought by a Covered Person seeking to enforce a right to an advancement of expenses hereunder), it shall be a defense that the Covered Person seeking to enforce a right to indemnification has not met any applicable standard for indemnification under applicable Law. With respect to any suit brought by a Covered Person seeking to enforce a right to indemnification or right to advancement of expenses hereunder or any suit brought by the Corporation to recover an advancement of expenses (whether pursuant to the terms of an undertaking or otherwise), neither (i) the failure of the Corporation to have made a determination prior to commencement of such suit that indemnification of such Covered Person is proper in the circumstances because such Covered Person has met the applicable standards of conduct under applicable law, nor (ii) an actual determination by the Corporation that such Covered Person has not met such applicable standards of conduct, shall create a presumption that such Covered Person has not met the applicable standards of conduct or, in a case brought by such Covered Person seeking to enforce a right to indemnification, be a defense to such suit.

(C) In any suit brought by a Covered Person seeking to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses (whether pursuant to the terms of an undertaking or otherwise), the burden shall be on the Corporation to prove that the Covered Person seeking to enforce a right to indemnification or to an advancement of expenses or the Covered Person from whom the Corporation seeks to recover an advancement of expenses is not entitled to be indemnified, or to such an advancement of expenses, under this Article VI or otherwise.

6.4 Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article VI shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of these By-laws, the Certificate of Incorporation, agreement, vote of Stockholders or disinterested Directors or otherwise.

6.5 Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another entity or enterprise shall be reduced by any amount such Covered Person actually collects as indemnification or advancement of expenses from such other entity or enterprise; provided, however, that no Covered Person shall be required to seek recovery from any other entity or enterprise.

6.6 Amendment or Repeal. Notwithstanding anything to the contrary contained herein, any repeal or amendment of this Article VI by changes in Law (or otherwise), or the adoption of any other provision of these By-laws inconsistent with this Article VI, will, unless otherwise required by Law, be prospective only (except to the extent such amendment or change in Law permits the Corporation to provide broader rights on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection of a Covered Person existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision, regardless of when the applicable action, suit or proceeding in respect of which such right or protection is sought is commenced and regardless of when such right or protection is sought.

6.7 Other Indemnification and Prepayment of Expenses. This Article VI shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable Law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

6.8 Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware, the Certificate of Incorporation, these By-law (in each case, as the same may be amended from time to time) or any other law applicable to the Corporation, or (D) any action asserting a claim governed by the internal affairs doctrine, shall be the Court of Chancery of the State of Delaware. If the Court of Chancery of the State of Delaware lacks jurisdiction over such action or proceeding, the sole and exclusive forum for such action proceeding shall be another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then the federal district court for the District of Delaware. Any person who, or entity that, holds, purchases or otherwise acquires an interest in stock of the Corporation (including any “beneficial owner”, within the meaning of Section 13(d) of the Exchange Act) shall be deemed (A) to have notice of, and to have consented to and agreed to comply with, the provisions of this By-law, and (B) to have consented to the personal jurisdiction of the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, another court of the State of Delaware, or if no court of the State of Delaware has jurisdiction, the federal district court for the District of Delaware) in any proceeding brought to enjoin any action by that person or entity that is inconsistent with the exclusive jurisdiction provided for in this By-law. If any action subject matter of which is within the scope of this By-law is filed in a court other than as specified above in the name of any stockholder, such stockholder shall be deemed to have consented to (A) the personal jurisdiction of the Court of Chancery of the State of Delaware, another court in the State of Delaware or the federal district court in the District of Delaware, as appropriate, in connection with any action brought in any such court to enforce this By-law and (B) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the action as agent for such stockholder.

ARTICLE VII

GENERAL PROVISIONS

7.1 Certificates Representing Shares. Shares of stock of the Corporation may be represented by certificates, and shares may be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock, or a combination of both. If shares are represented by certificates (if any) such certificates shall be in the form approved by the Board. The certificates representing shares of stock of each class shall be signed by, or in the name of, the Corporation by the Chairman, the President or any Vice President, and by the Secretary, any Assistant Secretary, the Treasurer or any Assistant Treasurer. Any or all such signatures may be facsimiles. Although any officer, transfer agent or registrar whose manual or facsimile signature is affixed to such a certificate ceases to be such officer, transfer agent or registrar before such certificate has been issued, it may nevertheless be issued by the Corporation with the same effect as if such officer, transfer agent or registrar were still such at the date of its issue.

7.2 Transfer and Registry Agents. The Corporation may from time to time maintain one or more transfer offices or agents and registry offices or agents at such place or places as may be determined from time to time by the Board.

7.3 Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate or his or her legal representative to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

7.4 Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be maintained on any information storage device or method; provided that the records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to applicable Law.

7.5 Seal. The corporate seal shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or otherwise reproduced.

7.6 Fiscal Year. The fiscal year of the Corporation shall be determined by the Board.

7.7 Amendments. Except as otherwise expressly provided for herein, these By-laws may be amended or repealed and new By-laws may be adopted by the Board; provided, that the Stockholders may make additional By-laws and may alter and repeal any By-laws whether such By-laws were originally adopted by them or otherwise.

7.8 Conflict with Applicable Law or Certificate of Incorporation. These By-laws are adopted subject to any applicable Law and the Certificate of Incorporation. Whenever these By-laws may conflict with any applicable Law or the Certificate of Incorporation, such conflict shall be resolved in favor of such Law or the Certificate of Incorporation.

EXHIBIT C

Surviving Corporation Charter

EXHIBIT C

Form of Amended and Restated Certificate of Incorporation

of

Surviving Corporation

(Attached)

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

[SURVIVING CORPORATION]

[SURVIVING CORPORATION] (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY AS FOLLOWS:

FIRST. The name of the Corporation is [Surviving Corporation]. A Certificate of Amendment to the Certificate of Incorporation of the Corporation changing the name of the Corporation from [Saturn] Brands Holdings, Inc. to [Surviving Corporation] was filed with the Secretary of State of the State of Delaware on [•], 2018.

SECOND. The address of the Corporation’s registered office is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808; and the name of its registered agent at such address is Corporation Service Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH. The total number of shares of stock which the corporation shall have authority to issue is [•]. All such shares are to be Common Stock, par value of $0.01 per share, and are to be of one class.

FIFTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors of the Corporation (the “Board of Directors”) is expressly authorized to make, alter and repeal the by-laws of the Corporation.

SIXTH. The Corporation expressly elects not to be governed by Section 203 of the DGCL.

SEVENTH. To the fullest extent permitted under the DGCL, as amended from time to time, no director shall be personally liable to the Corporation or the stockholders for monetary damages for breach of fiduciary duty as a director. Notwithstanding anything to the contrary contained herein, any repeal or amendment of this article or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this article, will, unless otherwise required by law, be prospective only, and will not in any way diminish or adversely affect any right or protection of a director existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

EIGHTH. Any action required or permitted to be taken by the Board of Directors may be taken without a meeting if the members of the Board of Directors that would constitute a quorum pursuant to the bylaws consent in writing or by electronic transmission to the adoption of a resolution authorizing the action. The resolutions, written consents or electronic transmissions of the members of the Board of Directors shall be filed with the minutes of the proceeding of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

NINTH. Pursuant to Section 141 of the DGCL, the business and affairs of the Corporation shall be managed by or under the direction and supervision of the Board of Directors, however, the day to day management of the Corporation shall be delegated to the officers of the Corporation as set forth in a delegation of authority approved by the Board of Directors.

TENTH. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the rights reserved in this article.

IN WITNESS HEREOF, the undersigned has caused this Certificate to be duly executed in its corporate name by its duly authorized officer.

Dated [•], 2018

Name:
Title:

EXHIBIT D

Surviving Corporation Bylaws

AMENDED AND RESTATED

BYLAWS

OF

[SURVIVING CORPORATION]

A Delaware Corporation (“the Corporation”)

ARTICLE I

Meetings of Stockholders

Section 1.1. Annual Meetings. If required by applicable law, an annual meeting of stockholders shall be held for the election of directors at such date, time and place, if any, either within or without the State of Delaware, as may be designated by resolution of the Board of Directors from time to time. Any other proper business may be transacted at the annual meeting. The Corporation may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors.

Section 1.2. Special Meetings. Special meetings of stockholders for any purpose or purposes may be called at any time by the Board of Directors, but such special meetings may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice. The Corporation may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board of Directors.

Section 1.3. Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given that shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the certificate of incorporation or these bylaws, the notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation.

Section 1.4. Adjournments. Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

Section 1.5. Quorum. Except as otherwise provided by law, the certificate of incorporation or these bylaws, at each meeting of stockholders the presence in person or by proxy of the holders of a majority in voting power of the outstanding shares of stock entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum. In the absence of a quorum, the stockholders so present may, by a majority in voting power thereof, adjourn the meeting from time to time in the manner provided in Section 1.4 of these bylaws until a quorum shall attend. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any subsidiary of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

Section 1.6. Organization. Meetings of stockholders shall be presided over by the Chairperson of the Board, if any, or in his or her absence by the Vice Chairperson of the Board, if any, or in his or her absence by the President, or in his or her absence by a Vice President, or in the absence of the foregoing persons by a chairperson designated by the Board of Directors, or in the absence of such designation by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 1.7. Voting; Proxies. Except as otherwise provided by or pursuant to the provisions of the certificate of incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot. At all meetings of stockholders for the election of directors at which a quorum is present a plurality of the votes cast shall be sufficient to elect. All other elections and questions presented to the stockholders at a meeting at which a quorum is present shall, unless a different or minimum vote is required by the certificate of incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or any law or regulation applicable to the Corporation or its securities, in which case such different or minimum vote shall be the applicable vote on the matter, be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock of the Corporation which are present in person or by proxy and entitled to vote thereon.

Section 1.8. Fixing Date for Determination of Stockholders of Record.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty (60) days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

(c) Unless otherwise restricted by the certificate of incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date for determining stockholders entitled to express consent to corporate action in writing without a meeting is fixed by the Board of Directors, (i) when no prior action of the Board of Directors is required by law, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board of Directors is required by law, the record date for such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

Section 1.9. List of Stockholders Entitled to Vote. The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting at least ten (10) days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting or (ii) during ordinary business hours at the principal place of business of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 1.9 or to vote in person or by proxy at any meeting of stockholders.

Section 1.10. Action By Written Consent of Stockholders. Unless otherwise restricted by the certificate of incorporation, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by law, be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

Section 1.11. Inspectors of Election. The Corporation may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

Section 1.12. Conduct of Meetings. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding person of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

ARTICLE II

Board of Directors

Section 2.1. Number; Qualifications. The Board of Directors shall consist of one or more members, the number thereof to be determined from time to time by resolution of the Board of Directors. Directors need not be stockholders.

Section 2.2. Election; Resignation; Vacancies. The Board of Directors shall initially consist of the persons named as directors in the certificate of incorporation or elected by the incorporator of the Corporation, and each director so elected shall hold office until the first annual meeting of stockholders or until his or her successor is duly elected and qualified. At the first annual meeting of stockholders and at each annual meeting thereafter, the stockholders shall elect directors each of whom shall hold office for a term of one year or until his or her successor is duly elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. Any director may resign at any time upon notice to the Corporation. Unless otherwise provided by law or the certificate of incorporation, any newly created directorship or any vacancy occurring in the Board of Directors for any cause may be filled by a majority of the remaining members of the Board of Directors, although such majority is less than a quorum, or by a plurality of the votes cast at a meeting of stockholders, and each director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced or until his or her successor is elected and qualified.

Section 2.3. Regular Meetings. Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board of Directors may from time to time determine.

Section 2.4. Special Meetings. Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the President, any Vice President, the Secretary, or by any member of the Board of Directors. Notice of a special meeting of the Board of Directors shall be given by the person or persons calling the meeting at least twenty-four hours before the special meeting.

Section 2.5. Telephonic Meetings Permitted. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this by-law shall constitute presence in person at such meeting.

Section 2.6. Quorum; Vote Required for Action. At all meetings of the Board of Directors the directors entitled to cast a majority of the votes of the whole Board of Directors shall constitute a quorum for the transaction of business. Except in cases in which the certificate of incorporation, these bylaws or applicable law otherwise provides, a majority of the votes entitled to be cast by the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 2.7. Organization. Meetings of the Board of Directors shall be presided over by the Chairperson of the Board, if any, or in his or her absence by the Vice Chairperson of the Board, if any, or in his or her absence by the President, or in their absence by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 2.8. Action by Unanimous Consent of Directors. Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmissions are filed with the minutes of proceedings of the board or committee in accordance with applicable law.

ARTICLE III

Committees

Section 3.1. Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.

Section 3.2. Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article II of these bylaws.

ARTICLE IV

Officers

Section 4.1. Officers; Election; Qualifications; Term of Office; Resignation; Removal; Vacancies. The Board of Directors shall elect a President and Secretary, and it may, if it so determines, choose a Chairperson of the Board and a Vice Chairperson of the Board from among its members. The Board of Directors may also choose one or more Vice Presidents, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers and such other officers as it shall from time to time deem necessary or desirable. Each such officer shall hold office until the first meeting of the Board of Directors after the annual meeting of stockholders next succeeding his or her election, and until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any officer may resign at any time upon written notice to the Corporation. The Board of Directors may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation. Any number of offices may be held by the same person. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Board of Directors at any regular or special meeting.

Section 4.2. Powers and Duties of Officers. The officers of the Corporation shall have such powers and duties in the management of the Corporation as may be prescribed in a resolution by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his or her duties.

Section 4.3. Appointing Attorneys and Agents; Voting Securities of Other Entities. Unless otherwise provided by resolution adopted by the Board of Directors, the Chairperson of the Board, the President or any Vice President may from time to time appoint an attorney or attorneys or agent or agents of the Corporation, in the name and on behalf of the Corporation, to cast the votes which the Corporation may be entitled to cast as the holder of stock or other securities in any other Corporation or other entity, any of whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other corporation or other entity, or to consent in writing, in the name of the Corporation as such holder, to any action by such other corporation or other entity, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consents, and may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal or otherwise, all such written proxies or other instruments as he or she may deem necessary or proper. Any of the rights set forth in this Section 4.3 which may be delegated to an attorney or agent may also be exercised directly by the Chairperson of the Board, the President or the Vice President.

ARTICLE V

Stock

Section 5.1. Certificates. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock represented by certificates shall be entitled to have a certificate signed by or in the name of the Corporation by any two authorized officers of the Corporation (it being understood that each of the Chairperson of the Board of Directors, the Vice Chairperson of the Board of Directors, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary and any Assistant Secretary shall be an authorized officer for such purpose), certifying the number of shares owned by such holder in the Corporation. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent, or registrar at the date of issue.

Section 5.2. Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates. The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

ARTICLE VI

Indemnification

Section 6.1. Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 6.3, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board.

Section 6.2. Advancement of Expenses. To the extent not prohibited by applicable law, the Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VI or otherwise.

Section 6.3. Claims.

(a) To the extent not prohibited by applicable law, if a claim for indemnification or advancement of expenses under this Article VI is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. To the extent not prohibited by applicable law, in any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

(b) In any suit brought by a Covered Person seeking to enforce a right to indemnification hereunder (but not a suit brought by a Covered Person seeking to enforce a right to an advancement of expenses hereunder), it shall be a defense that the Covered Person seeking to enforce a right to indemnification has not met any applicable standard for indemnification under applicable law. With respect to any suit brought by a Covered Person seeking to enforce a right to indemnification or right to advancement of expenses hereunder or any suit brought by the Corporation to recover an advancement of expenses (whether pursuant to the terms of an undertaking or otherwise), neither (i) the failure of the Corporation to have made a determination prior to commencement of such suit that indemnification of such Covered Person is proper in the circumstances because such Covered Person has met the applicable standards of conduct under applicable law, nor (ii) an actual determination by the Corporation that such Covered Person has not met such applicable standards of conduct, shall create a presumption that such Covered Person has not met the applicable standards of conduct or, in a case brought by such Covered Person seeking to enforce a right to indemnification, be a defense to such suit.

(c) In any suit brought by a Covered Person seeking to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses (whether pursuant to the terms of an undertaking or otherwise), the burden shall be on the Corporation to prove that the Covered Person seeking to enforce a right to indemnification or to an advancement of expenses or the Covered Person from whom the Corporation seeks to recover an advancement of expenses is not entitled to be indemnified, or to such an advancement of expenses, under this Article VI or otherwise.

Section 6.4. Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article VI shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of these bylaws, the certificate of incorporation, agreement, vote of stockholders or disinterested directors or otherwise.

Section 6.5. Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another entity or enterprise shall be reduced by any amount such Covered Person actually collects as indemnification or advancement of expenses from such other entity or enterprise; provided, however, that no Covered Person shall be required to seek recovery from any other entity or enterprise.

Section 6.6. Amendment or Repeal. Notwithstanding anything to the contrary contained herein, any repeal or amendment of this Article VI by changes in law (or otherwise), or the adoption of any other provision of these bylaws inconsistent with this Article VI, will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader rights on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection of a Covered Person existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision, regardless of when the applicable action, suit or proceeding in respect of which such right or protection is sought is commenced and regardless of when such right or protection is sought.

Section 6.7. Other Indemnification and Advancement of Expenses. This Article VI shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

ARTICLE VII

Miscellaneous

Section 7.1. Fiscal Year. The fiscal year of the Corporation shall be determined by resolution of the Board of Directors.

Section 7.2. Seal. The corporate seal shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors.

Section 7.3. Manner of Notice. Except as otherwise provided herein or permitted by applicable law, notices to directors and stockholders shall be in writing and delivered personally or mailed to the directors or stockholders at their addresses appearing on the books of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, and except as prohibited by applicable law, any notice to stockholders given by the Corporation under any provision of applicable law, the certificate of incorporation, or these bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any stockholder who fails to object in writing to the Corporation, within 60 days of having been given written notice by the Corporation of its intention to send the single notice permitted under this Section 7.3, shall be deemed to have consented to receiving such single written notice. Notice to directors may be given by telecopier, telephone or other means of electronic transmission.

Section 7.4. Waiver of Notice of Meetings of Stockholders, Directors and Committees. Any waiver of notice, given by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at nor the purpose of any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in a waiver of notice.

Section 7.5. Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device or method, provided that the records so kept can be converted into clearly legible paper form within a reasonable time.

Section 7.6. Amendment of Bylaws. These bylaws may be altered, amended or repealed, and new bylaws made, by the Board of Directors, but the stockholders may make additional bylaws and may alter and repeal any bylaws whether adopted by them or otherwise.

EXHIBIT E

Form of Post-Closing Registration Rights Agreement

Execution Version

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT, dated as of [●], 2018 (this “Agreement”), is by and among CF Turul LLC, a Delaware limited liability company (“Fortress”), Leucadia National Corporation, a New York corporation (“Leucadia”), and Spectrum Brands Holdings, Inc., a Delaware corporation (the “Company” and together with each of Fortress and Leucadia and any other Shareholder who becomes a party hereto, the “Parties” and each, a “Party”).

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of February 24, 2018 (the “Merger Agreement”), among the Company, Spectrum Brands Holdings, Inc. (“Spectrum”) HRG SPV Sub I, Inc., a Delaware corporation, and HRG SPV Sub II, LLC, a Delaware limited liability company, Spectrum is to become a wholly-owned Subsidiary of the Company (the “Merger”);

WHEREAS, the parties hereto are parties to a Registration Rights Agreement dated as of May 12, 2011, which is being replaced and superseded by the terms hereof; and

WHEREAS, it is a condition to the consummation of the Merger under the Merger Agreement that Fortress, Leucadia and the Company enter into this Agreement to provide certain registration rights to each of Fortress and Leucadia.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Certain Definitions. As used in this Agreement, the following terms will have the following respective meanings:

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405 promulgated under the Securities Act.

“Beneficial Ownership,” “Beneficially Owned” and “Beneficially Owns” have the meanings specified in Rule 13d-3 promulgated under the Exchange Act, including the provision that any member of a “group” will be deemed to have beneficial ownership of all securities beneficially owned by other members of the group, and a Person’s beneficial ownership of securities will be calculated in accordance with the provisions of such Rule; provided, however, that a Person will be deemed to be the beneficial owner of any security which may be acquired by such Person whether within sixty (60) days or thereafter, upon the conversion, exchange or exercise of any rights, options, warrants or similar securities to subscribe for, purchase or otherwise acquire (x) capital stock of any Person or (y) securities directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock of such Person.

1

“Block Trade” means a Shareholder Underwritten Offering which is a no-roadshow “block trade” takedown off a Shelf Registration Statement.

“Board” means the Board of Directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

“Common Stock” means (i) the common stock of the Company, par value $0.01 per share, (ii) any securities of the Company or any successor or assign of the Company into which such stock is reclassified or reconstituted or into which such stock is converted or otherwise exchanged in connection with a combination of shares, recapitalization, merger, sale of assets, consolidation or other reorganization or otherwise or (iii) any securities received as a dividend or distribution in respect of the securities described in clauses (i) and (ii) above.

“Counsel to the Shareholders” means one (1) counsel selected by the Shareholders of a majority of the Registrable Securities requested to be included in a Piggyback Takedown, Shareholder Underwritten Offering or Shelf Registration, as applicable.

“Director” means a member of the Board.

“Disclosure Package” means the following, collectively, with respect to any offering of Registrable Securities, (i) the preliminary Prospectus, in the form provided to the Shareholders for delivery to purchasers of Registrable Securities, (ii) each Free Writing Prospectus, in the form provided to the Shareholders for delivery to purchasers of Registrable Securities and (iii) all other information, in each case, that is deemed, under Rule 159 promulgated under the Securities Act, to have been conveyed to purchasers of securities at the time of sale of such securities (including, without limitation, a contract of sale).

“Electing Shareholder” means a Shareholder of Registrable Securities and such Shareholder’s Permitted Transferees who has provided the Company with the required notice and any other information reasonably requested in writing by the Company.

“Equity Securities” means (a) Voting Securities, (b) any securities of the Company that are convertible or exchangeable (whether presently convertible or exchangeable or not) into Voting Securities, and (c) any options, warrants and rights issued by the Company (whether presently exercisable or not) to purchase Voting Securities or convertible or exchangeable (whether presently convertible or exchangeable or not) into Voting Securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Free Writing Prospectus” means any “free writing prospectus” as defined in Rule 405 promulgated under the Securities Act.

“Hedging Counterparty” means a broker-dealer registered under Section 15(b) of the Exchange Act or an Affiliate thereof.

2

“Hedging Transaction” means any transaction involving a security linked to the Registrable Securities or any security that would be deemed to be a “derivative security” (as defined in Rule 16a-1(c) promulgated under the Exchange Act) with respect to the Registrable Securities or transaction (even if not a security) which would (were it a security) be considered such a derivative security, or which transfers some or all of the economic risk of ownership of the Registrable Securities, including, without limitation, any forward contract, equity swap, put or call, put or call equivalent position, collar, non-recourse loan, sale of an exchangeable security or similar transaction. For the avoidance of doubt, the following transactions shall be deemed to be Hedging Transactions:

(i) transactions by a Shareholder in which a Hedging Counterparty engages in short sales of Registrable Securities pursuant to a Prospectus and may use Registrable Securities to close out its short position;

(ii) transactions pursuant to which a Shareholder engages in a short sale of Registrable Securities pursuant to a Prospectus and delivers Registrable Securities to close out its short position;

(iii) transactions by a Shareholder in which the Shareholder delivers, in a transaction exempt from registration under the Securities Act, Registrable Securities to the Hedging Counterparty who will then publicly resell or otherwise transfer such Registrable Securities pursuant to a Prospectus or an exemption from registration under the Securities Act; and

(iv) a loan or pledge of Registrable Securities to a Hedging Counterparty who may then become a selling stockholder and sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities, in each case, in a public transaction pursuant to a Prospectus.

“NYSE” means the New York Stock Exchange or any successor stock exchange on which shares of the Common Stock are then listed.

“Permitted Transferee” means, (A) with respect to each Shareholder, (i) such Shareholder’s Affiliates or (ii) any Person, vehicle, account or fund that is managed, sponsored or advised by such Shareholder or any Affiliate thereof, so long as the decision-making control with respect to such interests after such transfer to such Person, vehicle, account or fund remains with such Shareholder or any Affiliate thereof and (B) with respect to any Shareholder who is an individual, (i) in the event of such Shareholder’s death, such Shareholder’s heirs, executors, administrators, testamentary trustees, legatees or beneficiaries, (ii) a trust, the beneficiaries of which include only such Shareholder and the spouse and lineal descendants of such Shareholder and pursuant to which the Shareholder retains all of the voting interest in the Company, or (iii) a closely held company with respect to which the Shareholder, together with the Shareholder’s immediate family, holds 100% of the beneficial interests.

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, a trust or any other entity or organization, including a governmental authority, or a group (with the meaning of Section 13(d)(3) of the Exchange Act).

“Prospectus” means the prospectus related to any Registration Statement (whether preliminary or final or any prospectus supplement, including, without limitation, a prospectus or prospectus supplement that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance on Rule 415, 424, 430A, 430B or 430C under the Securities Act, as amended or supplemented by any amendment or prospectus supplement), including post-effective amendments, and all materials incorporated by reference in such prospectus.

3

“Registrable Securities” means any and all Common Stock of the Company beneficially owned, whether now owned or later acquired, by a Shareholder or its Permitted Transferee; provided, that Registrable Securities held by any Shareholder or its Permitted Transferee will cease to be Registrable Securities, when (A) a Registration Statement covering such Registrable Securities has been declared effective under the Securities Act by the SEC and such Registrable Securities have been disposed of pursuant to such effective Registration Statement, (B) such securities have been disposed of pursuant to Rule 144 promulgated under the Securities Act, (C) the Shareholder, together with its Permitted Transferees, ceases to beneficially own more than 2% of the Company’s Common Stock or (D) such securities have ceased to be outstanding.

“Registration Expenses” means all expenses (other than Selling Expenses) arising from or incident to the registration of the sale of Registrable Securities in compliance with this Agreement, including, without limitation, (i) SEC, stock exchanges, FINRA (including, without limitation, fees, charges and disbursements of counsel in connection with FINRA registration) and other registration and filing fees, (ii) all fees and expenses incurred in connection with complying with any securities or blue sky laws (including, without limitation, fees, charges and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) all printing, messenger and delivery expenses, (iv) the fees, charges and disbursements of counsel to the Company and of its independent public accountants and any other accounting and legal fees, charges and expenses incurred by the Company (including, without limitation, any expenses arising from any special audits or “comfort letters” required in connection with or incident to any registration), (v) with respect to Registrable Securities that are listed on a national securities exchange, the fees and expenses incurred in connection with the listing of such Registrable Securities, and (vi) reasonable fees, charges and disbursements of Counsel to the Shareholders not to exceed $40,000 in connection with the Shelf Registration Statement called for by Section 2.2(a), and $80,000 in connection with any Piggyback Takedown or any Shareholder Underwritten Offering.

“Registration Statement” means any registration statement filed pursuant to the Securities Act.

“Rule 144” means the Rule 144 promulgated under the Securities Act.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Selling Expenses” means underwriting fees, discounts, selling commissions, underwriter expenses and stock transfer taxes relating to the registration and sale of a Shareholder’s Registrable Securities and, subject to clause (vi) of the definition of Registration Expenses, the fees and expenses of Shareholder’s own counsel.

“Shareholder” means each of Fortress and Leucadia and their respective successors and permitted assigns and direct or indirect transferees that become a party to this Agreement in accordance with Section 3.5 hereof, in each case that Beneficially Owns Registrable Securities (including any Permitted Transferee).

“Shareholder Underwritten Offering” means an underwritten offering takedown to be conducted by one or more Electing Shareholders in accordance with Section 2.2(d). For the avoidance of doubt, the term “Shareholder Underwritten Offering” includes a Block Trade.

“Shelf Registration” means a registration of securities pursuant to a Registration Statement filed with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act.

“Subsidiary” of any Person shall mean any corporation, partnership, joint venture, limited liability company, trust or other form of legal entity (whether incorporated or unincorporated) of which (or in which) more than 50% of the Beneficial Ownership is, directly or indirectly, owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

4

“underwriter” means the underwriter, placement agent or other similar intermediary participating in an underwritten offering.

“underwritten offering” of securities means a public offering of securities registered under the Securities Act in which an underwriter, placement agent or other similar intermediary participates in the distribution of such securities.

“Voting Securities” means the Common Stock and any other securities of the Company of any kind or class having power generally to vote for the election of Directors.

ARTICLE II

REGISTRATION RIGHTS

Section 2.1. General; Securities Subject to this Article.

(a) Grant of Rights. The Company hereby grants registration rights with respect to the Registrable Securities to the Shareholders upon the terms and conditions set forth in this Agreement.

(b) Transfer of Registration Rights. Any Registrable Securities that are pledged or made the subject of a Hedging Transaction, which Registrable Securities are not ultimately disposed of by the Shareholder pursuant to such pledge or Hedging Transaction shall be deemed to remain “Registrable Securities,” notwithstanding the release of such pledge or the completion of such Hedging Transaction.

Section 2.2. Shelf Registrations.

(a) Filings. For so long as there are Registrable Securities outstanding, the Company shall use its commercially reasonable efforts to ensure that after the date hereof the Company shall at all times have and maintain an effective Registration Statement for a Shelf Registration covering the resale of all of the Registrable Securities requested to be included by the Electing Shareholders, on a delayed or continuous basis (the “Shelf Registration Statement”). In furtherance of such obligation, the Company shall use its commercially reasonable efforts to file with the SEC an initial Shelf Registration Statement as promptly as practicable on or prior to the 30th day following the date hereof. The Company shall give written notice of the filing of any Shelf Registration Statement at the earliest practicable time (but in no event less than fifteen (15) days prior to filing such Shelf Registration Statement) to all Shareholders and shall include in such Shelf Registration Statement all Registrable Securities of Electing Shareholders. The Company shall use its commercially reasonable efforts to cause the initial Shelf Registration Statement to become effective on or prior to the 90th day after the Registration Statement is filed with the SEC and shall use its commercially reasonable efforts to maintain the effectiveness of such Shelf Registration Statement in accordance with the terms hereof.

5

(b) Additional Electing Shareholders. From and after the date that the Shelf Registration Statement is initially effective, as promptly as is practicable after receipt of a request that complies with the notice provisions in Section 2.5(c) and Section 3.1, and in any event within (x) ten (10) Business Days after the date such request is received by the Company or (y) if a request is so received during a Suspension Period, five (5) Business Days after the expiration of such Suspension Period, the Company shall take all necessary action to cause the Electing Shareholder to be named as a selling securityholder in the Shelf Registration Statement and the related Prospectus in such a manner as to permit such Shareholder to deliver such Prospectus in connection with sales of such Registrable Securities to the purchasers thereof in accordance with applicable law, which action may include: (i) if required by applicable law, filing with the SEC a post-effective amendment to the Shelf Registration Statement; (ii) preparing and, if required by applicable law, filing a supplement or supplements to the related Prospectus or a supplement or amendment to any document incorporated therein by reference; (iii) filing any other required document; or (iv) with respect to a post-effective amendment to the Shelf Registration Statement that is not automatically effective, using its commercially reasonable efforts to cause such post-effective amendment to be declared or to otherwise become effective under the Securities Act as promptly as is practicable; provided that:

(i) the Company may delay such filing until the date that is twenty (20) Business Days after any prior such filing;

(ii) if the Shelf Registration Statement is not an Automatic Shelf Registration Statement and the Company has already made such a filing during the calendar quarter in which such filing would otherwise be required to be made, the Company may delay such filing until the tenth (10th) Business Day of the following calendar quarter; and

(iii) if such request is delivered during a Suspension Period, the Company shall so inform the Shareholder delivering such request and shall take the actions set forth above upon expiration of the Suspension Period in accordance with Section 2.2(c).

Notwithstanding anything contained herein to the contrary, the Company shall be under no obligation to name any Shareholder as a selling securityholder in any Shelf Registration Statement or related Prospectus until such Shareholder has submitted a request to the Company that complies with the notice provisions in Section 2.5(c) and Section 3.1 and has provided any other information reasonably requested in writing by the Company.

(c) Suspension Periods. Upon written notice to the Shareholders, (x) the Company shall be entitled to suspend, for a period of time, the use of any Registration Statement or Prospectus if the Company determines in its good faith judgment, after consultation with counsel, that the Registration Statement or any Prospectus may contain an untrue statement of a material fact or omits any fact necessary to make the statements in the Registration Statement or Prospectus not misleading and (y) the Company shall not be required to amend or supplement the Registration Statement, any related Prospectus or any document incorporated therein by reference if the Company determines in its good faith judgment, after consultation with counsel, that such amendment would reasonably be expected to have a material adverse effect on any proposal or plan of the Company to effect a merger, acquisition, disposition, financing, reorganization, recapitalization or similar transaction, in each case that is material to the Company (in case of each clause (x) and (y), a “Suspension Period”); provided that (A) the duration of all Suspension Periods may not exceed one hundred and twenty (120) days in the aggregate in any 12-month period and (B) the Company shall use its commercially reasonable efforts to amend the Registration Statement and/or Prospectus to correct such untrue statement or omission as soon as reasonably practicable.

6

(d) Shareholder Underwritten Offering.

(i) At any time one or more Electing Shareholders holding the lesser of (x) at least 2% of the then-outstanding shares of Common Stock of the Company or (y) at least 25% of the Registrable Securities hereunder at such time, may request that the Company effect an underwritten takedown under the Shelf Registration Statement of at least $50 million in Registrable Securities, based on the closing market price on the trading day immediately prior to the date of the initial request of the Electing Shareholders; provided that, in connection with a distribution in kind of Registrable Securities by an Electing Shareholder (the “Distributing Electing Shareholder”), the direct or indirect members, shareholders, general or limited partners, or other equityholders (or the nominees, custodians, or trustees of such members, shareholders, general or limited partners, or other equityholders, including any liquidating trust or similar vehicle created to hold Registrable Securities on behalf of such members, shareholders, general or limited partners, or other equityholders who are precluded from receiving or holding such Registrable Securities due to applicable law, regulation, standing internal policy or other, similar constraints) of the Distributing Electing Shareholder (collectively, the “Distributees”) may be deemed Permitted Transferees for the sole purpose of exercising the rights and incurring the obligations of the Distributing Electing Shareholder under this Agreement with respect to, and only in connection with, a Shareholder Underwritten Offering to be consummated substantially contemporaneously with such distribution in kind. Within five (5) Business Days (or four (4) Business Days in the case of a Block Trade) of receipt of such request, the Company shall notify all other Shareholders of such request and shall (except as provided in clause (iii) below) include in such Shareholder Underwritten Offering all Registrable Securities requested to be included therein by Shareholders who respond within five (5) Business Days (or one (1) Business Day in the case of a Block Trade) of the Company’s notification described above (such Shareholders who are not Electing Shareholders shall participate in the Shareholder Underwritten Offering only if they also become Electing Shareholders). Any Electing Shareholders making a request to the Company pursuant to this Section 2.2(d)(i) with respect to a Block Trade shall use commercially reasonable efforts to work with the Company and the underwriters prior to making such request to facilitate preparation of the registration statement, prospectus and other offering documentation related to the underwritten Block Trade.

(ii) For any Shareholder Underwritten Offering, including a Block Trade, the managing underwriter or underwriters shall be selected by Electing Shareholders participating in such offering holding a majority of the Registrable Securities to be disposed of pursuant to such offering and shall be reasonably acceptable to the Company; provided that in a Block Trade the managing underwriter or underwriters shall be selected by the Electing Shareholder who made the initial request and shall be reasonably acceptable to the Company.

(iii) If the managing underwriter or underwriters for the Shareholder Underwritten Offering advise the Company that in their reasonable opinion the number of securities requested to be included in such underwritten offering takedown exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the Electing Shareholders, the Company shall include in such Shareholder Underwritten Offering the number which can be so sold in the following order of priority: (A) first, the securities requested to be included by the Electing Shareholders (pro rata among the holders of such securities on the basis of the number of securities then-owned by each such holder), (B) second, the securities requested to be included in such Shareholder Underwritten Offering by Shareholders exercising piggyback registration rights (pro rata among the holders of such securities on the basis of the number of securities then-owned by each such holder), (C) third, the securities the Company proposes to sell, (D) fourth, other securities requesting to be included in such Shareholder Underwritten Offering (pro rata among the holders of such securities on the basis of the number of securities then-owned by each such holder (or as otherwise determined by the Company)).

7

(iv) The Company shall use its commercially reasonable efforts to cooperate with any request of the Shareholders to effect a Shareholder Underwritten Offering but shall not be required to effect a Shareholder Underwritten Offering: (A) more than once in any six (6) month period or (B) if it shall have already made two (2) Shareholder Underwritten Offerings at the request of Fortress and its Permitted Transferees, assignees or Distributees in the aggregate and two (2) Shareholder Underwritten Offerings at the request of Leucadia and its Permitted Transferees, assignees or Distributees in the aggregate pursuant to this Agreement. In no event shall the Company be required to effect more than four (4) Shareholder Underwritten Offerings in the aggregate pursuant to this Agreement.

(v) In connection with any Shareholder Underwritten Offering effected pursuant to the proviso to the first sentence of Section 2.2(d)(i) above, if any notice is due from the Company to the Distributees, the Company may provide such notices to the Distributing Electing Shareholder on behalf of the Distributees, and the Distributing Electing Shareholder shall provide any such notice to the Distributees, and the Distributing Electing Shareholder agrees to act as the agent of the Distributees vis-à-vis the Company in connection with such Shareholder Underwritten Offering. The Company may take direction from the Distributing Electing Shareholder with respect to the Distributees, including with respect to any Distributee’s participation in any Shareholder Underwritten Offering. The Distributees electing to participate in such Shareholder Underwritten Offering shall sign a joinder to this Agreement in form and substance reasonably satisfactory to the Company that is limited to such Shareholder Underwritten Offering and includes indemnification as set forth in Section 2.7 below. For the avoidance of doubt, no Distributee shall have any right to be named in a Shelf Registration Statement (other than a prospectus supplement at the time of such Shareholder Underwritten Offering) or to participate in a Piggyback Takedown unless such Distributee is a Shareholder hereunder other than on the basis of the proviso to the first sentence of Section 2.2(d)(i).

Section 2.3. Piggyback Takedowns.

(a) Right to Piggyback. If the Company proposes to undertake the marketing of a registered underwritten offering of its Common Stock for its own account (other than a Registration Statement on Form S-4 or S-8 or any successor or similar form which is then in effect or a Registration Statement in connection with a rights offering or the primary purpose of which is to register debt securities or an offering on any form of Registration Statement that does not permit secondary sales) or for the account of any other stockholder or stockholders of the Company not party hereto (the “Requesting Shareholders”), the Company shall give prompt written notice of its intention to effect such offering (a “Piggyback Takedown”) to all Shareholders of Registrable Securities. In the case of a Piggyback Takedown that is an offering under a Shelf Registration, such notice shall be given not less than five (5) Business Days prior to the expected date of commencement of marketing efforts for such Piggyback Takedown. In the case of a Piggyback Takedown that is an offering under a Registration Statement that is not a Shelf Registration, such notice shall be given not less than five (5) Business Days prior to the expected date of filing of such Registration Statement. The Company shall, subject to the provisions of Section 2.3(b) below, include in such Piggyback Takedown, as applicable, all Registrable Securities with respect to which the Company has received written requests for inclusion therein on or before the date that is three (3) Business Days prior to the expected date of commencement of marketing efforts or the filing of the Registration Statement, as applicable. Notwithstanding anything to the contrary contained herein, the Company may determine not to proceed with any Piggyback Takedown upon written notice to the Shareholders of Registrable Securities requesting to include their Registrable Securities in such Piggyback Takedown.

8

(b) Priority on Piggyback Takedowns.

(i) If a Piggyback Takedown is an underwritten primary registration on behalf of the Company, and the managing underwriters for a Piggyback Takedown advise the Company that in their reasonable opinion the number of securities requested to be included in such Piggyback Takedown exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the Company, the Company shall include in such Piggyback Takedown the number which can be so sold in the following order of priority: (A) first, the securities the Company proposes to sell, (B) second, securities requested to be included in such Piggyback Takedown by Shareholders exercising piggyback registration rights in accordance with this Agreement (pro rata among the holders of such securities on the basis of the number of securities then-owned by each such holder), (C) third, securities requested to be included in such Piggyback Takedown by any other security holders exercising piggyback registration rights (pro rata among the holders of such securities on the basis of the number of securities then-owned by each such holder) and (D) fourth, other securities requested to be included in such Piggyback Takedown (pro rata among the holders of such securities on the basis of the number of securities then-owned by each such holder).

(ii) If a Piggyback Takedown is an underwritten registration on behalf of one or more Requesting Shareholders, and the managing underwriters for a Piggyback Takedown advise the Company that in their reasonable opinion the number of securities requested to be included in such Piggyback Takedown exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the Company, the Company shall include in such Piggyback Takedown the number which can be so sold in the following order of priority: (A) first, securities requested to be included by the Requesting Shareholders, (B) second, securities requested to be included in such Piggyback Takedown by the Shareholders exercising piggyback registration rights in accordance with this Agreement (pro rata among the holders of such securities on the basis of the number of securities requested to be included therein by each such holder), (C) third, securities requested to be included in such Piggyback Takedown by any other security holders exercising piggyback registration rights (pro rata among the holders of such securities on the basis of the number of securities requested to be included therein by each such holder), (D) fourth, the securities the Company proposes to sell, and (E) fifth, other securities requested to be included in such Piggyback Takedown (pro rata among the holders of such securities on the basis of the number of securities requested to be included therein by each such holder).

(c) Selection of Underwriters. Except as otherwise provided in any agreement between the Company and Requesting Shareholders, the Company will have the sole right to select the investment banker(s) and manager(s) for any Piggyback Takedown.

Section 2.4. Holdback in Connection with a Piggyback Takedown. In connection with any Piggyback Takedown or Shareholder Underwritten Offering, if reasonably requested by the underwriters managing any such offering, each Shareholder who Beneficially Owns five percent (5%) or more of the then-outstanding shares of Common Stock who was provided with the notice called for by Section 2.3(a) hereof, shall, except as part of the Piggyback Takedown and subject to reasonable and customary exceptions, agree with the underwriters managing such offering not to effect any sale or distribution of Equity Securities of the Company, as applicable, or any securities convertible into or exchangeable or

9

exercisable for such securities, during the seven (7) days prior to and the 90-day period (or such shorter period as shall be agreed to with the underwriters managing such offering) beginning on the date of pricing of such Piggyback Takedown (the “Holdback Period”); provided, such Holdback Period is applicable on substantially similar terms to the Company and the executive officers and directors of the Company. The Company may impose stop-transfer instructions with respect to its securities that are subject to the forgoing restriction until the end of such period. Each Shareholder who was offered the opportunity to sell Registrable Securities in connection with such Piggyback Takedown or Shareholder Underwritten Offering agrees to execute a lock-up agreement in favor of the Company’s underwriters to such effect, subject to reasonable and customary exceptions, and other exceptions as may be agreed by the Shareholders and the underwriters that are reasonably acceptable to the Company, and, in any event, that the Company’s underwriters in any relevant Piggyback Takedown or Shareholder Underwritten Offering shall be third party beneficiaries of this Section 2.4.

Section 2.5. Registration Procedures.

(a) Obligations of the Company. Whenever registration of Registrable Securities has been requested pursuant to Section 2.2 or Section 2.3 hereof, the Company shall use its commercially reasonable efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method of distribution thereof and the following provisions shall apply in connection therewith:

(i) No Shareholder shall be entitled to be named as a selling securityholder in the Registration Statement as of the time of its initial effectiveness or at any time thereafter, and no Shareholder shall be entitled to use the Prospectus for resales of Registrable Securities at any time, unless such Shareholder has become an “Electing Shareholder” by submitting a request to the Company that complies with the notice requirements in Section 2.5(c) and Section 3.1 to the Company and has provided any other information reasonably requested in writing by the Company.

(ii) Each Electing Shareholder agrees to notify the Company as promptly as practicable of any inaccuracy or change in information previously furnished by such Electing Shareholder to the Company or of the occurrence of any event in either case as a result of which any Prospectus relating to such registration contains or would contain an untrue statement of a material fact regarding such Electing Shareholder or such Electing Shareholder’s intended method of disposition of such Registrable Securities or omits to state any material fact regarding such Electing Shareholder or such Electing Shareholder’s intended method of disposition of such Registrable Securities required to be stated therein or necessary to make the statements therein not misleading, and promptly to furnish to the Company (x) any additional information required to correct and update any previously furnished information or required so that such Prospectus shall not contain, with respect to such Electing Shareholder or the disposition of such Registrable Securities, an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (y) any other information regarding such Electing Shareholder and the distribution of such Registrable Securities as may be required to be disclosed in any Registration Statement under applicable law, pursuant to SEC comments or as the Company may request from time to time in writing.

10

(b) Additional Obligations of the Company. The Company shall:

(i) before filing a Registration Statement or a Prospectus or any amendments or supplements thereto in connection with any Piggyback Takedown, at the Company’s expense, furnish to the Electing Shareholders upon written request from such Electing Shareholder whose securities are covered by the Registration Statement, copies of all such documents, other than documents that are incorporated by reference and that are publicly available through the SEC’s EDGAR system, proposed to be filed, and provide Counsel to such Shareholders a reasonable opportunity to review and comment on such documents;

(ii) notify each Electing Shareholder of Registrable Securities whose securities are covered by the Registration Statement of the filing and effectiveness of the Registration Statement and prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for a period ending on the date on which all Registrable Securities have been sold under the Registration Statement applicable to such Shelf Registration or have otherwise ceased to be Registrable Securities and notify each Electing Shareholder of the filing and effectiveness of such amendments and supplements, and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement;

(iii) furnish to each Electing Shareholder selling Registrable Securities without charge, such number of copies of the applicable Registration Statement, each amendment and supplement thereto, each Prospectus prepared in connection with such Registration Statement (including each preliminary Prospectus, final Prospectus, and any other Prospectus (including any Prospectus filed under Rule 424, Rule 430A or Rule 430B promulgated under the Securities Act and any “issuer free writing prospectus” as such term is defined under Rule 433 promulgated under the Securities Act)), all exhibits and other documents filed therewith and such other documents as such Electing Shareholder may reasonably request including in order to facilitate the disposition of the Registrable Securities owned by such Electing Shareholder, and upon request, a copy of any and all transmittal letters or other correspondence to or received from, the SEC or any other governmental authority relating to such offer;

(iv) use its commercially reasonable efforts to: (A) register or qualify, or obtain exemption from registration or qualification for, such Registrable Securities under such other securities or “blue sky” laws of such jurisdictions as any seller reasonably requests, (B) keep such registration, qualification or exemption in effect for so long as such Registration Statement remains in effect and (C) do any and all other acts and things which may be reasonably necessary or advisable to enable such Electing Shareholder to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Electing Shareholder (provided that the Company shall not be required to (x) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (y) subject itself to taxation in any such jurisdiction or (z) consent to general service of process in any such jurisdiction);

(v) notify each Electing Shareholder selling Registrable Securities at any time when a Prospectus relating to the applicable Registration Statement is required to be delivered under the Securities Act:

(A) as promptly as practicable upon discovery that, or upon the happening of any event as a result of which, such Registration Statement, or the Prospectus or Free Writing Prospectus relating to such Registration Statement, or any document incorporated or deemed to be incorporated therein by reference contains an untrue statement of a material fact or omits any fact necessary to make the statements in the Registration Statement, the Prospectus or Free Writing Prospectus relating thereto not

11

misleading or otherwise requires the making of any changes in such Registration Statement, Prospectus, Free Writing Prospectus or document, and, at the request of any such Electing Shareholder and subject to the Company’s ability to declare Suspension Periods pursuant to Section 2.2(c), the Company shall promptly prepare a supplement or amendment to such Prospectus or Free Writing Prospectus, furnish a reasonable number of copies of such supplement or amendment to each such seller of such Registrable Securities, and file such supplement or amendment with the SEC so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus or Free Writing Prospectus as so amended or supplemented shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(B) as promptly as practicable after the Company becomes aware of any request by the SEC or any federal or state governmental authority for amendments or supplements to a Registration Statement or related Prospectus or Free Writing Prospectus covering Registrable Securities or for additional information relating thereto;

(C) as promptly as practicable after the Company becomes aware of the issuance or threatened issuance by the SEC of any stop order suspending or threatening to suspend the effectiveness of a Registration Statement covering the Registrable Securities; or

(D) as promptly as practicable after the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any Registrable Security for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose;

(vi) use its commercially reasonable efforts to cause all Registrable Securities to be listed on the NYSE or such other securities exchange on which the Company’s Common Stock is then listed so listed;

(vii) provide and cause to be maintained a transfer agent and registrar for all such Registrable Securities from and after the effective date of the applicable Registration Statement;

(viii) provide Counsel to the Shareholders a reasonable opportunity to review and comment upon any Registration Statement and any Prospectus supplements;

(ix) in the event of the issuance or threatened issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related Prospectus or suspending the qualification of any Registrable Securities included in such Registration Statement for sale in any jurisdiction, use its commercially reasonable efforts promptly to (A) prevent the issuance of any such stop order, and in the event of such issuance, to obtain the withdrawal of such order and (B) obtain, at the earliest practicable date, the withdrawal of any order suspending or preventing the use of any related Prospectus or Free Writing Prospectus or suspending qualification of any Registrable Securities included in such Registration Statement for sale in any jurisdiction;

(x) if requested by any participating Electing Shareholder promptly include in a Prospectus supplement or amendment such information as the Shareholder may reasonably request, including in order to permit the intended method of distribution of such securities, and make all required filings of such Prospectus supplement or such amendment as soon as reasonably practicable after the Company has received such request;

12

(xi) in the case of certificated Registrable Securities, cooperate with the participating Shareholders of Registrable Securities and the managing underwriters to facilitate the timely preparation and delivery of certificates (not bearing any legends) representing Registrable Securities sold pursuant to a Shelf Registration Statement;

(xii) cause the Registrable Securities covered by such Registration Statement to be registered with or approved by such other governmental agencies or authorities, as may be reasonably necessary by virtue of the business and operations of the Company to enable the seller or sellers of Registrable Securities to consummate the disposition of such Registrable Securities;

(xiii) in the case of a Shareholder Underwritten Offering, enter into an underwriting agreement in customary form and reasonably satisfactory to the Company and perform its obligations thereunder and take such other commercially reasonable actions as are required in order to expedite or facilitate each disposition of Registrable Securities included in such Shareholder Underwritten Offering (including causing appropriate officers to attend and participate in “road shows” and other informational meetings organized by the underwriters), and causing counsel to the Company to deliver customary legal opinions in connection with any such underwriting agreements;

(xiv) provide a CUSIP number for all Registrable Securities not later than the effective date of the Shelf Registration Statement;

(xv) make available at reasonable times for inspection by any seller of Registrable Securities, any managing underwriter participating in any disposition of such Registrable Securities pursuant to the Shelf Registration Statement, Counsel to the Shareholders and any attorney, accountant or other agent retained by the selling Shareholder managing underwriters (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company and its Subsidiaries (collectively, the “Records”) as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s and its Subsidiaries’ officers, directors and employees, and the independent public accountants of the Company, to supply all information reasonably requested by any such Inspector in connection with such Registration Statement. Records that the Company determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be disclosed by the Inspectors (and the Inspectors shall confirm their agreement in writing in advance to the Company if the Company shall so request) unless (A) the disclosure of such Records is necessary, in the Inspector’s judgment and with the concurrence of counsel to the Company, to avoid or correct a misstatement or omission in the Registration Statement, (B) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction after exhaustion of all appeals therefrom or (C) the information in such Records was known to the Inspectors on a non-confidential basis prior to its disclosure by the Company or has been made generally available to the public. Each seller of Registrable Securities agrees that it shall, upon learning that disclosure of such Records is sought in a court of competent jurisdiction or by any other person, give notice to the Company and allow the Company, at the Company’s expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential;

(xvi) in the case of a Shareholder Underwritten Offering, use its commercially reasonable efforts to obtain a “comfort” letter or letters, dated as of such date or dates as the Counsel to the Shareholders or the managing underwriters reasonably requests, from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by “comfort” letters as Counsel to the Shareholders or any managing underwriter reasonably requests;

13

(xvii) in the case of a Shareholder Underwritten Offering, furnish, at the request of any managing underwriter for such offering an opinion with respect to legal matters and a negative assurance letter with respect to disclosure matters, dated as of each closing date of such offering of counsel representing the Company for the purposes of such registration, addressed to the underwriters, covering such matters with respect to the registration in respect of which such opinion and letter are being delivered as the underwriters, may reasonably request and are customarily included in such opinions and negative assurance letters;

(xviii) in the case of a Shareholder Underwritten Offering, use its commercially reasonable efforts to cooperate and assist in any filings required to be made with FINRA and in the performance of any due diligence investigation by any underwriter and its counsel (including any “qualified independent underwriter,” if applicable) that is (A) required or requested by FINRA in order to obtain written confirmation from FINRA that FINRA does not object to the fairness and reasonableness of the underwriting terms and arrangements (or any deemed underwriting terms and arrangements) relating to the resale of Registrable Securities pursuant to the Shelf Registration Statement, including, without limitation, information provided to FINRA through its COBRADesk system or (B) required to be retained in accordance with the rules and regulations of FINRA;

(xix) if requested by the managing underwriters, if any, or by any Shareholder of Registrable Securities being sold in a Shareholder Underwritten Offering, promptly incorporate in a Prospectus supplement or post-effective amendment to the Shelf Registration Statement such information as the managing underwriters, if any, or such Shareholders indicate relates to them or that they reasonably request be included therein, including information relating to the “Plan of Distribution” of the Registrable Securities;

(xx) within the deadlines specified by the Securities Act and the rules promulgated thereunder, make all required filings of all Prospectuses and Free Writing Prospectuses with the SEC; and

(xxi) within the deadlines specified by the Securities Act and the rules promulgated thereunder, make all required filing fee payments in respect of any Registration Statement or Prospectus used under this Agreement (and any offering covered thereby).

(c) Seller Requirements. In connection with any offering under any Registration Statement under this Agreement, each Electing Shareholder (i) shall promptly furnish to the Company in writing notice of the intended method of disposition of its Registrable Securities, the amount of Registrable Securities proposed to be sold and such other information with respect to such Shareholder as the Company may reasonably request or as may be required by law or regulations for use in connection with any related Registration Statement or Prospectus (or amendment or supplement thereto) and all information required to be disclosed in order to make the information previously furnished to the Company by such Shareholder not contain a material misstatement of fact or necessary to cause such Registration Statement or Prospectus (or amendment or supplement thereto) not to omit a material fact with respect to such Shareholder necessary in order to make the statements therein not misleading; (ii) shall comply with the Securities Act and the Exchange Act and all applicable state securities laws and comply with all applicable regulations in connection with the registration and the disposition of the Registrable Securities; and (iii) shall not use any Free Writing Prospectus without the prior written consent of the Company. If any Electing Shareholder of Registrable Securities fails to provide such information

14

required to be included in such Registration Statement by applicable securities laws or otherwise necessary in connection with the disposition of such Registrable Securities in a timely manner after written request therefor, the Company may exclude such Electing Shareholder’s Registrable Securities from a registration under Section 2.2 or Section 2.3 hereof.

Each Person that has securities registered for resale on a Registration Statement filed hereunder agrees that, prior to each disposition of securities pursuant to a Registration Statement filed hereunder, it shall give the Company two (2) Business Days’ notice of its intention to make such disposition and that upon receipt of any notice contemplated in Section 2.2(c), such Person will forthwith discontinue the disposition of its Registrable Securities pursuant to the applicable Registration Statement.

Section 2.6. Registration Expenses. All Registration Expenses shall be borne by the Company; provided that the Company shall not bear more than 50% of any costs or expenses associated with any “road shows” or related travel. All Selling Expenses relating to Registrable Securities registered shall be borne by the Shareholders of such Registrable Securities pro rata on the basis of the number of Registrable Securities sold.

Section 2.7. Indemnification; Contribution.

(a) Indemnification by the Company. The Company agrees to indemnify and hold harmless each Shareholder, its partners, members, shareholders, directors, officers, employees, agents, trustees and each Person who controls such Shareholder (within the meaning of Section 15 of the Securities Act) from and against any and all losses, claims, damages, liabilities and expenses, or any action or proceeding in respect thereof (including any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, whether or not the indemnified party is a party to any proceeding) (each, a “Liability” and collectively, “Liabilities”), arising out of or based upon (i) any untrue, or allegedly untrue, statement of a material fact contained in any Disclosure Package, any Registration Statement, any Prospectus, or in any amendment or supplement thereto, and (ii) the omission or alleged omission to state in any Disclosure Package, any Registration Statement, any Prospectus, or in any amendment or supplement thereto any material fact required to be stated therein or necessary to make the statements therein not misleading under the circumstances in which such statements were made; provided, however, that the Company shall not be held liable in any such case to the extent that any such Liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission contained in such Disclosure Package, Registration Statement, Prospectus, or such amendment or supplement thereto in reliance upon and in conformity with information concerning such Shareholder furnished in writing to the Company by or on behalf of such Shareholder expressly for inclusion therein, including, without limitation, the information furnished to the Company pursuant to Section 2.5(a) and Section 2.5(c) hereof. The Company shall also provide customary indemnities to any underwriters of the Registrable Securities, their officers, directors and employees and each Person who controls such underwriters (within the meaning of Section 15 of the Securities Act) at least to the same extent as provided above with respect to the indemnification of the Shareholders of Registrable Securities.

(b) Indemnification by Shareholders. In connection with any offering in which a Shareholder is participating pursuant to Section 2.2 or Section 2.3 hereof, such Shareholder agrees severally (and not jointly) to indemnify and hold harmless the Company and each other Shareholder and their respective partners, members, shareholders, directors, officers, managers, employees, agents, trustees, the other Shareholders, any underwriter retained by the Company and each Person who controls the Company, the

15

other Shareholders or such underwriter (within the meaning of Section 15 of the Securities Act) to the same extent as the foregoing indemnity from the Company to the Shareholders (including indemnification of their respective partners, directors, officers, Affiliates, stockholders, members, employees, trustees and controlling Persons), but only to the extent that Liabilities arise out of or are based upon a statement or alleged statement or an omission or alleged omission that was made in reliance upon and in conformity with information with respect to such Shareholder furnished in writing to the Company by or on behalf of such Shareholder expressly for use in such Disclosure Package, Registration Statement, Prospectus, or such amendment or supplement thereto, including, without limitation, the information furnished to the Company pursuant to Section 2.5(a) and Section 2.5(c) hereof; provided, however, that the aggregate amount to be indemnified by any Shareholder pursuant to this Section 2.7(b) and contributed by any Shareholder pursuant to Section 2.7(d) shall be limited to the net proceeds (after deducting underwriters’ discounts and commissions) received by such Shareholder in the offering to which such Disclosure Package, Registration Statement, Prospectus or such amendment or supplement thereto relates.

(c) Conduct of Indemnification Proceedings. Any Person entitled to indemnification or contribution hereunder (the “Indemnified Party”) agrees to give prompt written notice to the indemnifying party (the “Indemnifying Party”) after the receipt by the Indemnified Party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which the Indemnified Party intends to claim indemnification or contribution pursuant to this Agreement; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any Liability that it may have to the Indemnified Party hereunder (except to the extent that the Indemnifying Party is materially prejudiced or otherwise forfeits substantive rights or defenses by reason of such failure). If notice of commencement of any such action is given to the Indemnifying Party as above provided, the Indemnifying Party shall be entitled to participate in and, to the extent it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such Indemnified Party. Each Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the reasonable and documented out-of-pocket fees and expenses of such counsel shall be paid by the Indemnified Party unless (i) the Indemnifying Party agrees to pay such fees and expenses, (ii) the Indemnifying Party fails to assume the defense of such action with counsel reasonably satisfactory to the Indemnified Party or (iii) the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and such parties have been advised by such counsel that either (x) representation of such Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct or (y) there may be one or more legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party. In any of such cases, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Indemnified Party, it being understood, however, that the Indemnifying Party shall not be liable for the reasonably incurred and documented out-of-pocket fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all Indemnified Parties and all such reasonably incurred and documented out-of-pocket fees and expenses shall be reimbursed as incurred. No Indemnifying Party shall be liable for any settlement entered into without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the consent of such Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Party is or may be a party and indemnity has been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability for claims that are the subject matter of such proceeding.

16

(d) Contribution. If the indemnification provided for in this Section 2.7 from the Indemnifying Party is unavailable to an Indemnified Party hereunder or insufficient to hold harmless an Indemnified Party in respect of any Liabilities referred to herein, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such Liabilities, as well as any other relevant equitable considerations. The relative faults of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Liabilities referred to above shall be deemed to include, subject to the limitations set forth in Section 2.7(a), Section 2.7(b) and Section 2.7(c), any documented out-of-pocket legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding; provided, that the aggregate amount to be contributed by any Shareholder pursuant to this Section 2.7(d) and indemnified by such Shareholder pursuant to Section 2.7(b) shall be limited to the net proceeds (after deducting the underwriters’ discounts and commissions) received by such Shareholder in the offering.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.7(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11 of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

The parties hereto agree that this Section 2.7 shall survive any termination of this Agreement.

Section 2.8. Participation in Underwritten Offering/Sale of Registrable Securities. No Person may participate in any underwritten offering hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements in customary form entered into pursuant to this Agreement and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements; provided, that the Shareholders included in any underwritten registration shall make only those representations and warranties to the Company or the underwriters as are customary for similar transactions and such other representations and warranties that the underwriters may reasonably request that are agreed by any such Shareholder.

Section 2.9. Rule 144. With a view to making available to the Shareholders of Registrable Securities the benefits of Rule 144 the Company covenants that for so long as the Company is subject to the reporting requirements of the Exchange Act it will use its commercially reasonable efforts to (i) file all reports and other documents required, if any, to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted thereunder, (ii) make available information necessary to comply with Rule 144 at all times, all to the extent required from time to time to enable such Shareholder to sell Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144 and (iii) deliver, upon the reasonable request of any Shareholder of Registrable Securities, a written certification to such Shareholder as to whether the Company has complied with the information requirements of Rule 144. If at any time the Company is not subject to the reporting requirements of the Exchange Act, it will make available other information as required by, and so long as necessary to permit sales of Registrable Securities pursuant to, Rule 144.

17

Section 2.10. Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of Shareholders beneficially owning not less than a majority of the then-outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder to include such securities in the Shelf Registration Statement unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such Shelf Registration Statement only to the extent that the inclusion of its securities will not reduce the amount of Registrable Securities of the Shareholders that are included on such Shelf Registration Statement.

Section 2.11. Miscellaneous.

(a) Stock Splits, etc. The provisions of this Agreement shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations recapitalizations and the like occurring after the date hereof.

(b) No Inconsistent Agreements. The Company shall not enter into any agreement with respect to its securities that is inconsistent with the rights granted to the Shareholders in this Agreement and shall take all commercially reasonable efforts to amend any agreements existing as of the date hereof so that such agreements shall not be inconsistent with the rights granted to the Shareholders in this Agreement.

(c) No “Group”. It is the intention of the Parties that each Shareholder or its Subsidiaries shall not be considered by virtue of this Agreement to be part of a “group” as defined in Section 13(d)(3) of the Exchange Act involving any other Shareholder or its Subsidiaries.

ARTICLE III

MISCELLANEOUS

Section 3.1. Notice. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given if delivered personally, sent via facsimile (receipt confirmed), sent via email (receipt confirmed), sent by a nationally recognized overnight courier (providing proof of delivery), or mailed in the United States by certified or registered mail, postage prepaid, to the Parties at the following addresses (or at such other address for any Party as may be specified by like notice):

If to the Company:

Spectrum Brands Holdings, Inc.

3001 Deming Way

Middleton, WI 53562

Fax No.: (608) 288-7546

Email: nathan.fagre@spectrumbrands.com

Attention: Nathan E. Fagre

18

With a copy (which will not constitute notice hereunder) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Fax No.: (212) 446-6460

Email: sarkis.jebejian@kirkland.com; jonathan.davis@kirkland.com

Attention: Sarkis Jebejian, Esq.; Jonathan L. Davis, Esq.

and

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Fax No.: (212) 225-3999

Email: pshim@cgsh.com; jlangston@cgsh.com

Attention: Paul J. Shim; James E. Langston

If to Leucadia:

Leucadia National Corporation

520 Madison Avenue

New York, NY 10022

Fax No.: (646) 619-4974

Email: msharp@jefferies.com

Attention: Michael J. Sharp

If to Fortress:

Drew Mcknight

CF Turul LLC

C/O Fortress Investment Group LLC

1 Market Street Spear Tower, 42nd Floor

San Francisco California 94105

Email: Dmcknight@fortress.com

With a copy to:

CF Turul LLC

c/o Fortress Investment Group LLC

1345 Avenue of the Americas

46th Floor

New York, NY 10105

Email: Rnoble@fortress.com

Attention: James K. Noble III

With a copy (which will not constitute notice hereunder) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

19

Fax No.: 212-735-2000

Email: michael.schwartz@skadden.com

Attention: Michael J. Schwartz, Esq.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; three (3) Business Days after being deposited in the mail, postage prepaid, if mailed; when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next Business Day.

Section 3.2. Enforcement. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by any other Party. It is accordingly agreed that each of the Parties will be entitled to an injunction or injunctions to prevent breaches and/or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without the necessity of providing any bond or other security, in any federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 3.3. Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Each Shareholder party hereto agrees and acknowledges, on behalf of itself and its Affiliates, that the Registration Rights Agreement, dated May 12, 2011, and any amendments, supplements or acknowledgments thereto, are hereby terminated with respect to such Shareholder and its Affiliates and such Shareholder and its Affiliates only have the registration rights set forth in this Agreement. This Agreement will be binding upon, except as provided in Article II, and inure solely to the benefit of each Party and its successors and permitted assigns. Except as set forth in the immediately preceding sentence, nothing in this Agreement, express or implied, is intended to or will confer upon any Person that is not a Party any rights, benefits or remedies hereunder.

Section 3.4. Amendments; Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by the Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective (provided that the approval or consent of a Shareholder that does not then own Registrable Securities shall not be required with respect to any amendment or waiver).

Section 3.5. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by (i) either Fortress or Leucadia without the prior written consent of the Company or (ii) by the Company without the prior written consent of each of Fortress and Leucadia; provided, that, without the consent of any other Party, the rights set forth in Article II shall be assignable by the Shareholders to (a) any transferee of such Shareholder’s Registrable Securities if such transferee is the recipient of at least five percent (5%) of the Company’s then outstanding Common Stock from the Shareholder in a private placement transaction or (b) any Permitted Transferee, in the case of each of clause (a) and (b), who becomes a party to this Agreement by executing a joinder hereto in form and substance reasonably satisfactory to the Company. Any assignment in violation of the preceding sentence will be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

20

Section 3.6. Company’s Amended and Restated Certificate of Incorporation. Notwithstanding anything to the contrary set forth in this Agreement, to the extent any provision herein conflicts, in the Company’s reasonable discretion, with Article 13 of the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated Certificate of Incorporation shall control.

Section 3.7. Determination of Ownership. From time to time, at the request of the Company, each Shareholder will confirm in writing that it continues to Beneficially Own Registrable Securities. The rights of a Shareholder under this Agreement shall terminate when such Shareholder no longer owns Registrable Securities and this Agreement shall terminate when no Shareholder owns Registrable Securities.

Section 3.8. Governing Law. This Agreement and any claim, controversy or dispute arising under or related thereto, the relationship of the Parties, and/or the interpretation and enforcement of the rights and duties of the Parties, whether arising at law or in equity, in contract, tort or otherwise, will be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without regard to its rules regarding conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

Section 3.9. Interpretation. Unless otherwise expressly provided, for the purposes of this Agreement, the following rules of interpretation shall apply:

(a) The article and section headings contained in this Agreement are for convenience of reference only and will not affect in any way the meaning or interpretation hereof.

(b) When a reference is made in this Agreement to an article or a section, paragraph, such reference will be to an article or a section, paragraph hereof unless otherwise clearly indicated to the contrary.

(c) Unless it would be duplicative, whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”

(d) The words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e) The word “extent” in the phrase “to the extent” will mean the degree to which a subject or other thing extends, and such phrase will not mean simply “if.”

(f) The meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term, and words denoting any gender will include all genders. Where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning.

(g) A reference to any period of days will be deemed to be to the relevant number of calendar days, unless otherwise specified.

(h) All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(i) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provisions hereof.

(j) Any statute or rule defined or referred to herein or in any agreement or instrument that is referred to herein means such statute or rule as from time to time amended, modified or supplemented, including by succession of comparable successor statutes or rules and references to all attachments thereto and instruments incorporated therein.

21

Section 3.10. Consent to Jurisdiction. Each of the Parties agrees that any legal action or proceeding with respect to this Agreement, or for recognition and enforcement of any judgment in respect of this Agreement and obligations arising hereunder brought by any other Party or its successors or assigns, will be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 3.8, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement or the subject matter hereof, may not be enforced in or by such courts.

Section 3.11. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 3.12. Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law or public policy by a court of competent jurisdiction, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the Parties. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 3.13. Headings. The descriptive headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

Section 3.14. Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed will be deemed to be an original, and all of which together will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. For purposes of this Agreement, facsimile signatures or signatures by other electronic form of transfer will be deemed originals, and the Parties agree to exchange original signatures as promptly as possible.

[Remainder of Page Intentionally Left Blank.]

22

[Signature page to Registration Rights Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

The Company:

SPECTRUM BRANDS HOLDINGS, INC.

By:
Name:
Title:

The Shareholders:

LEUCADIA NATIONAL CORPORATION

By:
Name:
Title:

CF TURUL LLC

By:
Name:
Title:

[Signature page to Registration Rights Agreement]